Exhibit 10.5

EXECUTION VERSION

Neiman Marcus Group LTD LLC
The Neiman Marcus Group LLC
Mariposa Borrower, INC.
The NMG Subsidiary LLC
as Issuers

and

the Subsidiary Guarantors party hereto

14.0% Second Lien Notes due 2024

INDENTURE
Dated as of June 7, 2019

ANKURA TRUST COMPANY, LLC
as Trustee and Notes Collateral Agent

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SECTION 13.13.	Table of Contents; Headings	187
SECTION 13.14.	Force Majeure	187
SECTION 13.15.	USA Patriot Act	187
SECTION 13.16.	Communication by Holders with Other Holders	187

EXHIBITS
EXHIBIT A	Form of Note
EXHIBIT B	Form of Certificate of Transfer
EXHIBIT C	Form of Certificate of Exchange
EXHIBIT D	Form of Supplemental Indenture
EXHIBIT E	Form of Call Notice
EXHIBIT F	Form of PropCo Grant

v

INDENTURE, dated as of June 7, 2019 as amended or supplemented from time to time (this “Indenture”), among NEIMAN MARCUS GROUP LTD LLC, a Delaware limited liability company (the “Issuer”), and THE NEIMAN MARCUS GROUP LLC, a Delaware limited liability company (the “LLC Co-Issuer”), MARIPOSA BORROWER, INC., a Delaware corporation (the “Corporate Co-Issuer”), and THE NMG SUBSIDIARY LLC, a Delaware limited liability company (the “New Co-Issuer Subsidiary” and, together with the Corporate Co-Issuer and the LLC Co-Issuer, the “Co-Issuers” and, together with the Issuer, the “Issuers”), the Subsidiary Guarantors party hereto and ANKURA TRUST COMPANY, LLC, as trustee (in such capacity, the “Trustee”) and as collateral agent (in such capacity, the “Notes Collateral Agent”).

Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders (as defined herein) of the Notes (as defined herein):

ARTICLE I

Definitions and Incorporation by Reference

SECTION 1.1.      Definitions.

“144A Global Note” means a global note substantially in the form of Exhibit A hereto bearing the Global Note Legend, the Guarantor Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“2028 Debentures” means the 7.125% senior debentures due 2028 issued by The Neiman Marcus Group LLC (f/k/a Neiman Marcus Group, Inc.) pursuant to the 2028 Debentures Indenture.

“2028 Debentures Collateral” means (i) the Extended Term Loan Priority Real Estate Collateral, (ii) the Original Term Loan Priority Collateral, (iii) the Notes Priority Real Estate Collateral, (iv) the Notes PropCo Equity Interests and (v) the Extended Term Loan PropCo Equity Interests, in each of case (i) to (v), consisting solely of assets if and to the extent required by the 2028 Debentures Letter Agreement in effect on the Issue Date and/or the “equal and ratable clause” set forth in the 2028 Debentures Indenture in effect on the Issue Date.

“2028 Debentures Indenture” means the indenture dated as of May 27, 1998, by and between The Neiman Marcus Group LLC (f/k/a Neiman Marcus Group, Inc.) and Wilmington Savings Fund Society, FSB, as trustee, as supplemented and/or otherwise modified from time to time, including on or about the date hereof.

“2028 Debentures Letter Agreement” means that certain Letter Agreement, dated as of April 10, 2019, by and among TNMG LLC and certain holders of the 2028 Debentures signatory thereto.

“2028 Debentures Liens” means Liens on the 2028 Debentures Collateral, which Liens have the Required Collateral Lien Priority for Liens securing the 2028 Debentures Obligations.

“2028 Debentures Obligations” means the Indebtedness and the related Obligations under the 2028 Debentures and the other Indebtedness Documents related to the 2028 Debentures.

“ABL Agent” means Deutsche Bank AG New York Branch as Administrative Agent under the ABL Credit Agreement, together with its successors and assigns, and any subsequent or successor administrative agent under the ABL Credit Agreement.

“ABL Availability” means, as of any time, the amount available for borrowing by the Issuers and the Subsidiary Guarantors under the ABL Credit Agreement then in effect.

“ABL Credit Agreement” means that certain Revolving Credit Agreement, dated as of October 25, 2013 (as amended, restated, amended and restated, supplemented, extended, renewed or otherwise modified from time to time), as amended by a certain Fourth Amendment on the Issue Date (the “Issue Date ABL Credit Agreement”) among the Issuer, the Corporate Co-Issuer, the guarantors from time to time party thereto, the financial institutions named therein and the ABL Agent, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, as amended, restated, supplemented, waived, renewed or otherwise modified from time to time, and (if designated by the Issuer) as replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including (if designated by the Issuer) any agreement or indenture or commercial paper facilities with banks or other institutional lenders or investors extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder (to the extent permitted under Section 3.3) or altering the maturity thereof or adding Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders. Notwithstanding the foregoing, in order for any instrument (other than the Issue Date ABL Credit Agreement, as amended, supplemented, modified or waived from time to time) to be an “ABL Credit Agreement” under this Indenture, the Issuer shall designate such instrument in writing to the Trustee as an “ABL Credit Agreement.”

“ABL Intercreditor Agreement” means the ABL/Term Loan/Notes Intercreditor Agreement, dated as of the Issue Date, among the Notes Collateral Agent, on behalf of the Holders, the Extended Term Loan Agent, the ABL Agent and the Third Lien Notes Collateral Agent, on behalf of the holders of the Third Lien Notes, as such agreement may be amended, modified, supplemented or restated from time to time in accordance with its terms.

“ABL Liens” means Liens on the Collateral having the Required Collateral Lien Priority for Liens securing the ABL Obligations.

“ABL Obligations” means the Indebtedness and the related Obligations under the ABL Credit Agreement and the other Indebtedness Documents related to the ABL Credit Agreement.

“ABL Priority Collateral” means all of the following Collateral:

(1)           all accounts, but excluding rights to payment for any property that, but for this clause (1), would constitute Term/Notes Priority Collateral that has been or is to be sold, leased, licensed, assigned or otherwise disposed of;

(2)           all chattel paper (including tangible chattel paper and electronic chattel paper) to the extent evidencing, governing, securing or otherwise related to accounts or inventory;

(3)           (x) all deposit accounts and money and all cash, checks, other negotiable instruments, funds and other evidences of payments held therein and (y) all securities, security entitlements and securities accounts, in each case, to the extent constituting cash or Cash Equivalents or representing a claim to Cash Equivalents; provided that the foregoing shall not include (A) the asset sale proceeds account and all cash, checks and other property held therein or credited thereto and (B) any money, cash, checks other negotiable instruments, funds and other evidences of payment that, but for this clause (3), constitute identifiable Term/Notes Priority Proceeds;

(4)           all inventory;

(5)           to the extent involving or governing any of the items referred to in the preceding clauses (1) through (4), all documents, general intangibles (including all payment intangibles but excluding intellectual property), instruments (including promissory notes), commercial tort claims (it being understood that a commercial tort claim does not “involve” or “govern” any of clauses (1) through (4) solely because a claim for money damages is made) and letter-of-credit rights;

(6)           to the extent evidencing or governing any of the items referred to in the preceding clauses (1) through (5), all supporting obligations;

(7)           all books and records relating to the foregoing (including all books, databases, customer lists, engineer drawings, and records, whether tangible or electronic, which contain any information relating to any of the foregoing); and

(8)           all collateral security and guarantees with respect to any of the foregoing and all cash, money, instruments, securities, financial assets, deposit accounts and insurance payments directly received as proceeds of any ABL Priority Collateral (“ABL Priority Proceeds”); provided, however, that no proceeds of ABL Priority Proceeds will constitute ABL Priority Collateral unless such proceeds of ABL Priority Proceeds would otherwise constitute ABL Priority Collateral.

“Acquired Indebtedness” means, with respect to any specified Person:

(1)           Indebtedness of any other Person existing at the time such other Person is merged with or into or becomes a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is Incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of such specified Person; and

(2)           Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Ad Hoc Committee of Unsecured Noteholders” means that certain ad hoc committee of Consenting Pre-Transactions Unsecured Noteholders represented by Paul, Weiss, Rifkind, Wharton & Garrison LLP and Houlihan Lokey.

“Additional Notes” means additional Notes (other than the Initial Notes and the PIK Interest Notes) issued from time to time under this Indenture in accordance with this Indenture, it being understood that any Notes issued in exchange for or in replacement of any Initial Notes or PIK Interest Notes shall not be Additional Notes.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.  For the avoidance of doubt, (i) no holder of MYT Holdco Series A Preferred Stock shall be deemed to be an Affiliate of the Issuers or the Subsidiary Guarantors solely due to its holdings of MYT Holdco Series A Preferred Stock and (ii) no holder of the Third Lien Notes shall be deemed to be an Affiliate of the Issuers or the Subsidiary Guarantors solely due to the pledge of the MYT Holdco Common Equity (or the exercise of remedies with respect to such pledge).

“After-Pledged Property” means any property (other than property that constitutes the Collateral as of the Issue Date) of an Issuer and any Subsidiary Guarantor that is required under the Notes Documents to be pledged as Collateral to secure the Notes Obligations.

“Agents” means Notes Collateral Agent, Paying Agent and Registrar.

“Applicable Premium” means, with respect to any Note on any applicable redemption date, the greater of:

(1)           1.0% of the then outstanding principal amount of such Note; and

(2)           the excess, if any, of

(a)           the present value at such redemption date of:

(i)            the redemption price at the First Call Date (such redemption price being set forth in the applicable table in Paragraph 7 of the form of Note set forth in Exhibit A hereto); plus

(ii)           all required interest payments due on such Note through the First Call Date (assuming all such interest is paid in the form of Cash Interest, but excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)           the then outstanding principal amount of the Note.

Calculation of the Applicable Premium will be made by the Issuer or on behalf of the Issuer by such Person as the Issuer shall designate, provided that such calculation or the correctness thereof shall not be a duty or obligation of the Trustee.

“Applicable Procedures” means, with respect to any transfer, exchange, payment, redemption, offer, communications delivered or other activity of the Depositary, Euroclear and Clearstream on behalf of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer, exchange, payment, redemption, offer, communications delivered or other activity.

“Asset Sale” means:

(1)           the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets of the Issuer or any Restricted Subsidiary; or

(2)           the issuance or sale of Equity Interests (other than preferred stock of Restricted Subsidiaries issued in compliance with Section 3.3 and directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary (other than to the Issuer or another Restricted Subsidiary) (whether in a single transaction or a series of related transactions),

(each of the foregoing referred to in this definition as a “disposition”).

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)           a sale, exchange or other disposition of cash, Cash Equivalents or Investment Grade Securities, or of obsolete, damaged, unnecessary, unsuitable or worn out equipment or other assets in the ordinary course of business, or dispositions of property no longer used, useful or economically practicable to maintain in the conduct of the business of the Issuer and its Restricted Subsidiaries (including allowing any registrations or any applications for registration of any intellectual property to lapse or become abandoned);

(2)           the sale, conveyance, lease or other disposition of all or substantially all of the assets of the Issuers in compliance with Section 4.1 or any disposition that constitutes a Change of Control;

(3)           any Restricted Payment that is permitted to be made, and is made, under Section 3.4 or any Permitted Investment;

(4)           dispositions of assets or issuances or sales of Equity Interests of any Restricted Subsidiary with an aggregate Fair Market Value in any calendar year of less than $15.0 million;

(5)           any transfer or disposition of property or assets or issuance or sale of Equity Interests by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to another Restricted Subsidiary;

(6)           the creation of any Lien permitted under this Indenture;

(7)           [Reserved];

(8)           the sale, lease, assignment, license or sublease of inventory, equipment, accounts receivable, notes receivable or other current assets held for sale in the ordinary course of business or the conversion of accounts receivable to notes receivable or dispositions of accounts receivable in connection with the collection or compromise thereof;

(9)           the lease, assignment, license, sublicense or sublease of any real or personal property in the ordinary course of business;

(10)         [Reserved];

(11)         [Reserved];

(12)         any exchange of assets for Related Business Assets (including a combination of Related Business Assets and a de minimis amount of cash or Cash Equivalents) of comparable or greater market value, as determined in good faith by the Issuer;

(13)         (a)           non-exclusive licenses, sublicenses or cross-licenses of intellectual property or other general intangibles; and

(b)           exclusive licenses, sublicenses or cross-licenses of intellectual property or other general intangibles in the ordinary course of business of the Issuer and the Restricted Subsidiaries;

(14)         the surrender or waiver of obligations of trade creditors or customers or other contract rights that were incurred in the ordinary course of business of the Issuer or any Restricted Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or compromise, settlement, release or surrender of a contract, tort or other litigation claim, arbitration or other disputes;

(15)         dispositions arising from foreclosures, condemnations, eminent domain, seizure, nationalization or any similar action with respect to assets, dispositions of property subject to casualty events and (except for purposes of calculating Net Cash Proceeds of any Asset Sale under Section 3.7(b) and Section 3.7(c))  dispositions necessary or advisable (as determined by the Issuer in good faith) in order to consummate any acquisition of any Person, business or assets;

(16)         [Reserved]; and

(17)         to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business, provided that to the extent the property being transferred constitutes Term/Notes Priority Collateral, such replacement property will constitute Term/Notes Priority Collateral.

For the avoidance of doubt, the unwinding of Hedge Agreements will not be deemed to constitute an Asset Sale.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Law” means the Bankruptcy Code and any other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, examinership, insolvency, reorganization, administration, compromise, scheme of arrangement, voluntary arrangement, or similar federal, state or foreign law for the relief of debtors, adjustment of debts or affecting the rights of creditors generally.

“Beneficial Owner” has the meaning given to that term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will not be deemed to have beneficial ownership of any securities that such “person” has the right to acquire or vote only upon the happening of any future event or contingency (including the passage of time) that has not yet occurred.  The terms “Beneficial Ownership,” “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means, as to any Person, the board of directors, board of managers or other governing body of such Person, or if such Person is owned or managed by a single entity, the board of directors, board of managers or other governing body of such entity, and the term “directors” means members of the Board of Directors.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City or the place of payment are authorized or required by law to close.

“Call Right” means the right of the lenders under the Extended Term Loan Agreement to finance and cause the redemption by the Issuers of the Third Lien Obligations (or, if less than $200.0 million principal amount of Third Lien Obligations are then outstanding, the Second Lien Obligations, following the redemption in full of the Third Lien Obligations), at par, in cash, in an aggregate principal amount equal to $200.0 million, upon the occurrence and during the continuance of an event of default under the Extended Term Loan Agreement, which $200.0 million shall be treated under such Extended Term Loan Agreement as additional Extended Term Loans, including by being secured ratably with all other Extended Term Loans by the same assets and with the same Required Collateral Lien Priority; provided that such additional Extended Term Loans shall have a “first-out” right relative to the other Extended Term Loans, with respect to claims in respect of the Notes Priority Real Estate Collateral and Notes PropCo Equity Interests.

“Call Right Cap Recovery” has the meaning assigned to such term in the Junior Lien Intercreditor Agreement.

“Call Right Collateral” means the Notes Priority Real Estate Collateral and the Notes PropCo Equity Interests.

“Capital Stock” means:

(1)           in the case of a corporation, corporate stock;

(2)           in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)           in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)           any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other similar arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as finance or capital leases on a balance sheet of such Person under GAAP (as in effect on the Issue Date, notwithstanding any modification or interpretative change thereto after the Issue Date and excluding the effect to any treatment of leases under Accounting Standards Codification 842 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect)) and, for purposes hereof, the amount of such obligations at any time will be the capitalized amount thereof at such time determined in accordance with GAAP.

“Cash Equivalents” means:

(1)           dollars, Canadian dollars, Japanese yen, pounds sterling, euros or the national currency of any participating member of the European Union or, in the case of any Foreign Subsidiary, any local national currencies held by it from time to time in the ordinary course of business and not for speculation;

(2)           direct obligations of the United States of America or any member of the European Union or any agency thereof or obligations guaranteed by the United States of America or any member of the European Union or any agency thereof, in each case, with maturities not exceeding two years;

(3)           time deposits, eurodollar time deposits, certificates of deposit and money market deposits, in each case, with maturities not exceeding one year from the date of acquisition thereof, and overnight bank deposits, in each case, with any commercial bank having capital, surplus and undivided profits of not less than $250.0 million;

(4)           repurchase obligations for underlying securities of the types described in clauses (2) and (3) above and clause (6) below entered into with a bank meeting the qualifications described in clause (3) above;

(5)           commercial paper or variable or fixed rate notes maturing not more than one year after the date of acquisition issued by a corporation rated at least “P-1” by Moody’s or “A-1” by S&P (or reasonably equivalent ratings of another internationally recognized rating agency);

(6)           securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized rating agency);

(7)           Indebtedness issued by Persons (other than the Sponsors) with a rating of at least “A-2” by Moody’s or “A” by S&P (or reasonably equivalent ratings of another internationally recognized rating agency), in each case, with maturities not exceeding one year from the date of acquisition, and marketable short-term money market and similar securities having a rating of at least “A-2” or “P-2” from either S&P or Moody’s (or reasonably equivalent ratings of another internationally recognized rating agency);

(8)           Investments in money market funds with average maturities of 12 months or less from the date of acquisition that are rated “Aaa3” by Moody’s and “AAA” by S&P (or reasonably equivalent ratings of another internationally recognized rating agency);

(9)           instruments equivalent to those referred to in clauses (1) through (8) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above customarily utilized in the countries where any such Restricted Subsidiary is located or in which such Investment is made; and

(10)         shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (1) through (9) above.

Notwithstanding the foregoing, Cash Equivalents will include amounts denominated in national currencies other than those set forth in clause (1) above; provided that such amounts are converted into any currency listed in clause (1) above as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Cash Management Obligations” means obligations owed by any Issuer or any Subsidiary Guarantor to any other Person in respect of or in connection with Cash Management Services.

“Cash Management Services” means any treasury, depository, pooling, netting, overdraft, stored value card, purchase card (including so called “procurement card” or “P-card”), debit card, credit card, cash management and similar services and any automated clearing house transfer of funds.

“Change of Control” means the occurrence of any of the following events:

(a)           any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act, but excluding any employee benefit plan and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than one or more of the Permitted Holders, acquires Beneficial Ownership of Voting Stock of the Issuer representing more than 50% of the aggregate ordinary voting power for the election of directors of the Issuer (determined on a fully diluted basis but without giving effect to contingent voting rights that have not yet vested); or

(b)           the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of the Issuer and its Restricted Subsidiaries, taken as a whole, to any Person other than one or more of the Permitted Holders.

“Clearstream” means Clearstream Banking, Société Anonyme.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means Extended Term Loan Priority Real Estate Collateral, the Extended Term Loan PropCo Equity Interests, the Original Term Loan Priority Collateral, the ABL Priority Collateral, the Notes Priority Real Estate Collateral and the Notes PropCo Equity Interests.  The Collateral does not include any Excluded Assets.

“Collateral Asset Sale” means an Asset Sale of (i) any Collateral or (ii) any assets of Notes PropCo or Extended Term Loan PropCo.

“Company Order” means a written request or order signed in the name of the Issuers by any Officer of each of the Issuers.

“Company Parties” means, collectively, Neiman Marcus Group, Inc. and each of its Subsidiaries that has executed and delivered the Transaction Support Agreement.

“Consignment Inventory” means any Inventory (as defined in the UCC) held by a grantor on a consignment basis, which Inventory is not owned by a grantor (and would not be reflected on a consolidated balance sheet of Issuers and their Subsidiaries prepared in accordance with GAAP).

“Consignment Proceeds” means any proceeds from the sale of any Consignment Inventory, solely to the extent that such proceeds are identifiable proceeds from the sale of Consignment Inventory and that the Issuer, acting in good faith, identifies such proceeds as such in writing to the Notes Collateral Agent.

“Consolidated EBITDA” means, with respect to the Issuer for any period, the Consolidated Net Income of the Issuer for such period:

(1)           increased, in each case to the extent deducted in calculating such Consolidated Net Income (and without duplication), by:

(a)           provision for Tax Distributions based on income, profits or capital, including state, franchise, excise and similar taxes and foreign withholding taxes, paid or accrued, including any penalties and interest relating to any tax examinations, and state taxes in lieu of business fees (including business license fees) and payroll tax credits, income tax credits and similar tax credits, and including an amount equal to the amount of Tax Distributions actually made to the holders of Equity Interests of the Issuer or any Parent Entity in respect of such period (in each case, to the extent attributable to the operations of the Issuer and its Subsidiaries), which will be included as though such amounts had been paid as income taxes directly by the Issuer; plus

(b)           Consolidated Interest Expense; plus

(c)           cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock or Disqualified Stock of the Issuer or any Restricted Subsidiary; plus

(d)           all depreciation and amortization charges and expenses; plus

(e)           all:

(i)            losses, charges, fees, costs and expenses relating to the Transactions;

(ii)           transaction fees, costs and expenses incurred in connection with the consummation of any transaction that is out of the ordinary course of business (or any transaction proposed but not consummated) permitted under this Indenture, including equity issuances, investments, acquisitions, dispositions, recapitalizations, mergers, option buyouts and the Incurrence, modification or repayment of Indebtedness permitted to be Incurred under this Indenture (including any Permitted Refinancing Indebtedness in respect thereof) or any amendments, waivers or other modifications under the agreements relating to such Indebtedness or similar transactions; and

(iii)          without duplication of any of the foregoing, non-operating or non-recurring professional fees, costs and expenses for such period; plus

(f)            any expense or deduction attributable to minority equity interests of third parties in any Restricted Subsidiary that is not a Wholly Owned Subsidiary of the Issuer; plus

(g)           the amount of indemnities, fees, charges and expenses paid or accrued to or on behalf of any Parent Entity or any of the Permitted Holders, in each case, to the extent permitted by Section 3.8; plus

(h)           earn-out obligations incurred in connection with any acquisition of any business, assets or Person in accordance with the terms of this Indenture or other Investment; plus

(i)            all charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of Equity Interests held by officers or employees of the Issuer and all losses, charges and expenses related to payments made to holders of options or other derivative Equity Interests in the common equity of the Issuer or any Permitted Parent in connection with, or as a result of, any distribution being made to equityholders of such Person or any of its direct or indirect parents, which payments are being made to compensate such option holders as though they were equityholders at the time of, and entitled to share in, such distribution; plus

(j)            all non-cash losses, charges and expenses, including any write-offs or write-downs; provided that if any such non-cash charge represents an accrual or reserve for potential cash items in any future four-fiscal quarter period:

(i)            the Issuer may determine not to add back such non-cash charge in the period for which Consolidated EBITDA is being calculated; and

(ii)           to the extent the Issuer does decide to add back such non-cash charge, the cash payment in respect thereof in such future four-fiscal quarter period will be subtracted from Consolidated EBITDA for such future four-fiscal quarter period; plus

(k)           all costs and expenses in connection with pre-opening and opening of stores, distribution centers and other facilities that were not already excluded in calculating such Consolidated Net Income; and

(2)           decreased, without duplication and to the extent increasing such Consolidated Net Income for such period, by non-cash gains (excluding any non-cash gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that were deducted (and not added back) in the calculation of Consolidated EBITDA for any prior period ending after the Issue Date).  For the avoidance of doubt, amortization of tenant and developer allowances will not be deducted pursuant to this clause (2).

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1)           the aggregate interest expense of such Person and its Restricted Subsidiaries for such period, calculated on a consolidated basis in accordance with GAAP, to the extent such expense was deducted in computing Consolidated Net Income (including pay-in-kind interest payments, amortization of original issue discount, the interest component of Capitalized Lease Obligations and net payments and receipts (if any) pursuant to Hedging Agreements relating to interest rates (other than in connection with the early termination thereof) but excluding any non-cash interest expense attributable to the movement in the mark-to-market valuation of hedging obligations, all amortization and write-offs of deferred financing fees, debt issuance costs, commissions, fees and expenses and expensing of any bridge, commitment or other financing fees, any expenses resulting from the discounting of the 2028 Debentures as a result of the purchase accounting treatment of the Original Transactions (as defined in the Extended Term Loan Agreement) and the Transactions and all discounts, commissions, fees and other charges associated with any receivables facility), plus

(2)           consolidated capitalized interest of the referent Person and its Restricted Subsidiaries for such period, whether paid or accrued, plus

(3)           any amounts paid or payable in respect of interest on Indebtedness the proceeds of which have been contributed to the referent Person and that has been guaranteed by the referent Person, less

(4)           interest income of the referent Person and its Restricted Subsidiaries for such period;

provided that when determining Consolidated Interest Expense in respect of any four-quarter period ending prior to the first anniversary of the Issue Date, Consolidated Interest Expense will be calculated by multiplying the aggregate Consolidated Interest Expense accrued since the Issue Date by 365 and then dividing such product by the number of days from and including the Issue Date to and including the last day of such period.

For purposes of this definition, interest on Capitalized Lease Obligations will be deemed to accrue at the interest rate reasonably determined by the Issuer to be the rate of interest implicit in such Capitalized Lease Obligations in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the net income (or loss) of such Person and its Restricted Subsidiaries for such period, calculated on a consolidated basis in accordance with GAAP and before any deduction for preferred stock dividends; provided that:

(1)           all net after-tax extraordinary, nonrecurring or unusual gains, losses, income, expenses and charges, and in any event including all restructuring, severance, relocation, consolidation, integration or other similar charges and expenses, contract termination costs, excess pension charges, system establishment charges, start-up or closure or transition costs, expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, fees, expenses or charges relating to curtailments or modifications to pension and post-retirement employee benefit plans, expenses associated with strategic initiatives, facilities shutdown and opening costs, and any fees, expenses, charges or change in control payments (including any transition-related expenses incurred before, on or after the Issue Date), will be excluded;

(2)           all net after-tax income, loss, expense or charge from abandoned, closed or discontinued operations and any net after-tax gain or loss on the disposal of abandoned, closed or discontinued operations will be excluded;

(3)           all net after-tax gain, loss, expense or charge attributable to business dispositions and asset dispositions other than in the ordinary course of business (as determined in good faith by an Officer of the Issuer) will be excluded;

(4)           all net after-tax income, loss, expense or charge attributable to the early extinguishment or cancellation of Indebtedness, Hedge Agreements or other derivative instruments will be excluded;

(5)           all non-cash gain, loss, expense or charge attributable to the movement in the mark-to-market valuation of Hedge Agreements or other derivative instruments will be excluded;

(6)           (a) the net income for such period of any Person that is not a Restricted Subsidiary of the referent Person, or that is accounted for by the equity method of accounting, will be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period and (b) the net income for such period will include any ordinary course dividends, distributions or other payments in cash received from any such Person during such period in excess of the amounts included in clause (a) hereof;

(7)           the cumulative effect of a change in accounting principles during such period will be excluded;

(8)           the effects of purchase accounting, fair value accounting or recapitalization accounting adjustments (including the effects of such adjustments pushed down to the referent Person and its Restricted Subsidiaries) resulting from the application of purchase accounting, fair value accounting or recapitalization accounting in relation to any acquisition consummated before or after the Issue Date, and the amortization, write-down or write-off of any amounts thereof, net of Taxes, will be excluded;

(9)           all non-cash impairment charges and asset write-ups, write-downs and write-offs will be excluded;

(10)         all non-cash expenses realized in connection with or resulting from stock option plans, employee benefit plans or agreements or post-employment benefit plans or agreements, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other similar rights will be excluded;

(11)         any costs or expenses incurred in connection with the payment of dividend equivalent rights to option holders pursuant to any management equity plan, stock option plan or any other management or employee benefit plan or agreement or post-employment benefit plan or agreement will be excluded;

(12)         accruals and reserves for liabilities or expenses that are established or adjusted as a result of the Transactions within 12 months after the Issue Date will be excluded;

(13)         all amortization and write-offs of deferred financing fees, debt issuance costs, commissions, fees and expenses and expensing of any bridge, commitment or other financing fees, will be excluded;

(14)         any currency translation gains and losses related to changes in currency exchange rates (including remeasurements of Indebtedness and any net loss or gain resulting from Hedge Agreements for currency exchange risk), will be excluded;

(15)         (a) the non-cash portion of “straight-line” rent expense will be excluded and (b) the cash portion of “straight-line” rent expense that exceeds the amount expensed in respect of such rent expense will be included;

(16)         expenses and lost profits with respect to liability or casualty events or business interruption will be disregarded to the extent covered by insurance and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer, but only to the extent that such amount:

(a)           has not been denied by the applicable carrier in writing; and

(b)           is in fact reimbursed within 365 days of the date on which such liability was discovered or such casualty event or business interruption occurred (with a deduction for any amounts so added back that are not reimbursed with such 365-day period);

provided that any proceeds of such reimbursement when received will be excluded from the calculation of Consolidated Net Income to the extent the expense or lost profit reimbursed was previously disregarded pursuant to this clause (16);

(17)         losses, charges and expenses that are covered by indemnification or other reimbursement provisions in connection with any asset disposition will be excluded to the extent actually reimbursed, or, so long as such Person has made a determination that a reasonable basis exists for indemnification or reimbursement, but only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days);

(18)         (a)           cash costs and expenses in connection with pre-opening and opening of stores, distribution centers and other facilities in an aggregate amount not to exceed $20.0 million for any four-quarter period, and all non-cash pre-opening costs and expenses, will be excluded; and

(b)           all income, loss, charges and expenses associated with stores, distribution centers and other facilities closed in any period, or scheduled for closure within 12 months of the date on which Consolidated Net Income is being calculated, will be excluded; and

(19)         non-cash charges for deferred tax asset valuation allowances will be excluded.

“Consolidated Total Assets” means, as of any date, the total assets of the Issuer and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, determined based upon the most recent month-end financial statements available internally as of the date of determination, and calculated on a Pro Forma Basis.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Contractual Performance Amount” means, with respect to an Event of Default, an amount equal to the redemption price of all then outstanding Notes, calculated in accordance with Paragraph 7 of the form of Note set forth in Exhibit A hereto (including accrued and unpaid interest thereon), as if the date such Event of Default occurred was a redemption date for purposes thereof.

“Control Agreement” means a deposit account control agreement, a securities account control agreement or a commodity account control agreement, as applicable, which provides the Notes Collateral Agent (or other bailee for perfection pursuant to the Intercreditor Agreements) with control of any such accounts, in form and substance reasonably satisfactory to the Notes Collateral Agent, and such other parties thereto in accordance with the Intercreditor Agreements.

“Corporate Co-Issuer” has the meaning set forth in the preamble hereto.

“Corporate Trust Office” will be at the address of the Trustee specified in Section 13.1 or such other address as to which the Trustee may give notice to the Issuers or Holders pursuant to the procedures set forth in Section 13.1.

“Credit Agreement” means:

(1)           the Extended Term Loan Agreement; and

(2)           whether or not the Extended Term Loan Agreement remains outstanding, if designated by the Issuer in writing to the Trustee to be included in the definition of “Credit Agreement,” one or more:

(a)           debt facilities, indentures or commercial paper facilities providing for revolving credit loans, term loans, notes, debentures, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit;

(b)           debt securities, notes, mortgages, guarantees, collateral documents, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances); or

(c)           instruments or agreements evidencing any other Indebtedness, including Capitalized Lease Obligations, in each case, with the same or different borrowers or issuers,

in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, increased (provided that such increase in borrowings is permitted under this Indenture), replaced or refunded in whole or in part from time to time and whether by the same or any other agent, lender or investor or group of lenders or investors.

“Credit Support” means, with respect to any Person and any Indebtedness or other Obligations, (i) such Person’s guarantee of or becoming a direct or indirect obligor with respect to, such Indebtedness or other Obligations, (ii) such Person’s pledge or other hypothecation of its assets to directly or indirectly secure or provide recourse with respect to such Indebtedness or other Obligations, (iii) such Person becoming directly or indirectly liable for such Indebtedness or other Obligations or (iv) such Person providing any other form of direct or indirect credit support for such Indebtedness or other Obligations (including by means of a “keepwell” or other similar commitment).

“Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

“Customary Intercreditor Agreement” means (a) to the extent executed in connection with the incurrence of Pari Passu Lien Indebtedness, a customary intercreditor agreement in form and substance reasonably acceptable to the Notes Collateral Agent and the Issuer, which agreement shall provide that the Liens on the Collateral securing such Pari Passu Lien Indebtedness shall be Pari Passu Liens, and (b) to the extent executed in connection with the incurrence of Junior Lien Indebtedness, the Junior Lien Intercreditor Agreement or another customary intercreditor agreement in form and substance reasonably acceptable to the Notes Collateral Agent and the Issuer, which agreement shall provide that the Liens on the Collateral securing such Junior Lien Indebtedness shall be Junior Liens.

“Default” means any event which, but for the giving of notice, lapse of time or both, would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.6, substantially in the form of Exhibit A hereto except that such Note will not bear the Global Note Legend and will not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Global Notes, The Depository Trust Company and any successor thereto.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Issuer or any Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate of the Issuer, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Issuer or any Parent Entity, as applicable (other than Excluded Equity), that is issued after the Issue Date for cash and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate of the Issuer, on the issuance date thereof, the cash proceeds of which are contributed to the capital of the Issuer (if issued by Parent or any other Parent Entity).

“Disqualified Stock” means, with respect to any Person, any Equity Interests of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is puttable, redeemable or exchangeable), in each case, at the option of the holder thereof or upon the happening of any event:

(1)           matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale; provided that the relevant asset sale or change of control provisions, taken as a whole, are no more favorable in any material respect to holders of such Equity Interests than the asset sale and change of control provisions applicable to the Notes and any purchase requirement triggered thereby may not become operative until compliance with the asset sale and change of control provisions applicable to the Notes (including the purchase of any Notes tendered pursuant thereto)), or

(2)           is convertible or exchangeable for Indebtedness or Disqualified Stock, or

(3)           is redeemable at the option of the holder thereof, in whole or in part,

in each case prior to the date that is 91 days after the earlier of the maturity date of the Notes and the date the Notes are no longer outstanding; provided that only the portion of Equity Interests that so mature or are mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; and provided, further, that if such Equity Interests are issued to any employee or to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Equity Interests will not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; and provided, further, that any class of Equity Interests of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock will not be deemed to be Disqualified Stock.

“Domestic Subsidiary” means any Restricted Subsidiary that is not a Foreign Subsidiary.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear system.

“Event of Default” has the meaning ascribed in Section 6.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Offers” means the offers to exchange the Third Lien Notes for Unsecured Notes as described in the Offering Circular under the caption “Summary—The Recapitalization Transactions.”

“Excluded Assets” means:

(a)           all Excluded Equity Interests;

(b)           all leasehold Real Property interests that do not constitute the Issuer’s or its Subsidiaries’ interests in full line stores, Bergdorf Goodman store real properties or warehouse or distributions centers;

(c)           all fee simple Real Property interests acquired after the Issue Date with a fair market value (as determined by an Officer of the Issuer reasonably and in good faith and the Extended Term Loan Agent (in its capacity as collateral agent under the Extended Term Loan Agreement)) of less than or equal to $2.5 million on a per property basis;

(d)           assets of any Foreign Subsidiary that is existing as of the Issue Date to the extent such Foreign Subsidiary is not required to become a Subsidiary Guarantor;

(e)           assets of any Foreign Subsidiaries or FSHCO, in each case, that is created or acquired after the Issue Date (“Exempted Future Foreign Assets”) with respect to which the grant of Liens thereon securing the Notes Obligations, the Extended Term Loan Obligations or the Non-Participating Term Loan Exchange Obligations would result in materially adverse tax consequences or materially adverse regulatory consequences (in each case, “Material Adverse Consequences”), in each case, as reasonably determined by an Officer of the Issuer reasonably and in good faith and the Extended Term Loan Agent (in its capacity as collateral agent under the Extended Term Loan Agreement) (it being understood for purposes of the foregoing that any asset may be deemed an Exempted Future Foreign Asset due to material adverse U.S. federal income tax consequences only if such consequences arise as a result of a change in law occurring after the Issue Date, including, for the avoidance of doubt, a change to the Final Regulations under section 956 of the Code, published on May 23, 2019);

(f)            any governmental licenses or state or local franchises, charters and authorizations that are not permitted to be pledged under applicable law;

(g)           any “intent-to-use” applications for trademark or service mark registrations filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, unless and until an Amendment to Allege Use or a Statement of Use under Sections 1(c) and 1(d) of the Lanham Act has been filed, to the extent that, and solely during the period for which, any assignment of an “intent-to-use” application prior to such filing would violate the Lanham Act;

(h)           any Excluded Account (as defined on the Issue Date in the Extended Term Loan Collateral Agreement);

(i)            vehicles and any other assets subject to certificates of title;

(j)            any letter of credit rights to the extent not perfected as supporting obligations by the filing of a UCC financing statement on the primary Collateral;

(k)           any Issuer’s or Subsidiary Guarantor’s right, title or interest in any lease, license, contract or agreement to which such entity is a party or any of its right, title or interest thereunder to the extent, but only to the extent, that such a grant would, under the terms of such lease, license, contract or agreement, result in a breach of the terms of, or constitute a default under, or result in the abandonment, invalidation or unenforceability of or create a right of termination in favor of or require the consent of any other party thereto (other than the Issuer or any Subsidiary), such lease, license, contract or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC or any other applicable law (including Title 11 of the United States Code) or principles of equity);

(l)            assets to the extent the granting of a security interest therein would be prohibited or restricted by applicable law, rule or regulation (including any requirement to obtain the consent of any Governmental Authority which has not been obtained);

(m)          any Commercial Tort Claim (as defined in the UCC) with an asserted or nominal value not in excess of $5.0 million;

(n)           any assets to the extent the cost, burden, difficulty or consequence of obtaining or perfecting a security interest therein outweighs the benefit of the security afforded thereby as reasonably determined by the Issuer and the Extended Term Loan Agent (in its capacity as collateral agent under the Extended Term Loan Agreement);

(o)           (a) any assets and proceeds thereof subject to a Lien permitted under clause (3) of the definition of “Permitted Liens” to the extent that the documents providing for the Indebtedness secured by such Liens do not permit such assets and proceeds thereof to be pledged to the Notes Collateral Agent or (b) any assets subject to a Lien permitted by clause (7) of the definition of “Permitted Liens” so long as the documents providing for such Lien do not permit such assets to be pledged to the Notes Collateral Agent;

(p)           the Specified Credit Card Receivables, any Specified Credit Card Payments and any Specified In-Store Credit Card Payments (in each case, as defined on the Issue Date in the Extended Term Loan Collateral Agreement);

(q)           the Capital One Credit Card Receivables Accounts (as defined on the Issue Date in the Extended Term Loan Collateral Agreement);

(r)            any Consignment Inventory and any Consignment Proceeds; or

(s)            any Leased-Department Inventory and any Leased-Department Proceeds (in each case, as defined on the Issue Date in the Extended Term Loan Collateral Agreement).

In the event any asset described above (1) is an asset described in clauses (a) through (g) or clauses (i) through (n) above and is pledged for the benefit of creditors under any Obligations (other than the Notes Obligations), or (2) is an asset described in clause (h) or clauses (p) through (s) above and is pledged for the benefit of any Obligation listed in the Required Collateral Lien Priority table (other than the Notes Obligations), in each case of clause (1) and (2), such asset shall be pledged as After-Pledged Property with respect to the Notes with the Required Collateral Lien Priority; provided, however, in the case of clause (1), any such asset pledged for the benefit of a third-party creditor under any Obligations (other than an Obligation listed in the Required Collateral Lien Priority table) may be pledged on a first-priority basis to such third-party creditor, followed by subordinated Liens in favor of the Notes Obligations otherwise in accordance with the Required Collateral Lien Priority, but reducing the priority of each Lien described in such Required Collateral Lien Priority table by one level of Lien priority and giving effect to the first-priority Liens of such third-party creditor on such subject asset).

An Officer of the Issuer shall evaluate whether the Material Adverse Consequences still apply to any Exempted Future Foreign Assets pursuant to clause (e) above on no less than a quarterly basis. An Exempted Future Foreign Asset shall no longer be an Excluded Asset under clause (e) above upon the earlier to occur of (A) the tenth Business Day after an Officer determines that the Material Adverse Consequences no longer apply to such Exempted Future Foreign Asset and (B) the date a Lien on such Exempted Future Foreign Asset is granted to secure any other Obligations of the Issuers or the Subsidiary Guarantors.

“Excluded Equity” means:

(a)           Disqualified Stock;

(b)           any Equity Interests issued or sold to a Restricted Subsidiary or any employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries (to the extent such employee stock ownership plan or trust has been funded by the Issuers or any Restricted Subsidiaries); and

(c)           any Equity Interest that has already been used or designated (x) as (or the proceeds of which have been used or designated as) Designated Preferred Stock, or (y) to increase the amount available under clause (15) of the definition of “Permitted Investments.”

“Excluded Equity Interests” means any and all of the following Equity Interests, whether now owned or hereafter acquired:

(a)           interests in partnerships, joint ventures and non-wholly owned subsidiaries which cannot be pledged without the consent of one or more unaffiliated third parties or not permitted by the terms of such person’s organizational or joint venture documents (so long as such prohibition did not arise as part of the acquisition or formation thereof or in anticipation of a pledge to secure the Notes Obligations);

(b)           Equity Interests in not-for-profit subsidiaries;

(c)           to the extent applicable law requires that a Subsidiary of such pledging Issuer or Subsidiary Guarantor issue directors’ qualifying shares, nominee shares or similar shares which are required by applicable law to be held by Persons other than the such Issuer or Subsidiary Guarantor, such qualifying shares, nominee shares or similar shares held by Persons other than the Issuer or Subsidiary Guarantor, as applicable;

(d)           any Equity Interests (including Equity Interests in captive insurance subsidiaries) if, to the extent and for so long as the pledge of such Equity Interests hereunder is prohibited or restricted by any applicable law, including any requirement to obtain consent of any Governmental Authority which has not been obtained (other than to the extent such prohibition would be rendered ineffective under the UCC or any other applicable law); provided that such Equity Interests shall cease to be Excluded Equity Interests at such time as such prohibition ceases to be in effect; or

(e)           any Equity Interests of Foreign Subsidiaries or FSHCOs (“Excluded Foreign Equity Interests”) in each case with respect to which the grant of Liens thereon securing the Notes Obligations, the Extended Term Loan Obligations or the Non-Participating Term Loan Exchange Obligations would result in Material Adverse Consequences, in each case, as reasonably determined by an Officer of the Issuer reasonably and in good faith and the Extended Term Loan Agent (in its capacity as collateral agent under the Extended Term Loan Agreement) (it being understood for purposes of the foregoing that any Equity Interests may be deemed to be Excluded Foreign Equity Interests due to material adverse U.S. federal income tax consequences only if such consequences arise as a result of a change in law occurring after the Issue Date, including, for the avoidance of doubt, a change to the Final Regulations under section 956 of the Code, published on May 23, 2019).

An Officer of the Issuer shall re-evaluate whether the Material Adverse Consequences still apply to any Excluded Foreign Equity Interests pursuant to clause (e) above on no less than a quarterly basis.  An Excluded Foreign Equity Interest shall no longer be an Excluded Foreign Equity Interest under clause (e) above upon the earlier to occur of (A) the tenth Business Day after an Officer determines that the Material Adverse Consequences no longer apply to such Excluded Foreign Equity Interest and (B) the date a Lien on such Excluded Foreign Equity Interest is granted to secure any other Obligations of the Issuers or the Subsidiary Guarantors.

“Excluded Subsidiary” means any:

(a)           (i) Unrestricted Subsidiary, (ii) captive insurance Subsidiary, and (iii) not-for-profit Subsidiary;

(b)           Subsidiary that is not a Wholly Owned Subsidiary of the Issuer, only to the extent such Subsidiary was created, formed or acquired in connection with a Permitted Acquisition;

(c)           Foreign Subsidiary or FSHCO acquired or created after the Issue Date and with respect to which (i) an Officer of the Issuer reasonably and in good faith and the Extended Term Loan Agent have determined that making such Subsidiary a Subsidiary Guarantor is not practicable (including as a result of local law in the jurisdiction in which such Subsidiary is organized or other applicable law, rule or regulation), or (ii) an Officer of the Issuer reasonably and in good faith and the Extended Term Loan Agent determine that the burden or cost (including as a result of any adverse changes in applicable tax laws) of providing a guarantee from such Subsidiary outweigh the benefit of the guaranty afforded thereby (it being understood for purposes of each of the foregoing that any such Subsidiary Guarantee may be released due to material adverse U.S. federal income tax consequences only if such consequences arise as a result of a change in law occurring after the Issue Date, including, for the avoidance of doubt, a change to the Final Regulations under section 956 of the Code, published on May 23, 2019); and

(d)           Subsidiary if acting as a Subsidiary Guarantor, or its Guarantee, would (i) be prohibited by law or regulation or (ii) require a governmental or third-party consent, approval, license or authorization;

in each case, unless the Issuer determines in its sole discretion, upon written notice to the Notes Collateral Agent, that any of the foregoing Persons should not be an Excluded Subsidiary until the date on which the Issuer has informed the Notes Collateral Agent that it elects to have such Person be an Excluded Subsidiary; provided that the Subsidiary Guarantee and the security interest provided by such Person is full and unconditional and fully enforceable in the jurisdiction of organization of such Person.

With respect to any Foreign Subsidiary or FSHCO that is an Excluded Subsidiary under clause (c) above, an Officer of the Issuer shall re-evaluate whether the conditions described in sub clause (i) or (ii) that caused such Foreign Subsidiary or FSHCO to be an Excluded Subsidiary under clause (c) above (the “Exclusion Conditions”) still are applicable to such Foreign Subsidiary or FSHCO no less than quarterly.  A Foreign Subsidiary or FSHCO shall no longer be an Excluded Subsidiary under clause (c) above upon the earliest to occur of (A) the tenth Business Day after an Officer determines that the Exclusion Conditions no longer apply to such Foreign Subsidiary or FSHCO, (B) the date a Lien on such Foreign Subsidiary or FSHCO  is granted to secure any other Obligations of the Issuers or the Subsidiary Guarantors and (C) the date such Foreign Subsidiary or FSHCO provides Credit Support for any Indebtedness of the Issuers or any Subsidiary Guarantors.

“Extended Post-Closing Period” means the Initial Post-Closing Period automatically extended by an additional 30 days.

“Extended Term Loan Agent” means Credit Suisse AG, as Administrative Agent under the Extended Term Loan Agreement, together with its successors or assigns, and any subsequent administrative agent under the Extended Term Loan Agreement.

“Extended Term Loan Agreement” means the amended or amended and restated credit agreement to be entered into on or around the Issue Date (the “Issue Date Extended Term Loan Agreement”) among the Issuer, the LLC Co-Issuer, the New Co-Issuer Subsidiary, the financial institutions named therein and the Extended Term Loan Agent, amending or amending and restating in its entirety the Pre-Transactions Term Loan Agreement, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case as amended, restated, supplemented, waived, renewed or otherwise modified from time to time, and (if designated by the Issuer) as replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including (if designated by the Issuer) any agreement or indenture or commercial paper facilities with banks or other institutional lenders or investors extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder permitted under Section 3.3 or altering the maturity thereof or adding Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders. Notwithstanding the foregoing, in order for any instrument (other than the Issue Date Extended Term Loan Agreement, as amended, supplemented, modified or waived from time to time) to be an “Extended Term Loan Agreement” under this Indenture, the Issuer shall designate such instrument in writing to the Trustee as an “Extended Term Loan Agreement.”

“Extended Term Loan Liens” means Liens on the Collateral, which Liens have the Required Collateral Lien Priority for Liens securing the Extended Term Loan Obligations.

“Extended Term Loan Obligations” means the Indebtedness and related Obligations under the Extended Term Loan Agreement and the Obligations under other Indebtedness Documents related to the Extended Term Loans (but not including, for the avoidance of doubt, Non-Participating Term Loan Obligations and Non-Participating Term Loan Exchange Obligations).

“Extended Term Loan PropCo” means NMG Term Loan PropCo LLC, a Delaware limited liability company that is a Subsidiary of the Issuer formed to hold the Extended Term Loan Priority PropCo Assets.

“Extended Term Loan PropCo Equity Interests” means the Equity Interests of Extended Term Loan PropCo.

“Extended Term Loans” means the term loans extended by the lenders under the Extended Term Loan Agreement beyond the maturity date contemplated by the Pre-Transactions Term Loan Agreement (but not including, for the avoidance of doubt, Non-Participating Term Loans and Non-Participating Term Loan Exchange Indebtedness).

“Fair Market Value” means, with respect to any asset or property, the price that could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction (as determined in good faith by the senior management or the Board of Directors of the Issuer, whose determination will be conclusive for all purposes under this Indenture and the Notes).

“First Call Date” means June 7, 2021.

“First Lien” means, with respect to any Collateral, the Lien on such Collateral securing the Extended Term Loan Obligations as of the Issue Date and any Lien on such Collateral that has the same priority as that of the Lien on such Collateral securing the Extended Term Loan Obligations as of the Issue Date, including any Lien thereon securing the 2028 Debentures Obligations to the extent such Lien is pari passu with the Lien thereon securing the Extended Term Loan Obligations, as applicable.

“Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America, any state thereof or the District of Columbia.

“FSHCO” means any Domestic Subsidiary substantially all the assets of which are Equity Interests or Indebtedness of one or more Foreign Subsidiaries that are treated as controlled foreign corporations within the meaning of Section 957 of the Code.

“GAAP” means, generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession (but excluding the policies, rules and regulations of the SEC applicable only to public companies); provided that the Issuer may at any time elect by written notice to the Trustee to fix GAAP as in effect on the date specified in such notice and, upon any such notice, references herein to GAAP will thereafter be construed to mean for all purposes of this Indenture (other than for financial reporting purposes):

(a)           for periods beginning on and after the date specified in such notice, GAAP as in effect on the date specified in such notice; and

(b)           for prior periods, GAAP as in effect from time to time during such periods.  Notwithstanding anything to the contrary above or in the definition of Capitalized Lease Obligations, in the event of a change under GAAP (or the application thereof) requiring any leases to be capitalized that are not required to be capitalized as of the Issue Date, only those leases that would result or would have resulted in Capitalized Lease Obligations on the Issue Date (assuming for purposes hereof that they were in existence on the Issue date) will be considered capital leases and all calculations under this Indenture will be made in accordance therewith.

“Global Note Legend” means the legend set forth in Section 2.1(c), which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A hereto issued in accordance with Section 2.1 or Section 2.6.

“Governmental Authority” means any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body.

“guarantee” means, as to any Person, a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business),

direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means any guarantee of the Obligations of the Issuers under this Indenture and the Notes in accordance with the provisions of this Indenture.

“Hedge Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, in each case, not entered into for speculative purposes; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Issuer or any of its Subsidiaries will be a Hedge Agreement.

“Holder” means the Person in whose name a Note is registered on the Registrar’s books; provided that it may include the “beneficial owner” of an interest in a Note.

“Hudson Yards Indebtedness” means the deferred financing obligations reflected on the balance sheet of the Issuer related to its ownership for accounting purposes of a portion of the Issuer’s retail property at Hudson Yards.

“Immaterial Subsidiary” means, as of any date, any Subsidiary that (i) did not, as of the last day of the most recent fiscal quarter for which Required Financial Statements have been delivered, have assets with a value in excess of 2.5% of the Consolidated Total Assets or revenues representing in excess of 2.5% of total revenues of the Issuer and the Restricted Subsidiaries for the period of four consecutive fiscal quarters for which Required Financial Statements have been delivered, calculated on a consolidated basis in accordance with GAAP; and (ii) taken together with all Immaterial Subsidiaries as of the last day of the most recent fiscal quarter of the Issuer for which Required Financial Statements have been delivered, did not have assets with a value in excess of 5.0% of Consolidated Total Assets or revenues representing in excess of 5.0% of total revenues of the Issuer and the Restricted Subsidiaries on a consolidated basis for such four-quarter period.

“Incur” means, with respect to any Indebtedness, Capital Stock or Lien, to issue, assume, guarantee, incur or otherwise become liable for, or subject to, such Indebtedness, Capital Stock or Lien, as applicable; provided that any Indebtedness, Capital Stock or Lien of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Person at the time it becomes a Subsidiary, and “Incurrence” shall have a corresponding meaning.

“Indebtedness” means, with respect to any Person, without duplication:

(1)           all obligations of such Person for borrowed money;

(2)           all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(3)           all obligations of such Person under conditional sale or title retention agreements relating to property or assets purchased by such Person;

(4)           all obligations of such Person issued or assumed as the deferred purchase price of property or services, to the extent the same would be required to be shown as a long-term liability on a balance sheet prepared in accordance with GAAP;

(5)           all Capitalized Lease Obligations of such Person;

(6)           all net payments that such Person would have to make in the event of an early termination, on the date Indebtedness of such Person is being determined, in respect of outstanding Hedge Agreements;

(7)           the principal component of all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and bank guarantees;

(8)           the principal component of all obligations of such Person in respect of bankers’ acceptances;

(9)           all Guarantees by such Person of Indebtedness described in clauses (1) through (8) above; and

(10)         the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock);

provided that Indebtedness will not include:

(a)           trade payables, accrued expenses and intercompany liabilities arising in the ordinary course of business;

(b)           prepaid or deferred revenue arising in the ordinary course of business;

(c)           purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase prices of an asset to satisfy unperformed obligations of the seller of such asset; or

(d)           earn-out obligations until such obligations become a liability on the balance sheet of such Person in accordance with GAAP.

The Indebtedness of any Person will include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof.

“Indebtedness Documents” means, with respect to any Indebtedness, all agreements and instruments governing such Indebtedness, all evidences of such Indebtedness or Credit Support thereof, all security documents for such Indebtedness (and documents and filings related thereto) and any intercreditor or similar agreements related thereto.

“Indenture” has the meaning set forth in the preamble hereto.

“Independent Third Party” means a person or entity other than (i) any member of the Company Parties, (ii) any of the Sponsors, (iii) an affiliate of any member of the Company Parties or any of the Sponsors or (iv) another Person or entity in which the Company Parties and/or any of the Sponsors and/or their respective affiliates own at least 10% of the outstanding Equity Interests of such Person or entity (measured by voting power, economic value or number).

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means the $550.0 million in aggregate principal amount of the 14.0% Second Lien Notes due 2024 of the Issuers issued under this Indenture on the Issue Date.

“Initial Post-Closing Period” means the period which ends 90 days after the Issue Date.

“Initial Purchasers” means Credit Suisse Securities (USA) LLC with respect to the offer and sale of the Initial Notes, and such other initial purchasers party to future purchase agreements entered into in connection with an offer and sale of any Additional Notes.

“Intercreditor Agreements” means the ABL Intercreditor Agreement, the Junior Lien Intercreditor Agreement, any other Customary Intercreditor Agreement, the Extended Term Loan Subordination Agreement and the Notes PropCo Subordination Agreement.

“Interest Coverage Ratio” means, as of any date, the ratio of (1) the Consolidated EBITDA of the Issuer for the most recent period of four consecutive fiscal quarters for which Required Financial Statements have been delivered, calculated on a Pro Forma Basis, to (2) the sum of (a) the Consolidated Interest Expense of the Issuer for such period, calculated on a Pro Forma Basis, and (b) all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Stock of the Issuer or Preferred Stock of the Issuer or any Restricted Subsidiary made during such period; provided that, in the event that the Issuer classifies Indebtedness Incurred on the date of determination as, in part, Ratio Debt and, in part, Permitted Debt (other than Permitted Refinancing Indebtedness), any calculation of Consolidated Interest Expense pursuant to this definition will not include any such Permitted Debt.

“Interest Payment Date” means, in the case of the Initial Notes, April 15 and October 15 of each year, commencing on October 15, 2019 and, in the case of any Additional Notes, such interest payment dates as may be designated by the Issuer in accordance with the provisions of Section 2.2 and, in each case, ending at the Stated Maturity of the Notes.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1)           securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents);

(2)           securities that have an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries;

(3)           corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition; and

(4)           investments in any fund that invests at least 95.0% of its assets in investments of the type described in clauses (1) and (2) above which fund may also hold immaterial amounts of cash pending investment and/or distribution.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees of Indebtedness), advances or capital contributions (excluding accounts receivable, trade credit and advances or other payments made to customers, dealers, suppliers and distributors and payroll, commission, travel and similar advances to officers, directors, managers, employees, consultants and independent contractors made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. If the Issuer or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary, or any Restricted Subsidiary issues any Equity Interests, in either case, such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Issuer, the Issuer will be deemed to have made an Investment on the date of any such sale or other disposition equal to the Fair Market Value of the Equity Interests of and all other

Investments in such Restricted Subsidiary retained. In no event will a guarantee of an operating lease of the Issuer or any Restricted Subsidiary be deemed an Investment.

The amount of any Investment outstanding at any time (including for purposes of calculating the amount of any Investment outstanding at any time under any provision of Section 3.4 and for all other purposes of Section 3.4) will be the original cost of such Investment (determined, in the case of any Investment made with assets of the Issuer or any Restricted Subsidiary, based on the Fair Market Value of the assets invested), reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Issuer or a Restricted Subsidiary in respect of such Investment, and in the case of an Investment in any Person, will be net of any Investment by such Person in the Issuer or any Restricted Subsidiary.

“Issue Date” means June 7, 2019.

“Issue Date Extended Term Loan Amount” means the aggregate principal amount of Extended Term Loans outstanding immediately after the completion of the Transactions on the Issue Date.

“Issue Date Remaining Unsecured Notes Amount” means the aggregate principal amount of the Remaining Unsecured Notes outstanding immediately after the completion of the Transactions on as of the Issue Date.

“Junior Lien Indebtedness” means Indebtedness that is secured only by Junior Liens on the Collateral.

“Junior Lien Intercreditor Agreement” means the Junior Lien Intercreditor Agreement, dated as of the Issue Date, among the Notes Collateral Agent, on behalf of the Holders, and the collateral agents holding the First Liens and the Third Liens, among others, as such agreement may be amended, modified, supplemented or restated from time to time in accordance with its terms.

“Junior Lien Obligations” means the Indebtedness and the related Obligations under the Indebtedness Documents governing Junior Lien Indebtedness.

“Junior Liens” means Liens on the Collateral, which Liens on any item of Collateral rank junior to the Notes Liens on such item of Collateral pursuant to a Customary Intercreditor Agreement.

“Lien” means, with respect to any asset (1) any mortgage, deed of trust, lien, hypothecation, pledge, charge, security interest or similar encumbrance in or on such asset; or (2) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided that in no event will an operating lease or an agreement to sell be deemed to constitute a Lien.

“Liquidated Damages Amount” has the meaning ascribed in Section 6.2.

“Management Agreements” means each of (i) that certain Management Services Agreement, dated as of October 25, 2013, by and among ACOF Operating Manager III, LLC, a Delaware limited liability company, The Neiman Marcus Group LLC and Neiman Marcus Group, Inc., (ii) that certain Management Services Agreement, dated as of October 25, 2013, by and among ACOF Operating Manager IV, LLC, a Delaware limited liability company, The Neiman Marcus Group LLC and Neiman Marcus Group, Inc., and (iii) that certain Management Services Agreement, dated as of October 25, 2013, by and among CPPIB Equity Investments Inc., a corporation incorporated under the Canada Business Corporations Act, The Neiman Marcus Group LLC and Neiman Marcus Group, Inc., in each case, as in effect on the Issue Date, as amended, amended and restated, supplemented or otherwise modified in a manner not adverse to the Holders in any material respect.

“Management Group” means the group consisting of the directors, executive officers and other management personnel of the NM Group on the Issue Date or who became directors, officers or management personnel of NM Group or any direct or indirect parent of NM Group, as applicable, and its Subsidiaries following the Issue Date (other than in connection with a transaction that would otherwise be a Change of Control if such persons were not included in the definition of “Permitted Holders”), or (in each case) family members thereof, or trusts, partnerships or limited liability companies for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date Beneficially Own or have the right to acquire, directly or indirectly, Equity Interests of the Issuer or any Permitted Parent.

“Mariposa Intermediate” means Mariposa Intermediate Holdings LLC, a Delaware limited liability company, and its successors.

“Maturity Date” means April 25, 2024.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“MYT Account” means a segregated account of MYT Parent for the benefit of the Trustee on behalf of the Holders, pledged to secure the Notes.  Upon the maturity of the Notes or their earlier retirement, replacement or redemption in full, the proceeds held in the MYT Account shall be released to the MYT Guarantor Entities or their assignees for application in accordance with the MYT Holdco Preferred Series A Certificate or, whenever no shares of MYT Holdco Series A Preferred Stock are outstanding, the MYT Holdco Preferred Series B Certificate, or whenever no shares of MYT Holdco Series B Preferred Stock are outstanding, the MYT Third Lien Notes Pledge Agreement.

“MYT Alternate Security” means any security that is acceptable in the sole discretion of holders of at least 66-2/3% of the aggregate principal amount of the outstanding Notes.

“MYT Asset Sale” means any direct or indirect sale, disposition, monetization or other transfer of any assets or property of the MYT Entities (whether directly or indirectly or synthetically, including through derivative transactions) to an Independent Third Party.

Notwithstanding the preceding, none of the following items will be deemed to be a MYT Asset Sale:

(1)           a sale, exchange or other disposition of cash, Cash Equivalents or Investment Grade Securities, or of obsolete, damaged, unnecessary, unsuitable or worn out equipment or other assets in the ordinary course of business, or dispositions of property no longer used, useful or economically practicable to maintain in the conduct of the business of the MYT Entities (including allowing any registrations or any applications for registration of any intellectual property to lapse or become abandoned);

(2)           dispositions of  assets or property with an aggregate Fair Market Value in any calendar year of less than $5.0 million;

(3)           any transfer or disposition of property or assets or issuance or sale of Equity Interests by a Subsidiary of the MYT Holdco to the MYT Holdco or by the MYT Holdco or a Subsidiary of the MYT Holdco to another Subsidiary of MYT Holdco;

(4)           the sale, lease, assignment, license or sublease of inventory, equipment, accounts receivable, notes receivable or other current assets held for sale in the ordinary course of business,  liquidation of inventory in the ordinary course of business or the conversion of accounts receivable to notes receivable or dispositions of accounts receivable in connection with the collection or compromise thereof;

(5)           the lease, assignment, license, sublicense or sublease of any real or personal property in the ordinary course of business;

(6)           the surrender or waiver of obligations of trade creditors or customers or other contract rights that were incurred in the ordinary course of business of the MYT Entities, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or compromise, settlement, release or surrender of a contract, tort or other litigation claim, arbitration or other disputes; and

(7)           dispositions arising from foreclosures, condemnations, eminent domain, seizure, nationalization or any similar action with respect to assets, dispositions of property subject to casualty events.

“MYT Assets” means the assets described in clauses (1), (2), and (3) of the definition of MyTheresa Distribution.

“MYT Covenants” means the covenants contained in Section 4.06 of the MYT Guarantee and Collateral Agreement.

“MYT Deposit Event” means (i) the irrevocable deposit of net cash proceeds of MYT Secondary Sales or distributions in respect of the equity of MYT Holdco in the MYT Account in an aggregate amount that is not less than (x) $200.0 million less (y) the aggregate amount of Qualified LCs that have been provided and (ii) the provision of such Qualified LCs.

“MYT Entities” means, collectively, (i) Mariposa Luxembourg I S.à r.l. (Luxembourg), (ii) Mariposa Luxembourg II S.à r.l. (Luxembourg), (iii) NMG Germany GmbH, (iv) mytheresa.com GmbH (Germany), (v) mytheresa.com Service GmbH (Germany), (vi) Theresa Warenvertrieb GmbH (Germany), (vii) New MYT Dutch HoldCo (Netherlands) and (viii) the Subsidiaries of any of the foregoing described in clauses (i) through (vii).

“MYT Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement, dated as of the Issue Date, among MYT Parent, the MYT Guarantor Entities and the Trustee as Trustee and Notes Collateral Agent, as such agreement may be amended, modified, supplemented or restated from time to time in accordance with its terms.

“MYT Guarantor Entities” means, collectively, and together with their respective successors, MYT Holdco, MYT Intermediate Holdco, Mariposa Luxembourg I S. à r.l., Mariposa Luxembourg II S. à r.l. and New MYT Dutch HoldCo (and each other Person who is required to become a MYT Guarantor Entity pursuant to the terms of the MYT Guarantee and Collateral Agreement).

“MYT Holdco” means MYT Holding Co., a direct Wholly Owned Subsidiary of MYT Parent, a newly formed Delaware corporation, together with its successors.

“MYT Holdco Common Equity” means the common Equity Interests of the MYT Holdco.

“MYT Holdco Preferred Series A Certificate” means the certificate of designation governing the MYT Holdco Series A Preferred Stock.

“MYT Holdco Preferred Series B Certificate” means the certificate of designation governing the MYT Holdco Series B Preferred Stock.

“MYT Holdco Series A Preferred Stock” means the Cumulative Series A Preferred Stock of the MYT Holdco under the MYT Holdco Preferred Series A Certificate.

“MYT Holdco Series B Preferred Stock” means the Cumulative Series B Preferred Stock of the MYT Holdco under the MYT Holdco Preferred Series B Certificate.

“MYT Intermediate Holdco” means MYT Intermediate Holding Co., a direct Wholly Owned Subsidiary of MYT Holdco, a newly formed Delaware corporation, together with its successors.

“MYT Limited Guarantee” means the guarantee provided by each of the MYT Guarantor Entities pursuant to the MYT Guarantee and Collateral Agreement.

“MYT Limited Guarantee Collateral” means the “Collateral,” as defined in the MYT Guarantee and Collateral Agreement.

“MYT Operating Entities” means (i) NMG Germany GmbH, (ii) mytheresa.com GmbH (Germany), (iii) mytheresa.com Service GmbH (Germany), (iv) Theresa Warenvertrieb GmbH (Germany) and (v) the Subsidiaries of any of the foregoing described in clauses (i) through (iv).

“MYT Parent” means MYT Parent Co., a newly formed Delaware corporation, together with its successors.

“MYT Secondary Sale” means (i) the sale, disposition, monetization or other transfer (whether directly, indirectly or synthetically, including through derivative transactions or by means of a transaction involving MYT Parent or any other entity that directly or indirectly owns equity interests in the MYT Holdco) of equity interests of the MYT Holdco by Neiman Marcus Group, Inc. or its subsidiaries to any Independent Third Party, other than a primary sale of equity interests for cash whose net cash proceeds are contributed to or retained by the MYT Entities or (ii) any MYT Asset Sale other than a Qualified MYT Asset Sale.

“MYT Third Lien Notes Pledge Agreement” means the pledge agreement to be entered into or on around the Issue Date among MYT Parent, MYT Holdco, the trustee under each Third Lien Notes Indenture and the Third Lien Notes Collateral Agent, on behalf of the holders of the Third Lien Notes.

“MYT Waterfall” means clauses (11) through (13) of Section 4.03 of the MYT Guarantee and Collateral Agreement.

“MyTheresa Designation” means, collectively, all designations by any of the Company Parties or any of their related parties prior to the execution date of the Transaction Support Agreement of any of the MYT Entities as “unrestricted” subsidiaries under the indentures governing the Unsecured Notes, the Pre-Transactions Term Loan Agreement, or the ABL Credit Agreement, and all acts or omissions taken by any Company Party or any of its related parties in structuring, implementing, or effectuating the foregoing designations.

“MyTheresa Distribution” means, collectively, all distributions or dividends by any Company Party (including but not limited to NMG International LLC, a Delaware limited liability company) prior to the execution date of the Transaction Support Agreement to or for the benefit of any other Company Parties of (1) any Equity Interests in the MYT Entities, (2) any indebtedness owed by the MYT Entities to any

Company Party (including but not limited to NMG International LLC), and (3) any and all other Claims or Equity Interests of any Company Party (including but not limited to NMG International LLC) in the MYT Entities, and all acts or omissions taken by any Company Party or any of its related parties in structuring, implementing, or effectuating the distributions or dividends described in clauses (1) to (3) above.

“Net Cash Proceeds” means the aggregate cash proceeds (using the Fair Market Value of any Cash Equivalents) received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, and including any proceeds received as a result of unwinding any related Hedge Agreements in connection with such transaction but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct cash costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses incurred as a result thereof, Taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to Section 3.7(b) or (c), as applicable) to be paid as a result of such transaction, any costs associated with unwinding any related Hedge Agreements in connection with such transaction and any deduction of appropriate amounts to be provided by the Issuer or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“New MYT Dutch HoldCo” means a Dutch B.V. to be formed after the Issue Date, wholly-owned subsidiary of MYT Intermediate Holding Co. and direct parent of NMG Germany GmbH as a result of a merger by absorption of Mariposa Luxembourg II S.à r.l. into Mariposa Luxembourg I S.à r.l. and a subsequent merger by absorption of Mariposa Luxembourg I S.à r.l. into such newly formed Dutch B.V.

“NM Group” means, collectively, Neiman Marcus Group, Inc. and its Subsidiaries.

“Non-Mortgageable Leases” means all leasehold Real Properties subject to provisions restricting the mortgaging, assignment or other creation of a security interest in or of any such lease, agreement or other instrument governing such leasehold interest or in respect of which a mortgage, assignment or creation of a security interest therein or thereof could reasonably be expected (as determined in good faith by an Officer of the Issuer) to be in conflict with, result in a breach of, constitute (alone or with notice or lapse of time or both) a default under, or give rise to a right of or result in any cancellation, revocation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under, any such lease, agreement or other instrument governing such leasehold interest; provided that no leasehold Real Property shall be a Non-Mortgageable Lease if it is not treated as a Non-Mortgageable Lease under any of the Indebtedness Documents governing any Indebtedness of the Issuer or any Restricted Subsidiary.

“Non-Participating Term Loan Collateral” means the Original Term Loan Priority Collateral and the ABL Priority Collateral.

“Non-Participating Term Loan Exchange Indebtedness” means Indebtedness incurred by the Issuers, or by any of them or any Subsidiary Guarantor, under the Extended Term Loan Agreement or otherwise to Refinance any of the Non-Participating Term Loans, in an aggregate principal amount not exceeding 100% of the aggregate principal amount of the Non-Participating Term Loans actually Refinanced by, such Indebtedness and guarantees of such Indebtedness by the Issuers and/or Subsidiary Guarantors; so long as any such Indebtedness (i) otherwise qualifies as Permitted Refinancing Indebtedness with respect to the Non-Participating Term Loans (except that such Indebtedness and guarantees thereof may be unsecured, secured with Extended Term Loan Liens or secured with Liens junior to the Extended Term Loan Liens any or all of on the Collateral and guaranteed by any Person that guarantees the Extended Term Loans, including the Notes PropCo and the Extended Term Loan PropCo)), (ii) has no amortization, (iii) is not subject to any “most-favored nation” provision, (iv) has a maturity date no earlier than the maturity date of the Extended Term Loans on the Issue Date, (v) has a cash interest rate not exceeding that of the Extended Term Loans on the Issue Date and (vi) is subordinated in right of payment or “waterfall” priority to the Extended Term Loan Obligations.

“Non-Participating Term Loan Exchange Obligations” means the Indebtedness and the related Obligations under the Indebtedness Documents related to the Non-Participating Term Loan Exchange Indebtedness.

“Non-Participating Term Loan Liens” means Liens on the Non-Participating Term Loan Collateral, securing the Non-Participating Term Loan Obligations, which Liens have the Required Collateral Lien Priority for Liens securing the Non-Participating Term Loan Obligations.

“Non-Participating Term Loans” means term loans outstanding under the Pre-Transactions Term Loan Agreement on the Issue Date that the lenders decline to exchange into Extended Term Loans (but not including, for the avoidance of doubt, any Non-Participating Term Loan Exchange Indebtedness).

“Non-Participating Term Loan Obligations” means the Indebtedness and the related Obligations under the Indebtedness Documents related to the Non-Participating Term Loans.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Note Party” means each Issuer, each Subsidiary Guarantor and each MYT Guarantor Entity.

“Notes” means the Initial Notes, the PIK Notes (or any increase in the principal amount of a Global Note) and the Additional Notes, all of which will be treated as a single class for all purposes, except as otherwise provided in this Indenture, and unless the context otherwise requires, all references to the Notes will include the Initial Notes, the PIK Notes (or any increase in the principal amount of a Global Note) and any Additional Notes, and any references to “principal amount” of the Notes include any increase in the principal amount of the outstanding Notes as a result of a PIK Payment.

“Notes Collateral Agent” means Ankura Trust Company, LLC, in its capacity as such, until a successor replaces it and, thereafter, means the successor.

“Notes Collateral Agreement” means that certain Second Lien Notes Collateral Agreement, dated as of the Issue Date, by and among the Issuers, the Subsidiary Guarantors and the Notes Collateral Agent, as such agreement may be amended, modified, supplemented or restated from time to time in accordance with its terms.

“Notes Custodian” means the custodian with respect to the Global Note (as appointed by the Depositary), or any successor Person thereto and will initially be The Huntington National Bank.

“Notes Documents” means this Indenture, the Notes, the Guarantees, the Security Documents, the Intercreditor Agreements and any other Indebtedness Documents related thereto.

“Notes Liens” means Liens on the Collateral securing the Notes Obligations, which Liens have the Required Collateral Lien Priority for Liens securing the Notes Obligations.

“Notes Obligations” means the Indebtedness and the related Obligations of the Issuers and the Subsidiary Guarantors under the Notes Documents.

“Notes Priority Real Estate Collateral” consists of the assets known as (1) Tysons Galleria (Store 1023) located at 2255 International Drive, McLean, Virginia 22102, (2) Topanga Plaza (Store 1105) located at 6550 Topanga Canyon Boulevard, Woodland Hills, California 91303, (3) Walnut Creek (Store 1110) located at 1275 Broadway Plaza, Walnut Creek, California 94596, (4) Fort Lauderdale (Store 1018) located at 2442 East Sunrise Boulevard, Fort Lauderdale, Florida 33304, (5) Troy (Store 1033) located at 2705 West Big Beaver Road, Troy, Michigan 48084, (6) Coral Gables (Store 1034) located at 390 San Lorenzo Avenue, Coral Gables, Florida 33146, (7) Charlotte (Store 1102) located at 4400 Sharon Road, Charlotte, North Carolina 28211 and (8) Austin (Store 1101) located at 3400 Palm Way, Austin, Texas 78758, each of which is not collateral for the Pre-Transactions Term Loan Obligations as of the Issue Date.

“Notes Priority Real Estate Recovery” means the occurrence of either (a) the exercise and consummation of the Call Right or (b) the recovery by the holders of the Third Lien Obligations and the Second Lien Obligations of $200.0 million, in the aggregate, on the realization of (x) Liens securing such Third Lien Obligations and Second Lien Obligations on (i) the Notes Priority Real Estate Collateral and (ii) the Notes PropCo Equity Interests and (y) guarantees of the Second Lien Obligations and Third Lien Obligations by Notes PropCo (including the Subsidiary Guarantee by Notes PropCo).

“Notes PropCo” means NMG Notes PropCo LLC, a Delaware limited liability company that is a Subsidiary of the Issuer formed to hold the Notes Priority PropCo Assets.

“Notes PropCo Equity Interests” means the Equity Interests of Notes PropCo.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering Circular” means the Offering Circular related to the offering of the Notes, dated June 3, 2019.

“Officer” means, with respect to any Person, the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary (or any person serving the equivalent function of any of the foregoing) of such Person (or of the general partner of such Person) or any individual designated as an “Officer” for purposes of this Indenture by the Board of Directors of such Person (or the Board of Directors of the general partner of such Person).

“Officer’s Certificate” means a certificate signed on behalf of the Issuer by an Officer of the Issuer that meets the requirements set forth in this Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee.  The counsel may be an employee of or counsel to the Issuers.

“Original Term Loan Priority Collateral” means assets of the Issuers and the Subsidiary Guarantors constituting collateral for the Obligations under the Pre-Transactions Term Loan Agreement immediately prior to the Issue Date, which assets include, among other things, seven owned real properties and substantially all personal property (including substantially all intellectual property) of the Issuers and the Subsidiary Guarantors other than the ABL Priority Collateral and Excluded Assets.  The

Original Term Loan Priority Collateral does not include the Extended Term Loan Priority Real Estate Collateral, the Extended Term Loan PropCo Equity Interests, the Notes Priority Real Estate Collateral or the Notes PropCo Equity Interests.

“Parent” means Neiman Marcus Group, Inc., a corporation organized under the laws of the State of Delaware, and its successors.

“Parent Entity” means any direct or indirect parent of the Issuer.

“Pari Passu Lien Indebtedness” means Indebtedness that is secured only by Pari Passu Liens on the Collateral; provided that if such Indebtedness is guaranteed by Notes PropCo or Extended Term Loan PropCo, such guarantees provided by Notes PropCo and Extended Term Loan PropCo shall be unsecured and rank pari passu in right of payment with the Notes PropCo Guarantee and the Extended Term Loan PropCo Guarantee, respectively.

“Pari Passu Lien Obligations” means the Indebtedness and the related Obligations under the Indebtedness Documents related to Pari Passu Lien Indebtedness.

“Pari Passu Liens” means Liens on the Collateral, which Liens on any item of Collateral shall rank pari passu to the Notes Liens on such item of Collateral (but without regard to the control of remedies), pursuant to a Customary Intercreditor Agreement.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream a Person who has an account with the Depositary, respectively (and, with respect to the Depositary, will include Euroclear or Clearstream).

“Permanent Regulation S Global Note” means a permanent Global Note in the form of Exhibit A hereto bearing the Global Note Legend, the Guarantor Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Temporary Regulation S Global Note upon expiration of the Restricted Period.

“Permitted Acquisition” means the purchase or other acquisition, by merger, consolidation, amalgamation or otherwise, by the Issuer or its Restricted Subsidiaries of Equity Interests in, the assets of (including all or substantially all the assets constituting a business unit, division, product line or line of business of), any Person, including minority investments and joint ventures (or any subsequent investment made in a Person, business unit, division, product line or line of business previously acquired in a Permitted Acquisition); provided, that joint ventures (x) may not be consummated with affiliates of Mariposa Intermediate, the Issuers, or their Subsidiaries and (y) must be bona fide operating businesses reasonably related to the Issuer’s business and any such acquisition, minority investment or joint venture may not constitute an investment in debt or equity of Mariposa Intermediate or its Subsidiaries.

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Issuer or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with Section 3.7.

“Permitted Debt” has the meaning assigned to it in Section 3.3(b).

“Permitted Holders” means each of:

(1)           the Sponsors;

(2)           any member of the Management Group (or any controlled Affiliate thereof of which members of the Management Group hold at least 50% of the Voting Stock and 50% of the economic value);

(3)           any other holder of a direct or indirect Equity Interest in Parent that holds such Equity Interest as of the Issue Date;

(4)           any group (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of which the Persons described in clauses (1), (2) or (3) above are members; provided that (a) without giving effect to the existence of such group or any other group, the Persons described in clauses (1), (2) and (3) above, collectively, Beneficially Owned Voting Stock representing 50% or more of the aggregate ordinary voting power of the Voting Stock of the Issuer (or any Permitted Parent) then held by such group and (b) if the Beneficial Ownership described in subclause (a) is shared with any Person other than the Persons described in clauses (1), (2) and (3) above, the Persons described in clauses (1), (2) and (3) above hold at least 50% of the economic value of the equity securities of the Issuer (or Permitted Parent, as the case may be) then held by such group; and

(5)           any Permitted Parent.

Any Person or group, together with its Affiliates, whose acquisition of Beneficial Ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of this Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1)           Investments made in order to consummate or complete the Transactions;

(2)           loans and advances to officers, directors, employees or consultants of any Parent Entity, the Issuer or any Restricted Subsidiary not to exceed $25.0 million in an aggregate principal amount at any time outstanding (calculated without regard to write-downs or write-offs thereof after the date made); provided that loans and advances to consultants in the form of upfront payments made in connection with employment or consulting arrangements entered into in the ordinary course of business shall not be subject to such $25.0 million cap;

(3)           Investments in (i) the Issuers or Subsidiary Guarantors, provided that any Investment in Notes PropCo and Extended Term Loan PropCo shall only be made to fund lease and other operating payments that are due in the ordinary course or to maintain its respective legal existence, to the extent they are not already covered by Issuer or any other Subsidiary other than Notes PropCo or Extended Term Loan PropCo, as applicable or (ii) Restricted Subsidiaries that are not Subsidiary Guarantors not to exceed $25.0 million in an aggregate principal amount at any time outstanding, provided that Investments (other than in respect of Excluded Assets) under this subclause (ii) shall take the form of intercompany loans which shall be pledged as Collateral to secure the Notes Obligations, provided further in case of both subclause (i) and (ii) that Investments in Subsidiaries that are not Wholly Owned Subsidiaries shall be on arm’s length terms;

(4)           [Reserved];

(5)           Cash Equivalents and Investment Grade Securities and Investments that were Cash Equivalents or Investment Grade Securities when made:

(6)           Investments arising out of the receipt by the Issuer or any of its Restricted Subsidiaries of non-cash consideration in connection with any sale of assets permitted under Section 3.7;

(7)           accounts receivable, security deposits and prepayments and other credits granted or made in the ordinary course of business and any Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and others, including in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, such account debtors and others, in each case in the ordinary course of business;

(8)           Investments acquired as a result of a foreclosure by the Issuer or any Restricted Subsidiary with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(9)           Hedging Agreements;

(10)         Investments existing on, or contractually committed as of, the Issue Date and any replacements, refinancings, refunds, extensions, renewals or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (10) is not increased at any time above the amount of such Investments existing or committed on the Issue Date (other than pursuant to an increase as required by the terms of any such Investment as in existence on the

Issue Date or as otherwise permitted under this definition or under Section 3.4, provided that Investments outstanding as of the Issue Date which were Incurred or allocated under a specific clause of the definition of “Permitted Investments” under the indentures governing the Remaining Unsecured Notes as of immediately prior to the Issue Date shall be deemed to be incurred on the Issue Date under the corresponding specific clause of the definition of “Permitted Investments” under this Indenture and not under this clause (10);

(11)         Investments resulting from pledges and deposits that are Permitted Liens;

(12)         intercompany loans among Foreign Subsidiaries and Guarantees by Foreign Subsidiaries Incurred pursuant to Section 3.3(b)(xxi);

(13)         acquisitions of obligations of one or more officers or other employees of any Parent Entity, the Issuer or any Subsidiary of the Issuer in connection with such officer’s or employee’s acquisition of Equity Interests of any Parent Entity, so long as no cash is actually advanced by the Issuer or any Restricted Subsidiary to such officers or employees in connection with the acquisition of any such obligations;

(14)         Guarantees of operating leases (for the avoidance of doubt, excluding Capitalized Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case, entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(15)         Investments to the extent that payment for such Investments is made with Equity Interests (other than Excluded Equity) of the Issuer;

(16)         Investments consisting of the redemption, purchase, repurchase or retirement of any Equity Interests permitted under Section 3.4;

(17)         Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers consistent with past practices;

(18)         Guarantees permitted under Section 3.3;

(19)         advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Issuer or any Restricted Subsidiary;

(20)         Investments consisting of the leasing or licensing of intellectual property in the ordinary course of business or the contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(21)         purchases or acquisitions of inventory, supplies, materials and equipment or purchases or acquisitions of contract rights or intellectual property in each case in the ordinary course of business;

(22)         [Reserved];

(23)         intercompany current liabilities owed to joint ventures Incurred in the ordinary course of business in connection with the cash management operations of the Issuer and its Subsidiaries;

(24)         (a)           Investments in Permitted Acquisitions in an aggregate amount, taken together with all other Investments made pursuant to this clause (24) and the aggregate principal amount of any Indebtedness Incurred or assumed under clause (xii) of the definition of “Permitted Debt” that are at the time outstanding, not to exceed $300.0 million less the aggregate consideration paid by TNMG LLC prior to the Issue Date in respect of that certain investment made by TNMG LLC pursuant to that certain Unit Purchase Agreement, dated as of April 17, 2019, by and among FashionPhile Group, LLC, TNMG LLC and the other parties party thereto (the “FashionPhile Consideration”) (not including any consideration consisting of common equity of Mariposa Intermediate, proceeds of common equity issued by Mariposa Intermediate and contributed to Issuer or contributions to Mariposa Intermediate’s common equity capital further contributed to Issuer, and not including any transaction costs of the Issuer and its Restricted Subsidiaries associated with such Permitted Acquisition); provided that affiliates of Mariposa Intermediate, the Issuers, or their Subsidiaries (including any Sponsor but excluding Mariposa Intermediate, the Issuers, and their Subsidiaries) may co-invest in any such joint venture with an unaffiliated third party on terms substantially similar to the terms of the applicable Issuers’ or Subsidiary’s investment without such affiliates’ investments being subject to the caps set forth herein); provided, further, however, that (1) no individual Permitted Acquisition transaction or series of related transactions shall, together with the aggregate principal amount of any Indebtedness Incurred or assumed under clause (xii) of the definition of “Permitted Debt” that is at the time outstanding, exceed $150.0 million plus, after such Permitted Acquisition is made, an additional incremental aggregate amount of $25.0 million in such Permitted Acquisition (subject to the aggregate cap of $300.0 million of this clause (24)), and (2) no Permitted Acquisition transaction may be made if pro forma ABL Availability would be less than $300.0 million;

(b)           Any Wholly Owned Subsidiary acquired pursuant to subclause (a) of this clause (24) must become a Subsidiary Guarantor, and assets acquired pursuant to Permitted Acquisitions (including 100% of all equity interests, which shall not, for the avoidance of doubt, constitute Excluded Assets) must be included in the Collateral in each case in accordance with the terms and conditions set forth in the Security Documents; provided however that any non-Wholly Owned Subsidiary or any minority-owned entity or joint venture entity so acquired pursuant to this clause shall be permitted to utilize this clause to permit such entity to fund its ratable share of investments in other bona fide operating businesses, in each case, subject to the $300.0 million aggregate cap, $150.0 million per transaction cap and $25.0 million incremental cap set forth above, and for purposes of clarity, a third party owner (that is not Mariposa Intermediate or any of its Subsidiaries) of a non-Wholly Owned Subsidiary, minority-owned entity or joint venture entity shall not be required to pledge its equity interests in such entity as Collateral;

(25)         [Reserved];

(26)         Investments that are made with the net proceeds of common equity issued by or contributed to Mariposa Intermediate and contributed to the Issuer; and

(27)         additional Investments; provided that the aggregate Fair Market Value of such Investments made since the Issue Date that remain outstanding (with all such Investments being valued at their original Fair Market Value and without taking into account subsequent increases or decreases in value) does not exceed $25.0 million, plus any returns of capital actually received by the Issuer or any Restricted Subsidiary in respect of such Investments; provided that any Investments pursuant to this clause (27) cannot be in any Parent Entity or its subsidiaries (other than an Issuer or Subsidiary Guarantor or its subsidiaries), including any MYT Entity, and the Investment shall take the form of an intercompany loan which shall be pledged to secure the Notes Obligations (other than Excluded Assets); provided that Investments by the Issuer or its Restricted Subsidiaries with non-Wholly Owned Subsidiaries shall be on arm’s-length terms.

“Permitted Liens” means, with respect to any Person:

(1)           (a)           Extended Term Loan Liens on the Collateral, securing Indebtedness Incurred in accordance with clause (i) of the definition of “Permitted Debt” and Extended Term Loan Obligations related thereto;

(b)           ABL Liens on the Collateral, securing Indebtedness Incurred in accordance with clause (ii) of the definition of “Permitted Debt” and ABL Obligations related thereto;

(c)           Third Lien Notes Liens on the Collateral, securing Indebtedness Incurred in accordance with clause (iii)(B) of the definition of “Permitted Debt” and the Third Lien Notes Obligations related thereto;

(d)           2028 Debentures Liens on the 2028 Debentures Collateral, securing Indebtedness Incurred in accordance with clause (iii)(C) of the definition of “Permitted Debt” and the 2028 Debentures Obligations related thereto;

(e)           Third Lien Notes Liens on the Collateral, securing (i) Indebtedness Incurred in accordance with clause (iii)(D)(2) of the definition of “Permitted Debt” and Remaining Unsecured Notes Exchange Obligations related thereto and (ii) Permitted Refinancing Indebtedness incurred in respect of such Indebtedness and Obligations related to such Permitted Refinancing Indebtedness;

(f)            (i) Non-Participating Term Loan Liens on the Non-Participating Term Loan Collateral, securing Indebtedness Incurred in accordance with clause (iii)(E)(1) of the definition of “Permitted Debt” and Non-Participating Term Loan Obligations related thereto, and (ii) Extended Term Loan Liens, Pari Passu Liens or Junior Liens on the Collateral, securing Non-Participating Term Loan Exchange Indebtedness Incurred in accordance with clause (iii)(E)(2) of the definition of “Permitted Debt” and Non-Participating Term Loan Exchange Obligations related thereto;

(g)           (i) Notes Liens on the Collateral securing Indebtedness Incurred in accordance with clause (iii)(A)(1) of the definition of “Permitted Debt” and the Notes Obligations related thereto and (ii) Pari Passu Liens on the Collateral, securing Indebtedness Incurred in accordance with clause (iii)(A)(2) of the definition of “Permitted Debt” and Pari Passu Lien Obligations related thereto;

(2)           Liens existing on the Issue Date; provided that Liens outstanding as of the Issue Date that were incurred or allocated under a specific Liens clause under the indentures governing the Remaining Unsecured Notes shall be deemed to be incurred on the Issue Date under the corresponding Liens clause under this Indenture, and not under this clause (2);

(3)           Liens securing Indebtedness Incurred in accordance with clause (v) of the definition of “Permitted Debt;” provided that such Liens only extend to the assets financed with such Indebtedness (and any replacements, additions, accessions and improvements thereto);

(4)           [Reserved];

(5)           (a) Liens on assets of Foreign Subsidiaries that are not Subsidiary Guarantors and (b) Junior Liens on assets of Foreign Guarantors, in either case securing Indebtedness Incurred in accordance with clause (xxi) of the definition of “Permitted Debt”;

(6)           Liens securing Permitted Refinancing Indebtedness incurred in accordance with clause (xxiv) of the definition of “Permitted Debt” (with respect to clauses (iv) and (xxiv) of the definition of “Permitted Debt”); provided that the Liens securing such Permitted Refinancing Indebtedness are limited to all or part of the same property that secured (or, under the written arrangements under which the original Lien arose, could secure) the original Lien (plus any replacements, additions, accessions and improvements thereto) and are no higher priority than the original Lien;

(7)           (a) Liens on property or Equity Interests of a Person at the time such Person becomes a Restricted Subsidiary if such Liens were not created in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary and (b) Liens on property at the time the Issuer or a Restricted Subsidiary acquired such property, including any acquisition by means of a merger or consolidation with or into the Issuer or any of its Restricted Subsidiaries, if such Liens were not created in connection with, or in contemplation of, such acquisition;

(8)           [Reserved];

(9)           Liens for Taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in good faith by appropriate proceedings and for which reserves have been set aside in accordance with GAAP;

(10)         Liens disclosed by the title insurance commitments or policies delivered on or subsequent to the Issue Date and any replacement, extension or renewal of any such Liens (so long as the Indebtedness and other obligations secured by such replacement, extension or renewal Liens are permitted by this Indenture); provided that such replacement, extension or renewal Liens do not cover any property other than the property that was subject to such Liens prior to such replacement, extension or renewal;

(11)         Liens securing judgments that do not constitute an Event of Default pursuant to Section 6.1(g) and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and in respect of which the Issuer or any affected Restricted Subsidiary, has set aside on its books reserves in accordance with GAAP with respect thereto;

(12)         Liens imposed by law, including landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, to the Issuer or a Restricted Subsidiary has set aside on its books reserves in accordance with GAAP;

(13)         (a) pledges and deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other similar laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (b) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Issuer or any Restricted Subsidiary;

(14)         deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capitalized Lease Obligations), the delivery of merchandise or services with factors (to company suppliers), vendors, shippers, brand partners, credit insurers and other service providers (but not to secure Indebtedness or receivables or capital lease financing), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) Incurred, in each case, by the Issuer or any Restricted Subsidiary in the ordinary course of business, including those Incurred to secure health, safety and environmental obligations in the ordinary course of business;

(15)         survey exceptions and such matters as an accurate survey would disclose, easements, trackage rights, leases (other than Capitalized Lease Obligations), licenses, special assessments, rights of way covenants, conditions, restrictions and declarations on or with respect to the use, ownership or operation of real property, servicing agreements, development agreements, site plan agreements and other similar encumbrances Incurred in the ordinary course of business and title defects or irregularities that are of a minor nature and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Issuer or any Restricted Subsidiary;

(16)         any interest or title of a lessor or sublessor under any leases or subleases entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(17)         Liens that are contractual rights of set-off (a) relating to pooled deposit or sweep accounts of the Issuer or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations Incurred in the ordinary course of business of the Issuer or any Restricted Subsidiary or (b) relating to purchase orders and other agreements entered into with customers of the Issuer or any Restricted Subsidiary in the ordinary course of business;

(18)         Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(19)         leases or subleases, licenses or sublicenses (including with respect to intellectual property and software) granted to others in the ordinary course of business that do not interfere in any material respect with the business of the Issuer and any of its Restricted Subsidiaries, taken as a whole;

(20)         Liens solely on any cash earnest money deposits made by the Issuer or any Restricted Subsidiary in connection with any letter of intent or other agreement in respect of any Permitted Investment;

(21)         the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(22)         Liens arising from precautionary Uniform Commercial Code financing statements;

(23)         Liens on Equity Interests of any joint venture, to the extent such Equity Interests are Excluded Equity Interests, (a) securing obligations of such joint venture or (b) pursuant to the relevant joint venture agreement or arrangement;

(24)         Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(25)         Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents under clause (4) of the definition thereof;

(26)         Liens securing insurance premium financing arrangements;

(27)         [Reserved];

(28)         Liens on property or assets used to defease or to satisfy and discharge Indebtedness; provided that such defeasance or satisfaction and discharge is not prohibited by this Indenture;

(29)         Liens (a) of a collection bank arising under Section 4-210 of the Uniform Commercial Code, or any comparable or successor provision, on items in the course of collection; (b) attaching to pooling, commodity trading accounts or other commodity brokerage accounts Incurred in the ordinary course of business; and (c) in favor of banking or other financial institutions or entities, or electronic payment service providers, arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking or finance industry;

(30)         Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit entered into in the ordinary course of business issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(31)         Junior Liens on the Collateral securing Indebtedness permitted to be Incurred pursuant to Section 3.3(a) and related Junior Lien Obligations; and

(32)         Junior Liens on the Collateral securing additional obligations in an aggregate outstanding principal amount not to exceed the $50.0 million; provided that the cash interest rate on any such obligations may not exceed 8.0% per annum.

For purposes of determining compliance with this definition, (x) a Lien need not be Incurred solely by reference to one category of Permitted Liens described in this definition but may be Incurred under any combination of such categories (including in part under one such category and in part under any other such category), (y) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, the Issuer will, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this definition, and (z) in the event that a portion of Indebtedness secured by a Lien could be classified as secured in part pursuant to clause (1) or (32) above (giving effect to the Incurrence of such portion of such Indebtedness), the Issuer, in its sole discretion, may classify such portion of such Indebtedness (and any Obligations in respect thereof) as having been secured pursuant to clause (1) or (32) above and thereafter the remainder of the Indebtedness as having been secured pursuant to one or more of the other clauses of this definition. Notwithstanding the foregoing, (A) all Extended Term Loan Liens shall be Incurred under clause (1)(a) of this definition, (B) all ABL Liens shall be Incurred under clause (1)(b) of this definition, (C) all Third Lien Notes Liens securing Third Lien Notes Incurred under clause (iii)(B) of the definition of “Permitted Debt” and the Third Lien Notes Obligations related thereto shall be Incurred under clause (1)(c) of this definition, (D) all 2028 Debentures Liens shall be Incurred under clause (1)(d) of this definition, (E) all Third Lien Notes Liens securing Indebtedness Incurred under clause (iii)(D)(2) or (iii)(D)(4) of the definition of “Permitted Debt” and the Third Lien Notes Obligations related thereto shall be Incurred under clause (1)(e) of this definition, (F) all Non-Participating Term Loan Liens shall be Incurred under clause (1)(f)(i) of this definition, (G) all Liens securing Non-Participating Term Loan Exchange Obligations shall be Incurred under clause (1)(f)(ii) of this definition, (H) all Notes Liens securing Notes Incurred under clause (iii)(A)(1) of the definition of “Permitted Debt” and related Notes Obligations shall be Incurred under clause (1)(g)(i) of this definition and (I) all Pari Passu Liens shall be Incurred under clause (1)(g)(ii) of this definition, and, in each case of subclauses (A) through (I) above, such Liens may not be later reallocated.

“Permitted Parent” means any Parent Entity for so long as it is controlled only by one or more Persons that are Permitted Holders pursuant to clause (1), (2), (3) or (4) of the definition thereof; provided that such Parent Entity was not formed in connection with, or in contemplation of, a transaction (other than the Transactions) that would otherwise constitute a Change of Control.

“Permitted PropCo Guaranteed Obligations” means the (i) the Extended Term Loan Obligations, (ii) the Notes Obligations, (iii) the Third Lien Notes Obligations, (iv) the ABL Obligations, (v) the Non-Participating Term Loan Exchange Obligations and (vi) the 2028 Debentures Obligations.

“Permitted Refinancing Indebtedness” means any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, “Refinance” or a “Refinancing”) the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that:

(1)           the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium (including interest previously paid in kind and tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses);

(2)           the final maturity of such Permitted Refinancing Indebtedness is equal to or later than the maturity of the Indebtedness so Refinanced and the Weighted Average Life to Maturity of such Permitted Refinancing Indebtedness is greater than or equal to the shorter of (a) the Weighted Average Life to Maturity of the Indebtedness being Refinanced and (b) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness being Refinanced that were due on or after the date that is one year following the Maturity Date were instead due on the date that is one year following the Maturity Date; provided that no Permitted Refinancing Indebtedness Incurred in reliance on this subclause (b) will have any scheduled principal payments due prior to the Maturity Date in excess of, or prior to, the scheduled principal payments due prior to such Maturity Date for the Indebtedness being Refinanced;

(3)           if the Indebtedness being Refinanced is subordinated, as to any assets, in right of payment or lien priority to the Notes Obligations, such Permitted Refinancing Indebtedness is subordinated, as to such assets, in right of payment or lien priority to such Notes Obligations on terms at least as favorable to the lenders as those contained in the documentation governing the Indebtedness being Refinanced;

(4)           no Permitted Refinancing Indebtedness will have different obligors, or greater (including higher ranking priority) Guarantees or security, than the Indebtedness being Refinanced (and, for the avoidance of doubt, any Liens securing such Permitted Refinancing Indebtedness may not extend to additional assets or be higher in priority than the Liens securing the Indebtedness being Refinanced); and

(5)           in the case of a Refinancing of Indebtedness that is secured by any Collateral and subject to specified Required Collateral Lien Priority, the applicable Liens securing such Permitted Refinancing Indebtedness do not have a higher priority than the Required Collateral Lien Priority applicable to the Notes Liens and a debt representative acting on behalf of the holders of such Indebtedness has become party to or is otherwise subject to the provisions of the

Junior Lien Intercreditor Agreement and, if applicable, the ABL Intercreditor Agreement.

Indebtedness constituting Permitted Refinancing Indebtedness will not cease to constitute Permitted Refinancing Indebtedness as a result of the subsequent extension of the Maturity Date after the date of original Incurrence thereof.

Notwithstanding the foregoing: (a) Indebtedness incurred to Refinance the Remaining Unsecured Notes must be Remaining Unsecured Notes Exchange Indebtedness; (b) Indebtedness incurred to Refinance the Non-Participating Term Loans must be Non-Participating Term Loan Exchange Indebtedness; (c) Indebtedness incurred to Refinance the Notes and the related Notes Obligation must be unsecured Indebtedness, Junior Lien Indebtedness or Pari Passu Lien Indebtedness; (d) Indebtedness incurred to Refinance any Indebtedness guaranteed by Notes PropCo may not have the benefit of a guarantee by Notes PropCo that has a higher priority in right of payment than the guarantee by Notes PropCo of the Indebtedness being Refinanced; and (e) Indebtedness incurred to Refinance any Indebtedness guaranteed by Extended Term Loan PropCo may not have the benefit of a guarantee by Extended Term Loan PropCo that has a higher priority in right of payment than the guarantee by Extended Term Loan PropCo of the Indebtedness being Refinanced.

“Person” means any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company, government, individual or family trust, Governmental Authority or other entity of whatever nature.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution or winding up.

“Pre-Transactions Term Loan Agreement” means that certain term loan credit agreement, dated as of October 25, 2013, among Mariposa Intermediate Holdings LLC, the Issuer (as successor by merger to Mariposa Merger Sub LLC), the subsidiaries of the Issuer from time to time party thereto, Credit Suisse AG, Cayman Islands Branch, as Administrative Agent and Collateral Agent, and the lenders party thereto from time to time, as amended, amended and restated, supplemented or otherwise modified prior to (but not on or after) the Issue Date (and which Pre-Transactions Term Loan Agreement, for the avoidance of doubt, is not the Extended Term Loan Agreement).

“Pre-Transactions Term Loan Lenders” means the lenders party to the Pre-Transactions Term Loan Agreement.

“Pre-Transactions Term Loan Obligations” means the Indebtedness and related Obligations under the Pre-Transactions Term Loan Agreement and the Obligations under other Indebtedness Documents related to the Pre-Transactions Term Loans.

“Pre-Transactions Term Loans” means the term loans by the lenders under the Pre-Transactions Term Loan Agreement.

“Pro Forma Basis” means, as of any date, that pro forma effect will be given to the Transactions, any Investment, any issuance, Incurrence, assumption or permanent repayment of Indebtedness (including Indebtedness issued or Incurred as a result of, or to finance, any relevant transaction and for which any such financial ratio or other calculation is being calculated) and all sales, transfers and other dispositions or discontinuance of any Subsidiary, line of business, division or store, in each case that have occurred during the four consecutive fiscal quarter period of the Issuer being used to calculate such financial ratio (the “Reference Period”), or subsequent to the end of the Reference Period but prior to such date or prior to or simultaneously with the event for which a determination under this definition is made (including any such event occurring at a Person who became a Restricted Subsidiary after the commencement of the Reference Period), as if each such event occurred on the first day of the Reference Period, and pro forma effect will be given to factually supportable and identifiable pro forma cost savings related to operational efficiencies, strategic initiatives or purchasing improvements and other synergies, in each case, reasonably expected by the Issuer and its Restricted Subsidiaries to be realized based upon actions taken or reasonably expected to be taken within 12 months of the date of such calculation (without duplication of the amount of actual benefit realized during such period from such actions), which cost savings, improvements and synergies can be reasonably computed, as certified in writing by the chief financial officer of the Issuer and provided further that such adjustments shall not exceed 10% of Consolidated EBITDA (after giving effect to such application or adjustment) of the Issuer for the applicable four fiscal quarter period.

“QIB” means any “qualified institutional buyer” (as defined in Rule 144A).

“Qualified LCs” means one or more letters of credit issued by a reputable bank or trust company that is organized under the laws of the United States of America or any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits in excess of $250,000,000 and whose long-term debt, or whose parent holding company’s long-term debt, is rated A (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act)) supporting the guarantee of the Notes by the MYT Guarantor Entities, in an aggregate amount equal to the difference between (x) $200.0 million and (y) the amount of net cash proceeds of MYT Secondary Sales that has been irrevocably deposited in the MYT Account.

“Qualified MYT Asset Sale” means any MYT Asset Sale made for fair market value and for not less than 75% cash, the net cash proceeds of which are reinvested within 180 days after receipt thereof by the MYT Entities in non-current assets (or an operating business that is similar to the business of the MYT Entities) held by the MYT Entities; provided that (i) any MYT Asset Sale or series of related MYT Asset Sales for more than $100.0 million in consideration may not be deemed to be a Qualified MYT Asset Sale, and (ii) non-current assets (or an operating business that is similar to the business of the MYT Entities) received by the MYT Entities from an Independent Third Party as consideration for a MYT Asset Sale shall be deemed to be cash for purposes of this definition.

“Rating Agency” means:

(1)           each of Moody’s and S&P; and

(2)           if Moody’s or S&P ceases to rate the Notes for reasons outside of the Issuer’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3 of the Exchange Act selected by the Issuer or any Parent Entity as a replacement agency for Moody’s or S&P, as the case may be.

“Real Property” means, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interest in real property owned in fee or leased, together with, in each case, all easements, hereditaments and appurtenances relating thereto, and all improvements and appurtenant fixtures incidental to the ownership or lease thereof.

“Record Date” for the interest payable on any applicable Interest Payment Date means, in the case of the Initial Notes, April 1 and October 1 immediately preceding such Interest Payment Date (whether or not a Business Day) and, in the case of any Additional Notes, such record date (whether or not a Business Day) as may be designated by the Issuers in accordance with the provisions Section 2.2, in each case, next preceding such Interest Payment Date.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Temporary Regulation S Global Note or Permanent Regulation S Global Note, as applicable.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Issuer or a Restricted Subsidiary in exchange for assets transferred by the Issuer or a Restricted Subsidiary will not be deemed to be Related Business Assets if they consist of securities of a Person, unless such Person is, or upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Remaining Unsecured Notes” means any 8.00% senior cash pay notes due 2021 and 8.75%/9.50% senior PIK toggle notes due 2021 that remain outstanding following the consummation of the Exchange Offers.

“Remaining Unsecured Notes Exchange Indebtedness” means:

(a)           additional Third Lien Notes Incurred to Refinance any of the Remaining Unsecured Notes and guarantees of such additional Third Lien Notes by the Subsidiary Guarantors; or

(b)           unsecured Indebtedness Incurred to Refinance any of the Remaining Unsecured Notes and guarantees of such unsecured Indebtedness by the Subsidiary Guarantors;

so long as, in each case of (a) and (b), any such Indebtedness (i) otherwise qualifies as Permitted Refinancing Indebtedness with respect to the Remaining Unsecured Notes (except that such additional Third Lien Notes and guarantees thereof may be secured with Third Lien Notes Liens on the Collateral and guaranteed by any Person that guarantees the Third Lien Notes, including the Notes PropCo and the Extended Term Loan PropCo), (ii) has no amortization, (iii) is not subject to any “most-favored nation” provision, (iv) has a maturity date no earlier than the maturity date of the Third Lien Notes issued on the Issue Date, (v) in the case of (a), has a cash interest rate not exceeding the cash interest rate on the Third Lien Notes issued in the Exchange Offer for the same class of Unsecured Notes and (vi) in the case of (b), has a cash interest rate not exceeding the cash interest rate on the relevant class of Remaining Unsecured Notes outstanding as of the Issue Date.

“Remaining Unsecured Notes Exchange Obligations” means the Indebtedness and the related Obligations under the Remaining Unsecured Notes Exchange Indebtedness and the other Indebtedness Documents related to the Remaining Unsecured Notes Exchange Indebtedness.

“Required Collateral Lien Priority” means, with respect to any Lien on any Collateral, that such Lien on such Collateral has the priority indicated in the table below, based on the category of asset subject to such Lien listed at the top of each column and the Obligations secured by such Lien listed at the beginning of each row:

	Extended Term Loan Priority Real Estate Collateral	Original Term Loan Priority Collateral	ABL Priority Collateral	Notes Priority Real Estate Collateral and Notes PropCo Equity Interests (pre-Notes Priority Real Estate Recovery)	Notes Priority Real Estate Collateral and Notes PropCo Equity Interests (post- Notes Priority Real Estate Recovery)	Extended Term Loan PropCo Equity Interests	MYT Limited Guarantee Collateral and MYT Account (i)
Extended Term Loan Obligations and Non-Participating Term Loan Exchange Obligations	1	1	2	3	1	1	None
Non-Participating Term Loan Obligations	None	1	2	None	None	None	None
ABL Obligations	4	4	1	4	5	4	None
Notes Obligations	2	2	3	2(ii)	3	2	1
Third Lien Notes Obligations	3	3	4	1(iii)	4	3	None
2028 Debentures Obligations	1(iv)	1 (iv)	None	3(iv)	2(v)	1(iv)	None

(i)             Notes Liens on MYT Limited Guarantee Collateral will be released following the earlier to occur of (i) a MYT Deposit Event and (ii) the provision of MYT Alternate Security pursuant to the terms of the MYT Guarantee and Collateral Agreement.

(ii)          Recovery not to exceed $200.0 million, together with recovery for Second Lien Notes Obligations.

(iii)       Recovery not to exceed $200.0 million, together with recovery for Third Lien Notes Obligations.

(iv)      Priority shall be pari passu with the Extended Term Loan Liens and the Non-Participating Term Loan Exchange Liens (or if there are no Extended Term Loan Liens or Non-Participating Term Loan Exchange Liens, (i) with respect to the Call Right Collateral prior to the Call Right Cap Recovery, the 2028 Debenture Obligations will retain its Lien priority thereon (i.e., third priority) and (ii) with respect to the Extended Term Loan Priority Real Estate Collateral, Original Term Loan Priority Collateral, and the Equity Interests in the Extended Term Loan PropCo, the Lien priority provided for the 2028 Debentures will be pari passu with the highest priority Lien remaining on the relevant asset) solely on assets if and to the extent required by the 2028 Debentures Indenture as in effect on the Issue Date. The Trustee and the Notes Collateral Agent may conclusively rely on a written statement of an Officer of the Issuers as to the priority of any asset and any requirements set forth in documents referenced in this footnote.

(v)         To the extent no Extended Term Loan Obligations or Non-Participating Term Loan Exchange Obligations are outstanding, if the Call Right Cap Recovery has occurred, priority will be pari passu with the highest priority Lien remaining on the relevant asset, solely on assets if and to the extent required by the 2028 Debentures Indenture. The Trustee and the Notes Collateral Agent may conclusively rely on a written statement of an Officer of the Issuers as to the priority of any asset and any requirements set forth in documents referenced in this footnote.

“Required PropCo Guarantee Priority” means, with respect to any guarantee of Permitted PropCo Guaranteed Obligations by Notes PropCo or Extended Term Loan PropCo, that such guarantee has the priority indicated in the table below in respect of contractual right of payment, based on the Obligations guaranteed by Notes PropCo and Extended Term Loan PropCo (as the case may be) listed at the beginning of each row:

	Priority of Guarantee by Notes PropCo (pre- Notes Priority Real Estate Recovery)	Priority of Guarantee by Notes PropCo (post- Notes Priority Real Estate Recovery)	Priority of Guarantee by Extended Term Loan PropCo
Extended Term Loan Obligations and Non-Participating Term Loan Exchange Obligations	3	1	1
Notes Obligations	2	3	3
Third Lien Notes Obligations	1	4	4
2028 Debentures Obligations	3	2	2
ABL Obligations	4	5	5
Non-Participating Term Loan Obligations	Not Permitted	Not Permitted	Not Permitted

To the extent no Extended Term Loan Obligations nor any Non-Participating Term Loan Exchange Obligations are outstanding, after a Call Right Cap Recovery the priority of the guarantee by Notes PropCo of 2028 Debenture Obligations shall match the priority of the senior-most remaining guarantee.

“Required Financial Statements” means the financial statements required to be delivered under Section 3.2.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.

“Restricted Subsidiary” means any Subsidiary of a Person other than an Unrestricted Subsidiary of such Person.  Unless otherwise indicated in this Indenture, all references to Restricted Subsidiaries will mean Restricted Subsidiaries of the Issuer.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, or any successor to the rating agency business thereof.

“SEC” means the Securities and Exchange Commission.

“Second Lien Obligations” means, with respect to any Collateral, the Notes Obligations and any other Indebtedness or other Obligations secured by a Second Lien thereon.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Documents” means the Notes Collateral Agreement, the MYT Guarantee and Collateral Agreement, the Intercreditor Agreements, the Copyright Security Agreement and the Trademark Security Agreement related to the Notes and mortgages, intellectual property security notices and any other agreements, filings and instruments granting, perfecting or otherwise evidencing the Notes Liens.

“Senior Priority Obligations” means, with respect to the Net Cash Proceeds of a Collateral Asset Sale of any asset, (i) if such asset is not an asset of Notes PropCo or Extended Term Loan PropCo, Indebtedness that is secured by a Lien on such asset that ranks senior to the Notes Liens on such asset (after taking into account the Notes Priority Real Estate Recovery, if applicable), (ii) if such asset is an asset of Notes PropCo, Indebtedness that is guaranteed by Notes PropCo on a basis senior to the Notes PropCo Guarantee (after taking into account the Notes Priority Real Estate Recovery, if applicable), and (iii) if such asset is an asset of Extended Term Loan PropCo, Indebtedness that is guaranteed by Extended Term Loan PropCo on a basis senior to the Extended Term Loan PropCo Guarantee; provided that, in no event shall Remaining Unsecured Notes Obligations be Senior Priority Obligations.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” of the Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Similar Business” means any business engaged or proposed to be engaged in by the Issuer and its Restricted Subsidiaries on the Issue Date and any business or other activities that are similar, ancillary, complementary, incidental or related to, or an extension, development or expansion of, the businesses in which the Issuer and its Restricted Subsidiaries is engaged on the Issue Date.

“Sponsors” means, any of Ares Corporate Opportunities Fund III, L.P., Ares Corporate Opportunities Fund IV, L.P., the Canada Pension Plan Investment Board and any of their respective Affiliates and funds or partnerships managed or advised by any of them or any of their respective Affiliates, but not including any operating portfolio company of any of the foregoing.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subordinated Indebtedness” means (i) any Indebtedness or related Obligations of the Issuers or the Subsidiary Guarantors that are subordinated in right of payment to any of the Notes Obligations, (ii) any unsecured Indebtedness or related Obligations of the Issuers or the Subsidiary Guarantors (including the Remaining Unsecured Notes), (iii) any Indebtedness or related Obligations of the Issuers or the Subsidiary Guarantors (including Junior Lien Obligations) that are secured by Liens on the Collateral ranking junior to the Notes Liens, (iv) the Third Lien Notes Obligations, (v) the Remaining Unsecured Notes Exchange Obligations and (vi) the Non-Participating Term Loan Obligations; provided that Non-Participating Term Loan Obligations shall not be deemed to be Subordinated Indebtedness with respect to repayments of such Indebtedness from Net Cash Proceeds of Non-Participating Term Loan Collateral securing such Indebtedness (to the extent the Non-Participating Term Loan Liens on such Non-Participating Term Loan Collateral are senior in priority to the Notes Liens on such Non-Participating Term Loan Collateral) in accordance with Section 3.7.  For the avoidance of doubt, (i) the ABL Obligations, the Extended Term Loan Obligations, the

Non-Participating Term Loan Exchange Obligations and the 2028 Debentures Obligations shall not be deemed to be Subordinated Indebtedness and (ii) for purposes of the application of Section 3.7 with respect to any asset, (A) any Obligations guaranteed by the holder of such asset on a basis that is junior to the relevant guarantee of the Notes Obligations and (B) any Obligations secured by a Lien on such asset ranking junior to the Lien on such asset securing the Notes Obligations, in each case, shall be Subordinated Indebtedness.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity of which (1) Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors of such corporation, partnership, limited liability company or other entity are at the time owned by such Person; or (2) more than 50.0% of the Equity Interests are at the time owned by such Person.

“Subsidiary Guarantee” means the guarantee of the Guaranteed Obligations that is required to be provided pursuant to Section 3.11 and Article X, including the Notes PropCo Guarantee and the Extended Term Loan PropCo Guarantee and excluding the MYT Limited Guarantees.

“Subsidiary Guarantor” means any Subsidiary of the Issuers that provides a guarantee of the Guaranteed Obligations, as required by Section 3.11 and Article X, including Notes PropCo and Extended Term Loan PropCo and excluding the MYT Entities and the MYT Guarantor Entities unless such entities Incur Indebtedness or other Obligations after the Issue Date that require such entities to provide Subsidiary Guarantees pursuant to Section 3.11 and Article X.

“Taxes” means all present and future taxes, levies, imposts, deductions, duties, assessment, fees, withholdings (including backup withholding) or other charges imposed by any government or taxing authority, including any interest, additions to tax or penalties with respect thereto.

“Temporary Regulation S Global Note” means a temporary Global Note in the form of Exhibit A bearing the Global Note Legend, the Guarantor Legend, the Private Placement Legend, and the Temporary Regulation S Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 903.

“Temporary Regulation S Legend” means the legend set forth in Section 2.1(e).

“Term/Notes Priority Collateral” means all Collateral other than ABL Priority Collateral.

“Term/Notes Priority Proceeds” means all cash, money, instruments, securities, financial assets, deposit accounts and insurance payments directly received as proceeds of any Term/Notes Priority Collateral.

“Third Lien” means, with respect to any Collateral, the Lien on such Collateral securing the Third Lien Notes Obligations and any Lien on such Collateral that has the same priority as that of the Lien on such Collateral securing the Third Lien Notes Obligations.

“Third Lien Notes” means (x) the 8.000% Third Lien Notes due October 25, 2024 and (y) the 8.750% Third Lien Notes due October 25, 2024, in each of case (x) and (y) to be issued by the Issuer pursuant to an indenture to be dated on or about the Issue Date, as the same may be amended from time to time (the “Third Lien Notes Indentures”).

“Third Lien Notes Collateral Agent” means Wilmington Trust, National Association, as collateral agent under each of the Third Lien Notes Indentures and any successor thereto.

“Third Lien Notes Liens” means Liens on the Collateral, which Liens have the Required Collateral Lien Priority for Liens securing the Third Lien Obligations.

“Third Lien Notes Obligations” means the Indebtedness and related Obligations under the Third Lien Notes and the other Indebtedness Documents related to the Third Lien Notes.

“Third Lien Obligations” means, with respect to any Collateral, the Third Lien Notes Obligations and any other Indebtedness or other Obligations secured by a Third Lien thereon.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the Issue Date.

“Transaction Support Agreement” means that certain transaction support agreement, dated March 25, 2019, by and among Neiman Marcus Group, Inc. and each of its Subsidiaries signed thereunder, the Sponsors, certain Pre-Transactions Term Loan Lenders signed thereunder (the “Consenting Pre-Transactions Term Loan Lenders”), nominees, investment managers, advisors or subadvisors to funds and/or accounts, or trustees of trusts, that hold certain of the Issuer’s Unsecured Notes signed thereunder (the “Consenting Pre-Transactions Unsecured Noteholders”).

“Transactions” means the issuance of the Second Lien Notes and the Guarantees thereof, the issuance of the Third Lien Notes and the guarantees thereof, the amendment or amendment and restatement of the Pre-Transactions Term Loan Agreement into the Extended Term Loan Agreement and the borrowing thereunder, the issuance of the MYT Holdco Preferred Stock and other transactions as contemplated by the terms of the Transaction Support Agreement.

“Treasury Rate” means, as of the applicable Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to the First Call Date; provided, however, that if the period from such Redemption Date to the First Call Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Officer” means any officer within the corporate trust administration department of the Trustee, with direct responsibility for performing the Trustee’s duties under this Indenture and also means, with respect to a particular corporate trust matter, any other officer of the Trustee to whom such matter is referred because of such person’s knowledge of and familiarity with the particular subject.

“Trustee” has the meaning set forth in the preamble hereto.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of, or remedies with respect to, any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such perfection, priority or remedies.

“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a permanent Global Note substantially in the form of Exhibit A attached hereto that bears the Global Note Legend and the Guarantor Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary or its nominee, representing Notes that do not bear the Private Placement Legend.

“Unrestricted Subsidiary” means, at any time that such Person is a Subsidiary of the Issuer, any MYT Entity in the event any MYT Entity is required to be contributed to the Issuer or its subsidiaries in accordance with any settlement, judgment, court order or other resolution of a claim, cause of action or litigation with respect to the MyTheresa Distribution.  In the event any such MYT Entity is required to be contributed to the Issuer or its subsidiaries in accordance with the immediately preceding sentence, 100% of the Equity Interests of the top-tier MYT Entity (the “Contributed MYT Equity Interests”) held by the Issuer or any of its Subsidiary Guarantors immediately following such contribution shall be required to be pledged as Collateral to the Notes Collateral

Agent to secure the Notes Obligations on a second-priority basis, subject to (i) the first-priority Liens on such Contributed MYT Equity Interests securing the Extended Term Loan Obligations and the 2028 Debentures Obligations and Non-Participating Term Loan Exchange Obligations (if any), (ii) the third-priority Liens on such Contributed MYT Equity Interests securing the Third Lien Notes Obligations and (iii) the fourth-priority Liens on such Contributed MYT Equity Interests securing the ABL Obligations; provided, however, that notwithstanding the foregoing, such pledge of Contributed MYT Equity Interests shall not affect the MYT Waterfall or the MYT Covenants; provided, further, however that in the event such Contributed MYT Equity Interests are required to be distributed in accordance with Section 3.4(b)(xiv), then any such equity pledges or Liens granted on such Contributed MYT Equity Interests contemplated by this definition of “Unrestricted Subsidiary” shall be automatically and immediately released without any further action by any party.

“Unsecured Notes” means the 8.00% senior cash pay notes due 2021 and the 8.75%/9.50% senior PIK toggle notes due 2021 of the Issuer and Corporate Co-Issuer.

“U.S. Government Obligations” means securities that are:

(1)           direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2)           obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and will also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote (without regard to the occurrence of any contingency) in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1)           the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by

(2)           the sum of all such payments.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a direct or indirect Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares or interests required pursuant to applicable law) will at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

SECTION 1.2.      Other Definitions.

Term	Defined in Section
“actual knowledge”	7.2(g)
“Additional Amounts”	3.14(a)
“Affiliate Transaction”	3.8(a)
“Agent Members”	2.1(g)
“Asset Sale Offer”	3.7(e)
“Authentication Order”	2.2
“Call Notice”	5.9(a)
“Called Notes”	5.9(a)
“Calling Lenders”	5.9(a)
“Capitalized Lease Obligations Cap”	3.3(b)(v)
“Cash Interest”	3.1
“Change of Control Offer”	3.9(b)
“Change of Control Payment Date”	3.9(b)(iii)
“Change of Control Payment”	3.9(a)
“covenant defeasance option”	8.1(b)
“Covenant Suspension Event”	3.17(a)
“Defaulted Interest”	2.12(b)
“DTC”	2.1(c)
“Event of Default”	6.1
“Excess Proceeds”	3.7(e)
“Extended Term Loan Priority PropCo Assets”	11.2(b)
“Extended Term Loan Priority Real Estate Collateral”	11.2(a)
“Extended Term Loan PropCo Guarantee”	3.12(b)

Term	Defined in Section
“Guarantor Legend”	2.1(c)
“Guaranteed Obligations”	10.1(a)
“Issuer Tax Amount”	3.4(b)(v)
“legal defeasance option”	8.1(b)
“Liquidated Damages Amount”	6.2
“Notes Priority PropCo Assets”	11.3(b)
“Notes PropCo Guarantee”	3.12(a)
“Offer Amount”	5.8(a)
“Offer Period”	5.8(a)
“Offer to Repurchase”	5.8
“OID Legend”	2.1(e)
“Paying Agent”	2.3
“Payor”	3.1
“Permitted Debt”	3.3(b)
“PIK Interest”	3.1
“PIK Interest Note”	2.1(a)
“PIK Payment”	2.1(a)
“Private Placement Legend”	2.1(d)
“Purchase Date”	5.8(a)
“Ratio Debt”	3.3(a)
“Redemption Date”	5.4
“Registrar”	2.3
“Related Persons”	3.4(b)(ii)
“Requesting Holders”	6.6(b)
“Restricted Payments”	3.4(a)(iv)
“Reversion Date”	3.17(b)
“Special Interest Payment Date”	2.12(b)(i)
“Special Record Date”	2.12(b)(i)
“Specified Claims”	12.6
“Successor Company”	4.1(a)(i)(A)
“Successor Guarantor”	4.1(c)(i)
“Suspended Covenants”	3.17(a)
“Suspension Period”	3.17(b)
“Tax Distributions”	3.4(b)(v)
“Tax Jurisdiction”	3.14(a)

SECTION 1.3.              Rules of Construction.  Unless the context otherwise requires:

(a)           a term has the meaning assigned to it;

(b)           an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)           “or” is not exclusive;

(d)           “including” means including without limitation;

(e)           words in the singular include the plural and words in the plural include the singular;

(f)            the word “will” has the same meaning as “shall” and denotes a mandatory requirement;

(g)           references to sections of, or rules under, the Securities Act or Exchange Act will be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(h)           unless the context otherwise requires, any reference to an “Article,” “Section” or “clause” refers to an Article, Section or clause, as the case may be, of this Indenture;

(i)            unless the context otherwise requires, all references to any “interest” or to any other amount payable on or with respect to the Notes shall be deemed to refer to Cash Interest or PIK Interest as the context may require;

(j)            the words “herein,” “hereof” and “hereunder” and any other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision; and

(k)           notwithstanding anything to the contrary in this Indenture, solely for purposes of determining whether any notice, direction, action to be taken or consent to be given under this Indenture is authorized, provided or given (as the case may be) by a sufficient aggregate principal amount of Notes, an owner of a beneficial interest in a Global Note shall be treated as a Holder, and the Trustee shall accept reasonable evidence of such beneficial interest provided by such owner (which may be in the form of “screenshots” of such owner’s position).

ARTICLE II

The Notes

SECTION 2.1.              Form and Dating.

(a)           The Notes and the Trustee’s certificate of authentication will be substantially in the form of Exhibit A hereto, the terms of which are incorporated in and made a part hereof.  The Notes may have notations, legends or endorsements approved as to form by the Issuers, and required by law, stock exchange rule, agreements to which the Issuers are subject or usage.  Each Note will be dated the date of its authentication.  The Notes will be issuable only in minimum denominations of $2,000.00 and integral multiples of $1.00 in excess thereof. On any Interest Payment Date on which the Issuers pay PIK Interest (a “PIK Payment”), with respect to a Global Note, the Trustee will increase the principal amount of such Global Note by an amount equal to the PIK Interest payable, rounded down to the nearest whole dollar, for the relevant interest period on the principal amount of such Global Note, to the credit of the Holders on the relevant record date and an adjustment will be made on the register maintained by the Registrar with respect to such Global Note to reflect such increase. On any Interest Payment Date on which the Issuers makes a PIK Payment by issuing Definitive Notes (a “PIK Interest Note”) under this Indenture having the same terms as the Notes, the principal amount of any such PIK Interest Note issued to any Holder, for the relevant interest period as of the relevant record date for such Interest Payment Date, will be rounded down to the nearest whole dollar. In connection with any PIK Payment, the Issuers are entitled, without the consent of the Holders (and without regard to any restrictions or limitations set forth under Sections 3.3 and 3.5), to increase the outstanding principal amount of the Notes or to issue the PIK Interest Notes under this Indenture on the same terms and conditions as the Notes.

(b)           Additional Notes may be issued only in compliance with this Indenture, including Sections 3.3 and 3.5 of this Indenture. The Issuers will have the right to designate the maturity date, interest rate and optional redemption provisions applicable to each series of Additional Notes, which may differ from the maturity date, interest rate and optional redemption provisions applicable to the Initial Notes.  Additional Notes that differ with respect to maturity date, interest rate or optional redemption provisions from the Initial Notes will constitute a different series of Notes from the Initial Notes.  Additional Notes that have the same maturity date, interest rate and optional redemption provisions as the Initial Notes will be treated as the same series as the Initial Notes and any PIK Interest Notes (including any increases in Global Notes reflecting a PIK Payment) unless otherwise designated by the Issuers.  Except as otherwise provided in Section 9.2(a), the Initial Notes, any PIK Interest Notes (including any increases in Global Notes reflecting a PIK Payment) and any Additional Notes issued under this Indenture will vote and consent together on all matters as one class and no series of Notes will have the right to vote or consent as a separate class on any matter.  The Issuers will also have, subject to the provisions of Section 9.2(a), the right to vary the application of the provisions of this Indenture to any series of Additional Notes. Unless the context requires otherwise, references to “Notes” for all purposes of this Indenture include the PIK Interest Notes (or any increase in the principal amount of a Global Note) and any Additional Notes that are actually issued and any references to “principal amount” of the Notes include any increase in the principal amount of the outstanding Notes as a result of a PIK Payment.

(c)           The Notes will initially be issued in the form of one or more Global Notes and The Depository Trust Company (“DTC”), its nominees and their respective successors, will act as the Depositary with respect thereto.  Each Global Note will represent such of the outstanding Notes as will be specified therein and each will provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions and the payment of PIK Interest.  Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Notes Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.6 or by the Issuers in connection with a PIK Payment. Each Global Note (i) will be registered in the name of the Depositary for such Global Note or the nominee of such Depositary, (ii) will be delivered by the Trustee to such Depositary or held by the Notes Custodian for the Depositary pursuant to such Depositary’s instructions, (iii) will bear a Global Note Legend in substantially the following form:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUERS OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY OR A SUCCESSOR DEPOSITARY.  THIS NOTE IS NOT EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

and (iv) will bear a Guarantor Legend in substantially the following form:

(A) THE GUARANTEE BY EXTENDED TERM LOAN PROPCO OF THE GUARANTEED OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AGREEMENT (AS AMENDED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “EXTENDED TERM LOAN SUBORDINATION AGREEMENT”) DATED AS OF JUNE 7, 2019 AMONG THE

COLLATERAL AGENT, EXTENDED TERM LOAN PROPCO AND THE OTHER PARTIES THERETO, TO THE SENIOR PRIORITY GUARANTEE OBLIGATIONS (AS DEFINED THEREIN); AND EACH HOLDER OF THIS INSTRUMENT, BY ITS ACCEPTANCE HEREOF, IRREVOCABLY AGREES TO BE BOUND BY THE PROVISIONS OF THE SUBORDINATION AGREEMENT; AND (B) THE GUARANTEE BY NOTES PROPCO OF THE GUARANTEED OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AGREEMENT (AS AMENDED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “NOTES PROPCO SUBORDINATION AGREEMENT”) DATED AS OF JUNE 7, 2019 AMONG THE COLLATERAL AGENT, NOTES PROPCO AND THE OTHER PARTIES THERETO, TO THE SENIOR PRIORITY GUARANTEE OBLIGATIONS (AS DEFINED TEHREIN); AND EACH HOLDER OF THIS INSTRUMENT, BY ITS ACCEPTANCE HEREOF, IRREVOCABLY AGREES TO BE BOUND BY THE PROVISIONS OF THE NOTES PROPCO SUBORDINATION AGREEMENT.

(d)           Except as permitted by Section 2.6(g), any Note not registered under the Securities Act will bear the following private placement legend (the “Private Placement Legend”) on the face thereof:

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION.  NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION.  THE HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED NOTES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH NOTE, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE LAST DATE ON WHICH AN ISSUER OR ANY AFFILIATE OF THE ISSUERS WAS THE OWNER OF THIS NOTE (OR ANY PREDECESSOR OF SUCH NOTE), ONLY (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE NOTES ARE

ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUERS’ AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.

BY ITS ACQUISITION OF THIS NOTE, THE HOLDER THEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (1) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS NOTE CONSTITUTES THE ASSETS OF AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), A PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) OR PROVISIONS UNDER ANY OTHER FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (COLLECTIVELY, “SIMILAR LAWS”), OR OF AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT, WITHIN THE MEANING OF 29 C.F.R. SECTION 2510.3-103 AS MODIFIED BY SECTION 3(42) OF ERISA OR OTHERWISE OR (2) THE ACQUISITION AND HOLDING OF THIS NOTE WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAW.

(e)           The Temporary Regulation S Global Note will bear a legend in substantially the following form:

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION.  NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION.  THE HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED NOTES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH NOTE, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE DATE ON WHICH THIS NOTE (OR ANY PREDECESSOR OF SUCH NOTE) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S, (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUERS’ AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.  BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR

THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.

BY ITS ACQUISITION OF THIS NOTE, THE HOLDER THEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (1) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS NOTE CONSTITUTES THE ASSETS OF AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), A PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) OR PROVISIONS UNDER ANY OTHER FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (COLLECTIVELY, “SIMILAR LAWS”), OR OF AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT, WITHIN THE MEANING OF 29 C.F.R. SECTION 2510.3-103 AS MODIFIED BY SECTION 3(42) OF ERISA OR OTHERWISE OR (2) THE ACQUISITION AND HOLDING OF THIS NOTE WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAW.

(f)            Each Global Note and each Definitive Note issued at a more than de minimis discount to its redemption price at maturity (and all Notes issued in exchange therefor or substitution thereof) will bear an OID Legend in substantially the following form (the “OID Legend”):

THIS NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR PURPOSES OF SECTION 1271 ET SEQ. OF THE INTERNAL REVENUE CODE. A HOLDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY FOR SUCH NOTE BY SUBMITTING A REQUEST FOR SUCH INFORMAITON TO THE ISSUERS AT THE FOLLOWING ADDRESS: NEIMAN MARCUS GROUP LTD INC., ONE MARCUS SQUARE, 1618 MAIN STREET, DALLAS, TX 75201, ATTENTION: LEGAL DEPARTMENT.

(g)           Members of, or Participants in, the Depositary (“Agent Members”) will have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary, or the Trustee as Notes Custodian and the Depositary may be treated by the Issuers, the Trustee and any agent of the Issuers or the Trustee as the absolute owner of the Global Note for all purposes whatsoever, including but not limited to notices and payments.  Notwithstanding the foregoing, nothing herein will prevent the Issuers, the Trustee or any agent of the Issuers or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of any Note.  Notwithstanding anything to the contrary contained herein, any notice to be delivered to DTC (including, but not limited to, a notice of redemption) may be delivered electronically by the Trustee or the Issuers in accordance with Applicable Procedures of DTC.

SECTION 2.2.              Form of Execution and Authentication.  An Officer will sign the Notes for each of the Issuers by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time the Note is authenticated, the Note will nevertheless be valid.

A Note will not be valid until authenticated by the manual signature of the Trustee.  The signature of the Trustee will be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee will authenticate (a) Initial Notes for original issue on the Issue Date in an aggregate principal amount of $550,000,000 and (b) subject to compliance with Section 3.3, one or more series of Additional Notes for original issue after the Issue Date (such Notes to be substantially in the form of Exhibit A) in an unlimited amount, in each case upon written order of each of the Issuers signed by an Officer of each of the Issuers (an “Authentication Order”), which Authentication Order will, in the case of any issuance of Additional Notes, certify that such issuance is in compliance with Section 3.3.  In addition, at any time, from time to time, the Trustee shall upon an Authentication Order authenticate and deliver PIK Interest Notes that may be validly issued under this Indenture.

Each such Authentication Order will specify the amount of Notes to be authenticated, the date on which the Notes are to be authenticated, whether the securities are to be Initial Notes or Additional Notes and the aggregate principal amount of Notes outstanding on the date of authentication, and will further specify the amount of such Notes to be issued as Global Notes or Definitive Notes.  Such Notes will initially be in the form of one or more Global Notes, which (i) will represent, and will be denominated in an amount equal to the aggregate principal amount of, the Notes to be issued, (ii) will be registered in the name of the Depositary or its nominee and (iii) will be held by the Notes Custodian.

The Trustee may appoint an authenticating agent reasonably acceptable to the Issuers to authenticate Notes.  Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so.  Each reference in this Indenture to authentication by the Trustee includes authentication by such agent.  An authenticating agent has the same rights as an Agent to deal with the Issuers or any Affiliate of the Issuers. The initial authenticating agent is The Huntington National Bank.

Notwithstanding anything to the contrary herein, no Officer’s Certificate or Opinion of Counsel shall be required to be delivered in connection with a payment of PIK Interest (whether by an issuance of PIK Interest Notes or by an increase in Global Notes reflecting a PIK Payment).

SECTION 2.3.              Registrar and Paying Agent.  The Issuers will maintain (i) an office or agency where Notes may be presented for registration of transfer or for exchange (including any co-registrar, the “Registrar”) and (ii) an office or agency in the United States where Notes may be presented for payment (“Paying Agent”).  The Registrar will keep a register of the Notes and of their transfer and exchange and, upon written request from the Issuers, the Registrar will provide the Issuers with a copy of such register to enable them to maintain a register of the Notes at their registered offices.  The Issuers may appoint one or more co-registrars and one or more additional paying agents.  The term “Paying Agent” includes any additional paying agent.  The Issuers may change any Paying Agent, Registrar or co-registrar without prior notice to any Holder.  The Issuers will notify the Trustee in writing and the Trustee will notify the Holders of the name and address of any Agent not a party to this Indenture.  The Issuers or any of their Subsidiaries may act as Paying Agent, Registrar or co-registrar.  The Issuers will enter into an appropriate agency agreement with any Agent not a party to this Indenture.  The agreement will implement the provisions hereof that relate to such Agent.  The Issuers will notify the Trustee in writing of the name and address of any such Agent.  If the Issuers fail to maintain a Registrar or Paying Agent, or fails to give the foregoing notice, the Trustee will act as such, and will be entitled to appropriate compensation in accordance with Section 7.6.

The Issuers initially appoint the Trustee as Registrar and Paying Agent  with respect to the Notes.

The Issuers shall be responsible for making all calculations called for under the Notes, including determination of redemption price, premium, if any, Applicable Premium, if any, interest, determination of the amount of interest that shall be payable as PIK Interest or Cash Interest and any additional amounts or other amounts payable on the Notes.  The Issuers will make the calculations in good faith and, absent manifest error, their calculations will be final and binding on the Holders.  The Issuers will provide a schedule of such calculations to the Trustee, certified by an Officer of the Issuer, and the Trustee is entitled to rely conclusively on the accuracy of the Issuer’s calculations without independent verification.  The Trustee shall forward the Issuers’ calculations to any Holder upon the written request of such Holder.

SECTION 2.4.              Paying Agent to Hold Money in Trust.  The Issuers will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of the Holders or the Trustee all money held by the Paying Agent for the payment of principal of, premium, if any, and interest on the Notes, and will notify the Trustee in writing of any Default by the Issuers in making any such payment.  While any such Default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee.  The Issuers at any time may require a Paying Agent to pay all money held by such Paying Agent to the Trustee.  Upon payment over to the Trustee, the Paying Agent (if other than one of the Issuers) will have no further liability for the money delivered to the Trustee.  If one of the Issuers acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent.

SECTION 2.5.              Lists of Holders.  The Trustee will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders and will otherwise comply with TIA § 312(a).  If the Trustee is not the Registrar, the Issuers will furnish to the Trustee at least seven Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders, including the aggregate principal amount of the Notes held by each thereof, and the Issuers will otherwise comply with TIA § 312(a).

SECTION 2.6.              Transfer and Exchange.

(a)           Transfer and Exchange of Global Notes.  A Global Note may not be transferred except, as a whole, by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.  Global Notes will be exchanged by the Issuers for Definitive Notes, subject to any applicable laws, only (i) if the Issuers deliver to the Trustee written notice from the Depositary that the Depositary is unwilling or unable to continue to act as Depositary for the Global Notes or that is it is no longer a clearing agency registered under the Exchange Act and, in either case, the Issuers fail to appoint a successor Depositary within 120 days after the date of such notice from the Depositary; (ii) if the Issuers in their sole discretion determine that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and deliver a written notice to such effect to the Trustee; provided that in no event will the Temporary Regulation S Global Note be exchanged by the Issuers for Definitive Notes prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act; or (iii) upon request of the Trustee or Holders of a majority of the aggregate principal amount of outstanding Notes if there will have occurred and be continuing an Event of Default with respect to the Notes.  In any such case, the Issuers will notify the Trustee in writing that, upon surrender by the Participants and Indirect Participants of their interests in such Global Note, certificated Notes will be issued to each Person that such Participants, Indirect Participants and DTC jointly identify as being the beneficial owner of the related Notes.  Global Notes also may be exchanged or replaced, in whole or in part, as provided in Section 2.7 and Section 2.10.  Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.6 or Section 2.7 or Section 2.10, will be authenticated and delivered in the form of, and will be, a Global Note.  A Global Note may not be exchanged for another Note other than as provided in this Section 2.6(a).  However, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.6(b) or Section 2.6(c) below.

(b)           Transfer and Exchange of Beneficial Interests in the Global Notes.  The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions hereof and the Applicable Procedures.  Beneficial interests in the Restricted Global Notes will be subject to restrictions on transfer comparable to those set forth in this Indenture to the extent required by the Securities Act.  Transfers of beneficial interests in the Global Notes also will require compliance with the applicable subparagraphs below.

(i)            Transfer of Beneficial Interests in the Same Global Note.  Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, no transfer of beneficial interests in a Temporary Regulation S Global Note may be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser) unless permitted by applicable law and made in compliance with Section 2.6(b)(ii) and Section 2.6(b)(iii) below.  Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note.  No written orders or instructions will be required to be delivered to the Registrar to effect the transfers described in this Section 2.6(b)(i) unless specifically stated above.

(ii)           All Other Transfers and Exchanges of Beneficial Interests in Global Notes.  In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.6(b)(i) above, the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase, or (B) (1) if Definitive Notes are at such time permitted to be issued pursuant to this Indenture, a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note will be registered to effect the transfer or exchange referred to in (1) immediately above; provided that in no event will Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Temporary Regulation S Global Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903 under the Securities Act.  Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee will adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.6(i) below.

(iii)          Transfer of Beneficial Interests to Another Restricted Global Note.  A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.6(b)(ii) above and the Registrar receives the following:

(A)          if the transferee will take delivery in the form of a beneficial interest in a 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; and

(B)          if the transferee will take delivery in the form of a beneficial interest in the Temporary Regulation S Global Note or the Permanent Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

(iv)          Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.6(b)(ii) above, and

(A)          the Registrar receives the following:

(1)           if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(2)           if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who will take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the applicable certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (A), if the Registrar or the Issuers so request or if the Applicable Procedures so require, an Opinion of Counsel of the Holder or the Issuers (except in the case the Issuers have so requested) in form reasonably acceptable to the Issuers to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained in this Indenture and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to subparagraph (A) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer will issue and, upon receipt of an Authentication Order in accordance with Section 2.2, the Trustee will authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to subparagraph (A) above.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c)           Transfer and Exchange of Beneficial Interests for Definitive Notes.

(i)            Transfer and Exchange of Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes.  Subject to Section 2.6(a), if any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then upon receipt by the Registrar of the following documentation:

(A)          if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B)          if such beneficial interest is being transferred to a QIB in accordance with Rule 144A under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C)          if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D)          if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E)           if such beneficial interest is being transferred to the Issuers or any of their Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(F)           if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof;

the Trustee will cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.6(i) below, and the Issuers will execute and the Trustee will authenticate and deliver to the Person designated in the certificate a Restricted Definitive Note in the appropriate principal amount.  Any Restricted Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.6(c) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest will instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant.  The Trustee will deliver such Restricted Definitive Notes to the Persons in whose names such Notes are so registered.  Any Restricted Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.6(c)(i) will bear the Private Placement Legend and will be subject to all restrictions on transfer contained therein.

(ii)           Beneficial Interests in Regulation S Temporary Global Note to Definitive Notes.  Notwithstanding Section 2.6(c)(i)(A) and Section 2.6(c)(i)(C), a beneficial interest in the Regulation S Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(iii)          Transfer and Exchange of Beneficial Interests in Restricted Global Notes for Unrestricted Definitive Notes.  Subject to Section 2.6(a), a holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if:

(A)          the Registrar receives the following:

(1)           if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Definitive Note that does not bear the Private Placement Legend, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(2)           if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who will take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit B hereto, including the applicable certifications in item (4) thereof, and, in each such case set forth in this subparagraph (A), if the Registrar or the Issuers so request or if the Applicable Procedures so require, an Opinion of Counsel of the Holder or the Issuers (except in the case the

Issuers have so requested) in form reasonably acceptable to the Issuers to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained in this Indenture and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iv)          Transfer and Exchange of Beneficial Interests in Unrestricted Global Notes for Unrestricted Definitive Notes.  Subject to Section 2.6(a), if any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.6(b)(ii) above, the Trustee will cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.6(i) below, and the Issuers will execute and the Trustee will authenticate and deliver to the Person designated in the certificate an Unrestricted Definitive Note in the appropriate principal amount.  Any Unrestricted Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.6(c)(iv) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest will instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant.  The Trustee will deliver such Unrestricted Definitive Notes to the Persons in whose names such Notes are so registered.  Any Unrestricted Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.6(c)(iv) will not bear the Private Placement Legend.

(d)           Transfer and Exchange of Definitive Notes for Beneficial Interests.

(i)            Transfer and Exchange of Restricted Definitive Notes for Beneficial Interests in Restricted Global Notes.  If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A)          if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B)          if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C)          if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with

Rule 903 or Rule 904 under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D)          if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E)           if such Restricted Definitive Note is being transferred to the Issuers or any of their Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(F)           if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee will cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the 144A Global Note, and in the case of clause (C) above, the Regulation S Global Note.

(ii)           Transfer and Exchange of Restricted Definitive Notes for Beneficial Interests in Unrestricted Global Notes.  A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if:

(A)          the Registrar receives the following:

(1)           if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(2)           if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who will take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the applicable certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (A), if the Registrar or the Issuers so request or if the Applicable Procedures so require, an Opinion of Counsel of the Holder or the Issuers (except in the case the Issuers have so requested) in form reasonably acceptable to the Issuers to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained in this

Indenture and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.6(d)(ii), the Trustee will cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(iii)          Transfer and Exchange of Unrestricted Definitive Notes for Beneficial Interests in Unrestricted Global Notes.  A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Unrestricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time.  Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from an Unrestricted Definitive Note or a Restricted Definitive Note, as the case may be, to a beneficial interest is effected pursuant to Section 2.6(d)(ii)(A) or this Section 2.6(d)(iii) above at a time when an Unrestricted Global Note has not yet been issued, the Issuers will issue and, upon receipt of an Authentication Order in accordance with Section 2.2, the Trustee will authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Unrestricted Definitive Notes or Restricted Definitive Notes, as the case may be, so transferred.

(e)           Transfer and Exchange of Definitive Notes for Definitive Notes.  Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.6(e), the Registrar will register the transfer or exchange of Definitive Notes.  Prior to such registration of transfer or exchange, the requesting Holder will present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or its attorney, duly authorized in writing.  In addition, the requesting Holder will provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.6(e).

(i)            Transfer of Restricted Definitive Notes to Restricted Definitive Notes.  Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A)          if the transfer will be made pursuant to Rule 144A under the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B)          if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C)          if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including, if the Issuers so request, a certification and/or Opinion of Counsel in form reasonably acceptable to the Issuers to the effect that such transfer is in compliance with the Securities Act.

(ii)           Transfer and Exchange of Restricted Definitive Notes for Unrestricted Definitive Notes.  Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if:

(A)          the Registrar receives the following:

(1)           if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(2)           if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who will take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the applicable certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (A), if the Registrar or the Issuers so request, an Opinion of Counsel of the Holder or the Issuers (except in the case the Issuers so request) in form reasonably acceptable to the Issuers to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained in this Indenture and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii)          Transfer of Unrestricted Definitive Notes to Unrestricted Definitive Notes.  A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note.  Upon receipt of a request to register such a transfer, the Registrar will register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f)            Temporary Regulation S Global Note.

(i)            Notes offered and sold in reliance on Regulation S will be issued initially in the form of the Temporary Regulation S Global Note, which will be deposited on behalf of the purchasers of the Notes represented thereby with the Notes

Custodian and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Issuers and authenticated by the Trustee as hereinafter provided.

(ii)           During the Restricted Period, beneficial ownership interests in Temporary Regulation S Global Notes may only be sold, pledged or transferred (A) to the Issuers, (B) in an offshore transaction in accordance with Rule 904 of Regulation S (other than a transaction resulting in an exchange for an interest in a Permanent Regulation S Global Note) or (C) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any State of the United States; and beneficial interests in a 144A Global Note may be transferred to a Person who takes delivery in the form of an interest in a Regulation S Global Note, whether before or after the expiration of the Restricted Period, only if the transferor first delivers to the Trustee a written certificate to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 (if applicable).

(iii)          Within a reasonable period after expiration or termination of the Restricted Period, beneficial interests in each Temporary Regulation S Global Note will be exchanged for beneficial interests in a Permanent Regulation S Global Note upon delivery to DTC of the certification of compliance and the transfer of applicable Notes pursuant to the Applicable Procedures.  Simultaneously with the authentication of the corresponding Permanent Regulation S Global Note, the Trustee will cancel the corresponding Temporary Regulation S Global Note.  The aggregate principal amount of a Temporary Regulation S Global Note and a Permanent Regulation S Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.

(iv)          Notwithstanding anything to the contrary in this Section 2.6, a beneficial interest in the Temporary Regulation S Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) of the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(g)           Private Placement Legend.

(i)            Except as permitted by subparagraph (ii) below, each Restricted Global Note and each Restricted Definitive Note (and all Notes issued in exchange therefor or substitution thereof) will bear the Private Placement Legend.

(ii)           Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraph (b)(iv), (c)(iii), (c)(iv), (d)(ii), (d)(iii), (e)(ii) or (e)(iii) of this Section 2.6 (and all Notes issued in exchange therefor or substitution thereof) will not bear the Private Placement Legend.

(h)           Global Note Legend.  Each Global Note will bear the Global Note Legend.

(i)            Cancellation and/or Adjustment of Global Notes.  At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.11.  At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Notes Custodian at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Notes Custodian at the direction of the Trustee to reflect such increase.

(j)            General Provisions Relating to Transfers and Exchanges.

(i)            To permit registrations of transfers and exchanges, the Issuers will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.2 or at the Registrar’s request.

(ii)           No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuers may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.2, 2.10, 3.7, 3.9, 5.7, 5.8 and 9.4).

(iii)          All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Issuers, evidencing the same debt, and entitled to the same benefits hereof, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(iv)          Neither the Registrar nor the Issuers will be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business on a Business Day 15 days before the delivery of a notice of redemption of Notes and ending at the close of business on the day of such delivery, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part or (C) to register the transfer of or to exchange a Note between a Record Date and the next succeeding Interest Payment Date.

(v)           Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuers may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuers will be affected by notice to the contrary.

(vi)          The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.2.

(vii)         All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.6 to effect a registration of transfer or exchange may be submitted by facsimile or electronically.

(viii)        The Trustee will have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Participants or Indirect Participants) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(ix)          None of the Trustee, the Issuers or any Agent will have any responsibility for any actions taken or not taken by the Depositary.

(x)           Affiliates of the Issuers, including investment funds affiliated with either of the Sponsors, may acquire, hold and dispose of the Notes and exercise voting, consent and other similar rights with respect to such Notes (subject to the express restrictions contained in this Indenture).

SECTION 2.7.              Replacement Notes.  If any mutilated Note is surrendered to the Trustee, or the Issuers and the Trustee receive evidence to their satisfaction of the destruction, loss or theft of any Note, the Issuers will issue and the Trustee, upon receipt of an Authentication Order, will authenticate a replacement Note if the Trustee’s requirements for replacements of Notes are met.  The Holder must supply indemnity or security sufficient in the judgment of the Trustee (with respect to the Trustee) and the Issuers (with respect to the Issuers) to protect the Issuers, the Trustee, any Agent or any authenticating agent from any loss which any of them may suffer if a Note is replaced.  The Issuers and the Trustee may charge for their fees and expenses in replacing a Note including amounts to cover any tax, assessment, fee or other governmental charge that may be imposed in relation thereto.

Every replacement Note is an obligation of the Issuers.

SECTION 2.8.              Outstanding Notes.  The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation and those described in this Section 2.8 as not outstanding.

For the avoidance of doubt, the aggregate principal amount outstanding under any Note shall include any increase in the outstanding principal amount in Global Notes as the result of payment of PIK Interest.

If a Note is replaced pursuant to Section 2.7, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

If the principal amount of any Note is considered paid under Section 3.1, it will cease to be outstanding and interest on it will cease to accrue.

Subject to Section 2.9, a Note does not cease to be outstanding because the Issuers, a Subsidiary of the Issuers or an Affiliate of any of the Issuers holds the Note.

SECTION 2.9.              Treasury Notes.  In determining whether the Holders of the requisite portion of outstanding Notes have concurred in any request, demand, authorization, direction, notice, waiver or consent (other than in respect of any action pursuant to Section 9.2(a), which requires the consent of each Holder of an affected Note), Notes Beneficially Owned by, or held by or for the account of, the Issuers, any Subsidiary of the Issuers or any Affiliate of any of the Issuers will be disregarded and considered as though not outstanding.  For purposes of determining whether the Trustee will be protected in relying on any such request, demand, authorization, direction, notice, waiver or consent, only Notes which a Trust Officer actually knows to be so Beneficially Owned or held will be considered as not outstanding.  Upon request of the Trustee, the Issuers will promptly furnish to the Trustee an Officer’s Certificate listing and identifying all Notes, if any, known by the Issuers to be Beneficially Owned or held by or for the account of any of the above-described persons, and the Trustee will be entitled to accept such Officer’s Certificate as conclusive evidence of the facts therein set forth and of the fact that all Notes not listed therein are outstanding for the purpose of any such determination.

SECTION 2.10.            Temporary Notes.  Until Definitive Notes are ready for delivery, the Issuers may prepare and the Trustee will upon receipt of an Authentication Order authenticate temporary Notes.  Temporary Notes will be substantially in the form of Definitive Notes but may have variations that the Issuers consider appropriate for temporary Notes.  Without unreasonable delay, the Issuers will prepare and the Trustee, upon receipt of an Authentication Order, will authenticate Definitive Notes in exchange for temporary Notes.  Until such exchange, temporary Notes will be entitled to the same rights, benefits and privileges as Definitive Notes.

SECTION 2.11.            Cancellation.  The Issuers at any time may deliver Notes to the Trustee for cancellation.  The Registrar and Paying Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment.  The Trustee will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will dispose of all canceled Notes in its customary manner (subject to the record retention requirements of the Exchange Act and the Trustee), and upon the written request of the Issuers, the Trustee will deliver copies of such canceled Notes to the Issuers.  The Issuers may not issue new Notes to replace Notes that it has redeemed or paid or that have been delivered to the Trustee for cancellation.

SECTION 2.12.            Payment of Interest; Defaulted Interest.

(a)           Interest on any Note which is payable, and is punctually paid or duly provided for, on any Interest Payment Date will be paid to the Person in whose name such Note (or one or more predecessor Notes) is registered at the close of business on the regular Record Date for such interest at the office or agency of the Issuers maintained for such purpose pursuant to Section 2.3.

(b)           Any interest on any Note which is payable, but is not paid when the same becomes due and payable and such nonpayment continues for a period of 30 days will forthwith cease to be payable to the Holder on the regular Record Date by virtue of having been such Holder, and such defaulted interest and (to the extent lawful) interest on such defaulted interest at the rate borne by the Notes (such defaulted interest and interest thereon herein collectively called “Defaulted Interest”) will be paid by the Issuers, at their election in each case, as provided in clause (i) or (ii) below:

(i)            The Issuers may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes (or their respective predecessor Notes) are registered at the close of business on a Special Record Date (as defined below) for the payment of such Defaulted Interest, which will be fixed in the following manner.  The Issuers will notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date (not less than 30 days after such notice unless a shorter period will be acceptable to the Trustee) of the proposed payment (the “Special Interest Payment Date”), and at the same time the Issuers will deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or will make arrangements for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as in this clause provided.  Thereupon the Issuers will fix a record date (the “Special Record Date”) for the payment of such Defaulted Interest, which will be not more than 15 days and not less than 10 days prior to the Special Interest Payment Date and not less than 10 days after the receipt by the Trustee of the notice of the proposed payment.  The Issuers will promptly notify the Trustee of such Special Record Date and will, or at the written request and in the name and expense of the Issuers, the Trustee will, cause notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor to be given in the manner provided for in Section 13.1, not less than 10 days prior to such Special Record Date.  Notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor having been so given, such Defaulted Interest will be paid on the Special Interest Payment Date to the Persons in whose names the Notes (or their respective predecessor Notes) are registered at the close of business on such Special Record Date and will no longer be payable pursuant to the following clause (ii).

(ii)           The Issuers may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Issuers to the Trustee of the proposed payment pursuant to this clause (ii), such manner of payment will be deemed practicable by the Trustee.

(c)           Subject to the foregoing provisions of this Section, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note will carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

SECTION 2.13.            CUSIP and ISIN Numbers.  The Issuers in issuing the Notes may use “CUSIP” and/or “ISIN” numbers (if then generally in use).  The Trustee will not be responsible for the use of CUSIP or ISIN numbers, and the Trustee makes no representation as to their correctness as printed on any Note or notice to Holders.  The Issuers will promptly notify the Trustee in writing of any change in the CUSIP or ISIN numbers.  A separate CUSIP or ISIN number will be issued for any Additional Notes, unless (i) the Initial Notes and such Additional Notes have the same maturity date, interest rate and optional redemption provisions and are treated as “fungible” for U.S. federal income tax purposes, (ii) both the Initial Notes and such Additional Notes are issued in the same series (as set forth in Section 2.2) without (or with less than a de minimis amount of) original issue discount for U.S. federal income tax purposes or (iii) another then-recognized identifier is used.

SECTION 2.14.            Record Date.  The Record Date for purposes of determining the identity of Holders entitled to vote or consent to any action by vote or consent authorized or permitted under this Indenture will be determined as provided for in TIA § 316(c).

ARTICLE III

Covenants

SECTION 3.1.              Payment of Notes.  The Issuers will promptly pay the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture.  Principal, premium, if any, and interest will be considered paid on the date due if by 3:00 p.m. (New York City time) on the Business Day prior to such date the Trustee or the Paying Agent holds in accordance with this Indenture money sufficient to pay all principal, premium, if any, and interest then coming due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Holders on that payment date pursuant to the terms of this Indenture.

Each Note will bear interest at a rate equal to: (1) an annual rate of 8.0% payable in cash (“Cash Interest”), plus (2) an annual rate of 6.0% (the “PIK Interest”) payable by increasing the principal amount of the outstanding Notes represented by one or more book entry Notes or Global Notes or, with respect to Notes represented by individual certificates, if any, by issuing PIK Interest Notes, in each case by rounding down to the nearest $1.00.

PIK Interest will be considered paid on the date due if on such date the Trustee has received (i) an Officer’s Certificate to increase the balance of any Global Note to reflect such PIK Interest or (ii) PIK Interest Notes duly executed by the Issuers together with a written order, pursuant to Section 2.02, of the Issuers signed by an Officer of the Issuers requesting the authentication of such PIK Interest Notes by the Trustee. In connection with the payment of PIK Interest in respect of the Notes, the Issuers will, without the consent of Holders (and without regard to any restrictions or limitations set forth under Section 3.3 and Section 3.5), either increase the outstanding principal amount of the Notes or issue PIK Interest Notes under this Indenture.

The Issuers will pay interest on overdue principal at the rate specified therefor in the Notes.

Notwithstanding anything to the contrary contained in this Indenture, the Issuers may, to the extent they are required to do so by law, deduct or withhold income or other similar taxes imposed by the United States of America from principal or interest payments hereunder.  Any Issuer, any Subsidiary Guarantor, the Trustee and the Paying Agent or any successor in interest to any of the foregoing (each, a “Payor”) may withhold from any interest payment made on any Note to or for the benefit of any Person who is not a “United States person” (as such term is defined for U.S. federal income tax purposes) U.S. federal withholding tax, and pay such withheld amounts to the Internal Revenue Service, unless such Person provides documentation to such Issuer or other Payor such that an exemption from U.S. federal withholding tax would apply to such payment if interest on such Note were treated entirely as income from sources within the United States for U.S. federal income tax purposes. The Payors will have no obligation to gross-up for any such withholding or deduction.

The Issuers shall notify the Trustee and the Paying Agent in the event that they determine that any payment to be made by the Trustee or the Paying Agent under the Notes is a payment which could be subject to FATCA Withholding if such payment were made to a recipient that is generally unable to receive payments free from FATCA Withholding, and the extent to which the relevant payment is so treated, provided, however, that the Issuer’s obligation under this Section 3.1 shall apply only to the extent that such payments are so treated by virtue of characteristics of the Issuers, the Notes, or both.  For purposes of this paragraph, “FATCA Withholding” means any withholding or deduction required pursuant to an agreement described in section 1471(b) of the Code, or otherwise imposed pursuant to sections 1471 through 1474 of the Code, any regulations or agreements thereunder, any official interpretations thereof, or any law implementing an intergovernmental approach thereto.  Additionally, the Issuers hereby covenant with the Trustee and Paying Agent that they will provide the Trustee and Paying Agent with sufficient information so as to enable the Trustee or Paying Agent to determine whether or not the Trustee or Paying Agent is obliged, in respect of any payments to be made by it under this Indenture, to make any FATCA Withholding.

SECTION 3.2.              Reports and Other Information.

(a)           Whether or not the Issuer is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Issuer will provide to the Holders and the Trustee the following reports:

(i)            within 90 days after the end of each fiscal year (or such longer period as would be provided by the SEC if the Issuer were then subject to SEC reporting requirements as a non-accelerated filer), an annual report containing:

(A)          audited annual financial statements of the Issuer and a report thereon from the Issuer’s independent accounting firm;

(B)          a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section similar in scope to the information required under such caption by Form 10-K of the Exchange Act (which shall include a reasonably detailed description during the most recently completed fiscal quarter of any Permitted Investment in excess of $15.0 million made pursuant to clause (24) of the definition thereof); and

(C)          until the earlier to occur of (1) a MYT Deposit Event and (2) the provision of MYT Alternate Security, a narrative discussion of the key financial metrics of the MYT Entities consistent with a customary earnings press release;

(ii)           within 45 days after the end of each of the first three fiscal quarters of each fiscal year (or such longer period as would be permitted by the SEC if the Issuer were then subject to SEC reporting requirements as a non-accelerated filer), quarterly reports containing:

(A)          unaudited quarterly financial statements of the Issuer for the fiscal quarter most recently ended and the corresponding fiscal quarter of the prior fiscal year;

(B)          a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” similar in scope to the information required under such caption by Form 10-Q of the Exchange Act and, in the case of the second and third fiscal quarters, the period from the beginning of such fiscal year to the end of such fiscal quarter (which shall include a reasonably detailed description during the most recently completed fiscal quarter of any Permitted Investment in excess of $15.0 million made pursuant to clause (24) of the definition thereof); and

(C)          until the earlier to occur of (1) a MYT Deposit Event and (2) the provision of MYT Alternate Security, a narrative discussion of the key financial metrics of the MYT Entities consistent with a customary earnings press release; and

(iii)          within the time period specified for filing current reports on Form 8-K by the SEC, all current reports that would be required to be filed with the SEC on Form 8-K if the Issuer were required to file such reports for any of the following events (A) significant acquisitions or dispositions by the Issuer or its Restricted Subsidiaries or the MYT Entities, (B) the bankruptcy of the Issuer or a Significant Subsidiary or of any of the MYT Entities, (C) the acceleration of any Indebtedness of the Issuer or any Restricted Subsidiary or any of the MYT Entities having a principal amount in excess of $15.0 million, (D) a change in the Issuer’s certifying independent auditor, (E) the appointment or departure of the Chief Executive Officer or Chief Financial Officer (or persons fulfilling similar duties) of the Issuer or any of the MYT Operating Entities, (F) non-reliance on previously issued financial statements of the Issuer or the MYT Entities, (G) change of control transactions with respect to the Issuer or the MYT Entities, (H) entering into, materially modifying or terminating material contracts of the Issuer or its Restricted Subsidiaries (for the avoidance of doubt, excluding officer employment arrangements) and (I) the incurrence of costs associated with exit or disposal activities by the Issuer, its Restricted Subsidiaries or the MYT Entities; and

(iv)          In addition, the Issuer shall provide, in the same manner as the reports described above, copies of all operative Indebtedness Documents (including full and complete schedules and exhibits thereto) with respect to any outstanding Indebtedness of the Issuer and its Restricted Subsidiaries or the MYT Entities whose principal amount (or committed amount) exceeds $25.0 million.

The information described in clauses (iii) and (iv) above with respect to the MYT Entities need not be provided after the earlier to occur of (x) a MYT Deposit Event and (y) the provision of MYT Alternate Security.

(b)           For the avoidance of doubt, notwithstanding the foregoing, (i) the Issuer will not be required to furnish any information, certificates or reports required by (A) Section 302, Section 404 or Section 906 of the Sarbanes-Oxley Act of 2002, or related Items 307 or 308 of Regulation S-K or (B) Regulation G or Item 10(e) of Regulation S-K promulgated by the SEC with respect to any non-generally accepted accounting principles financial measures contained therein, (ii) the reports referred to above will not be required to contain the separate financial statements or other information contemplated by Rule 3-05, Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X and (iii) the reports referred to above will not be required to present compensation or beneficial ownership information.

(c)           At any time that the Issuer (and any applicable Parent Entity) is not subject to the reporting requirements of Section 13 and 15(d) of the Exchange Act, in lieu of filing such reports with the SEC, the Issuer may make available such information electronically (including by posting to a non-public, password-protected website maintained by the Issuer or a third party) to any Holder, any bona fide prospective investor the Notes, any bona fide market maker (or person who intends to be a market maker) in the Note or any bona fide securities analyst, in each case, who provides to the Issuer its email address, employer name and other information reasonably requested by the Issuer. Any Person who requests such financial information from the Issuer or seeks to participate in any conference call required by this covenant will be required to represent to and agree with the Issuer (and by accepting such financial information, such Person will be deemed to have represented to and agreed with the Issuer) to the Issuer’s good faith satisfaction that:

(i)            it is a Holder, a bona fide prospective investor in the Notes, a bona fide market maker (or intended market maker) with respect to the Notes or a bona fide securities analyst, as applicable;

(ii)           if it is a prospective purchaser of the Notes, it is (A) a Qualified Institutional Buyer (as defined in Rule 144A of the Securities Act), (B) a non-U.S. Person (as defined in Regulation S under the Securities Act) or (C) an institutional “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act;

(iii)          it will not use the information in violation of applicable securities laws or regulations;

(iv)          it will not communicate the information to any Person and will keep the information confidential;

(v)           it will use such information only in connection with evaluating an investment in the Notes (or, if it is a bona fide market maker or intended market maker, only in connection with making a market in the Notes or, if it is a bona fide securities analyst, for preparing analysis for Holders and prospective purchasers of the Notes that otherwise have access to the financial information in compliance with this covenant); and

(vi)          it (A) will not use such information in any manner intended to compete with the business of the Issuer and (B) is not a Person (which includes such Person’s Affiliates, other than the Affiliates of a bona fide securities research analyst with whom such research analyst does not share such information) that is principally engaged in or derives a significant portion of its revenues from operating or owning a business which is substantially similar to the business engaged in by the Issuer and its Restricted Subsidiaries on the Issue Date.

(d)           The Issuer shall respond, as promptly as practicable, in good faith, to any request for access to the website described above.

(e)           To the extent not satisfied by the foregoing, for so long as any Notes are outstanding (unless satisfied and discharged or defeased), the Issuer will furnish to Holders and prospective purchasers of the Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act (or any successor provision).

(f)            Notwithstanding the foregoing, the financial statements, information, auditors’ reports and other documents required to be provided as described above, may be, rather than those of the Issuer, those of any Parent Entity; provided that, if the financial information so furnished relates to such Parent Entity, the same is accompanied by consolidating information, which may be posted to the website of the Issuer or on a non-public, password-protected website maintained by the Issuer or a third party, which explains in reasonable detail the differences between the information relating to such Parent Entity, on the one hand, and the information relating to the Issuer and its Restricted Subsidiaries on a standalone basis, on the other hand.

(g)           Issuer will be deemed to have satisfied the reporting requirements of Section 3.2(a) if (i) at any time that the Issuer or any Parent Entity is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or is a voluntary filer, the Issuer or any Parent Entity has filed such reports containing such information (including the information required pursuant to Section 3.2(e), which, for the avoidance of doubt, need not be filed with the SEC via EDGAR to the extent it is otherwise provided to Holders in accordance with this Section 3.2) with the SEC via the EDGAR (or successor) filing system or (ii) at any time that the Issuer or any Parent Entity does not file such reports with the SEC via the EDGAR (or a successor) filing system, the Issuer or any Parent Entity makes such reports available electronically (including by posting to a non-public, password-protected website as provided above) pursuant to this Section 3.2. Notwithstanding the foregoing, the Trustee shall have no obligation to monitor or confirm, on a continuing basis or otherwise, whether the Issuer or any Parent Entity posts such reports, information and documents on any website or the SEC’s EDGAR service, or to collect any such information from the Issuer’s or any  Parent Entity’s website or the SEC’s EDGAR service.

(h)           Promptly after the date the annual and quarterly financial information for the prior fiscal period have been furnished pursuant to Section 3.2(a)(i) or Section 3.2(a)(ii), the Issuer will hold a quarterly conference call to review the most recent financial results, which shall  also include  a  discussion  of  the  financial  metrics  of  the MYT Entities and a reasonable question and  answer session open to all invited call   participants. Prior to the date such conference call is to be held, the Issuer will post to its website or a non-public, password-protected website maintained by the Issuer or a third party an announcement of such quarterly conference call for the benefit of the Trustee, the Holders, beneficial owners of the Notes, prospective purchasers of the Notes, securities analysts and market making financial institutions, which announcement will contain the time and the date of such conference call and direct the recipients thereof to contact an individual at the Issuer (for whom contact information will be provided in such notice) to obtain information on how to access such quarterly conference call; provided that any Person who attends such conference call with the Issuer will be required to represent to and agree with the Issuer (and by attending such conference call, such person will be deemed to have represented and agreed with the Issuer) to clauses (i) through (vi) of Section 3.2(c).

(i)            Delivery of reports, information and documents to the Trustee is for informational purposes only and its receipt of such reports, information and documents shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Issuers’, any Parent Entity’s, any Subsidiary Guarantor’s or any other Person’s compliance with any of its covenants under this Indenture or the Notes (as to which the Trustee is entitled to rely exclusively on an Officer’s Certificate delivered pursuant to this Indenture). The Trustee shall have no liability or responsibility for the content, filing or timeliness of any report, information or document delivered or filed under or in connection with this Indenture or the transactions contemplated thereunder.

SECTION 3.3.              Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a)           The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock, and the Issuer will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Issuers and any Subsidiary Guarantor may Incur unsecured or Junior Lien Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and any Subsidiary Guarantor may issue shares of Preferred Stock, in each case if the Interest Coverage Ratio for the Issuer’s most recently ended four full fiscal quarters for which Required Financial Statements have been delivered immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued is 2.25 to 1.00 or greater (“Ratio Debt”), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of the proceeds therefrom had occurred, at the beginning of such four-quarter period.

(b)           The foregoing limitations will not apply to (collectively, “Permitted Debt”):

(i)            the Incurrence by the Issuers and the Subsidiary Guarantors of Indebtedness pursuant to one or more Credit Agreements up to an aggregate outstanding principal amount, including all Indebtedness incurred to Refinance any Indebtedness originally Incurred pursuant to this clause (i) (and any successive Refinancing Indebtedness), not to exceed an amount equal to the Issue Date Extended Term Loan Amount plus, solely in the event the Call Right is exercised, an amount equal to the aggregate principal amount of the Third Lien Notes and Notes redeemed in connection therewith (plus unpaid accrued interest and premium (including interest previously paid in kind and tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses) in connection with any Refinancings less the amount applied to permanently repay Indebtedness incurred under this clause (i) pursuant to Section 3.7;

(ii)           the Incurrence by the Issuers and the Subsidiary Guarantors of Indebtedness pursuant to the ABL Credit Agreement and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof)

up to an aggregate outstanding principal amount, including all Indebtedness incurred to Refinance any Indebtedness originally Incurred pursuant to this clause (ii) (and any successive Refinancing Indebtedness), not to exceed an amount equal to $1,000.0 million (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses) in connection with any Refinancings less the amount applied to permanently repay Indebtedness incurred under this clause (ii) pursuant to Section 3.7;

(iii)

(A)          (1)           the Incurrence by the Issuers of the Notes issued on the Issue Date and PIK Notes issued in respect thereof (and PIK Notes issued in respect of such PIK Notes) and the Incurrence by the Subsidiary Guarantors of the Subsidiary Guarantees related to the foregoing Notes and PIK Notes; and

(2)           the Incurrence by the Issuers and the Subsidiary Guarantors of Permitted Refinancing Indebtedness in respect of any of the Indebtedness described in subclause (1);

(B)          (1)           the Incurrence by the Issuers of the Third Lien Notes issued on the Issue Date and the Incurrence by the Subsidiary Guarantors of guarantees of such Third Lien Notes; and

(2)           the Incurrence by the Issuers and the Subsidiary Guarantors of Permitted Refinancing Indebtedness in respect of any of the Indebtedness described in subclause (1);

(C)          (1)           the Incurrence by the LLC Co-Issuer of the 2028 Debentures outstanding on the Issue Date and the Incurrence by Extended Term Loan PropCo and Notes PropCo of a guarantee of such 2028 Debentures having the Required PropCo Guarantee Priority; and

(2)           the Incurrence by the LLC Co-Issuer and Extended Term Loan PropCo of Permitted Refinancing Indebtedness in respect of any of the Indebtedness described in subclause (1);

(D)          (1)           the Incurrence by the Issuers of the Remaining Unsecured Notes and the Incurrence by the Subsidiary Guarantors of guarantees outstanding on the Issue Date of such Remaining Unsecured Notes;

(2)           the Incurrence by the Issuers and the Subsidiary Guarantors of Remaining Unsecured Notes Exchange Indebtedness described in clause (a) of the definition thereof in respect of the Indebtedness described in subclause (1), in an aggregate principal amount not to exceed (w) 85% of the Issue Date Remaining Unsecured Notes Amount, minus (x) 85% of the aggregate principal amount of Remaining Unsecured Notes previously Refinanced by the Incurrence of Remaining Unsecured Notes Exchange

Indebtedness pursuant to subclause (3) below, minus (y) 85% of the aggregate principal amount of Remaining Unsecured Notes that have been repaid after the Issue Date (other than as a result of a Refinancing with Remaining Unsecured Notes Exchange Indebtedness), minus (z) the aggregate principal amount of Indebtedness Incurred pursuant to this subclause (2) that is repaid after the Issue Date (including as a result of the Incurrence of Refinancing Indebtedness (provided that clause (y) above shall not apply to any Remaining Unsecured Notes repaid pursuant to Section 3.4(b)(xii)(D) within 45 days prior to the stated maturity date of the Remaining Unsecured Notes);

(3)           the Incurrence by the Issuers and the Subsidiary Guarantors of Remaining Unsecured Notes Exchange Indebtedness described in clause (b) of the definition thereof in respect of the Indebtedness described in subclause (1), in an aggregate principal amount not to exceed (w) 100% of the Issue Date Remaining Unsecured Notes Amount, minus (x) 100% of the aggregate principal amount of Remaining Unsecured Notes previously Refinanced by the Incurrence of Remaining Unsecured Notes Exchange Indebtedness Incurred pursuant to subclause (2) above, minus (y) 100% of the aggregate principal amount of Remaining Unsecured Notes that have been repaid after the Issue Date (other than as a result of a Refinancing with Remaining Unsecured Notes Exchange Indebtedness), minus (z) the aggregate principal amount of indebtedness Incurred pursuant to this subclause (3) that is repaid after the Issue Date (including as a result of the Incurrence of Refinancing Indebtedness); and

(4)           the Incurrence by the Issuers and the Subsidiary Guarantors of Permitted Refinancing Indebtedness in respect of Indebtedness incurred pursuant to subclause (2) or (3) above; and

(E)           (1)           the Incurrence by the Issuers of the Non-Participating Term Loans and the Incurrence by the Subsidiary Guarantors of guarantees of such Non-Participating Term Loans; and

(2)           the Incurrence by the Issuers and the Subsidiary Guarantors of Non-Participating Term Loan Exchange Indebtedness;

(iv)          Indebtedness of the Issuer and its Restricted Subsidiaries existing on the Issue Date (other than Indebtedness described in clause (i), (ii) or (iii) above), provided that Indebtedness outstanding as of the Issue Date which was incurred or allocated under a specific clause of the definition of “Permitted Debt” under the indentures governing the Remaining Unsecured Notes as of immediately prior to the Issue Date shall be deemed to be incurred on the Issue Date under the corresponding specific clause of the definition of “Permitted Debt” under this Indenture, and not under this clause (iv);

(v)           Capitalized Lease Obligations, Indebtedness with respect to mortgage financings and purchase money Indebtedness (including, for the avoidance of doubt, the Hudson Yards Indebtedness outstanding as of Issue Date) to finance all or any part of the purchase, lease, construction, installation, repair or improvement of property (real or personal), plant or equipment or other fixed or capital assets and Indebtedness arising from the conversion of the obligations of the Issuer or any of its Restricted Subsidiaries under or pursuant to any “synthetic lease” transactions to on-balance sheet Indebtedness of the Issuer or such Restricted Subsidiary, in an aggregate outstanding principal amount, including all Permitted Refinancing Indebtedness Incurred to Refinance any Indebtedness originally Incurred pursuant to this clause (v) (and any successive Permitted Refinancing Indebtedness), not to exceed the greater of (A) $200.0 million and (B) 2.25% of Consolidated Total Assets as of the date any such Indebtedness is Incurred (the “Capitalized Lease Obligations Cap”); provided that (x) such Indebtedness is Incurred within 270 days after the purchase, lease, construction, installation, repair or improvement of the property that is the subject of such Indebtedness and (y) the Capitalized Lease Obligations Cap shall be reduced by an amount equal to the amount that the Hudson Yards Indebtedness is reduced (whether by repayment, retirement, recharacterization, discharge or otherwise) after the Issue Date (but such reductions shall not result in a Capitalized Lease Obligations Cap of less than the greater of (A) $100.0 million and (B) 1.125% of Consolidated Total Assets as of the date any such Indebtedness is Incurred);

(vi)          Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any Person providing workers’ compensation, health, disability or other employee benefits (whether to current or former employees) or property, casualty or liability insurance or self-insurance in respect of such items, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance; provided that upon the Incurrence of any Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, such obligations are reimbursed not later than 45 days following such Incurrence;

(vii)         Indebtedness arising from agreements of the Issuer or any Restricted Subsidiary providing for indemnification, earn-outs, adjustment of purchase or acquisition price or similar obligations, in each case, Incurred in connection with the acquisition or disposition of any business, assets or a Restricted Subsidiary of any of the Issuers in accordance with the terms of this Indenture, other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition;

(viii)        intercompany Indebtedness between or among the Issuer or any of its Restricted Subsidiaries; provided that (A) such Indebtedness owing to a Restricted Subsidiary that is not a Subsidiary Guarantor will only be permitted by this clause (viii) if at all times such Indebtedness is unsecured and subordinated in right of payment to the applicable Issuer’s Obligations with respect to the Notes or Guarantee of such Subsidiary Guarantor, as applicable, (B) no such Indebtedness owing by the Extended Term Loan PropCo or Notes PropCo shall be incurred hereunder except to the extent permitted under clause (3)(i) of the definition of “Permitted Investments”, and

(C) any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary lending such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) will be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (viii);

(ix)          Indebtedness pursuant to Hedge Agreements;

(x)           Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case, provided in the ordinary course of business, including those Incurred to secure health, safety and environmental obligations in the ordinary course of business;

(xi)          (A) guarantees of Indebtedness of the Issuers or any of the Subsidiary Guarantors; or (B) guarantees of Indebtedness of any other Subsidiary, in each case of (A) and (B) permitted to be Incurred under this Indenture; in each case of (A) and (B), to the extent (1) such guarantees are Permitted Investments (other than pursuant to clause (18) of the definition thereof) and (2) in the case of guarantees made by the Issuers or any of the Subsidiary Guarantors pursuant to clause (B) above, such guarantees are made in connection with a Permitted Acquisition;

(xii)         (A) Indebtedness Incurred or assumed in connection with an acquisition of any assets (including Capital Stock), business or Person and Indebtedness of any Person that becomes a Restricted Subsidiary or is merged into or consolidated or amalgamated with Issuer or a Restricted Subsidiary in accordance with the terms of this Indenture and (B) Indebtedness Incurred or assumed in anticipation of an acquisition of any assets, business or Person; provided that in each case contemplated by the foregoing subclauses (A) and (B):

(1)           immediately after giving effect for such acquisition, merger, consolidation or amalgamation, no Event of Default has occurred and is continuing and on a Pro Forma Basis, either (x) the Issuer would be permitted to incur at least $1.00 of additional Ratio Debt or (y) the Interest Coverage Ratio of the Issuer would increase;

(2)           the aggregate principal amount of any such Indebtedness Incurred pursuant to this clause (xii) by Restricted Subsidiaries that are not Subsidiary Guarantors, together with any Permitted Refinancing Indebtedness Incurred by Restricted Subsidiaries that are not Subsidiary Guarantors to Refinance any Indebtedness originally Incurred pursuant to this clause (xii) (and any successive Permitted Refinancing Indebtedness thereof), may not exceed $50.0 million at any one time outstanding;

(3)           the aggregate principal amount of any Indebtedness Incurred or assumed under the foregoing subclauses (A) and (B), together with (x) the aggregate principal amount of any Permitted

Refinancing Indebtedness in respect thereof and (y) the aggregate amount of any Investments outstanding under clause (24) of the definition of “Permitted Investments”, does not exceed the limits set forth in that clause; and

(4)           the assets acquired, if held in the Issuer or a Subsidiary Guarantor (other than Notes PropCo and Extended Term Loan PropCo), shall be pledged as Collateral, subject to Liens with the Required Collateral Lien Priority;

(xiii)        Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness (other than credit or purchase cards) is extinguished within 10 Business Days after notification is received by the Issuer of its incurrence;

(xiv)        Indebtedness of the Issuer or any Restricted Subsidiary supported by a letter of credit issued pursuant to any Credit Agreement, so long as such letter of credit has not been terminated and is in a principal amount not in excess of the stated amount of such letter of credit;

(xv)         [Reserved];

(xvi)        Indebtedness consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xvii)       [Reserved];

(xviii)      Cash Management Obligations and other Indebtedness in respect of Cash Management Services entered into in the ordinary course of business;

(xix)        Indebtedness issued to future, current or former officers, directors, managers, and employees, consultants and independent contractors of the Issuer or any Restricted Subsidiary or any direct or indirect parent thereof, their respective estates, heirs, family members, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of any Parent Entity permitted by Section 3.4;

(xx)         [Reserved];

(xxi)        Indebtedness of Foreign Subsidiaries in an aggregate outstanding principal amount, together with any Permitted Refinancing Indebtedness Incurred by Foreign Subsidiaries to Refinance any Indebtedness originally Incurred pursuant to this clause (xxi) (and any successive Permitted Refinancing Indebtedness), not to exceed $25.0 million;

(xxii)       unsecured Indebtedness in respect of short-term obligations to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services so long as such obligations are Incurred in the ordinary course of business and not in connection with the borrowing of money;

(xxiii)      Indebtedness representing deferred compensation or other similar arrangements Incurred by the Issuer or any Restricted Subsidiary (A) in the ordinary course of business or (B) in connection with any Permitted Investment;

(xxiv)     any Permitted Refinancing Indebtedness Incurred to Refinance Indebtedness Incurred as Ratio Debt or under clause (iv) or this clause (xxiv) of this Section 3.3(b);

(xxv)      customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(xxvi)     Indebtedness Incurred by the Issuer or any Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange, warehouse receipts or similar facilities or the discounting or factoring of receivables for credit management purposes, in each case Incurred or undertaken in the ordinary course of business;

(xxvii)    Indebtedness Incurred by the Issuer or any Restricted Subsidiary to the extent that the net proceeds thereof are promptly deposited with the Trustee to satisfy and discharge the Notes in accordance with this Indenture; and

(xxviii)   additional Indebtedness in an aggregate outstanding principal amount, including all Permitted Refinancing Indebtedness Incurred to Refinance any Indebtedness originally Incurred pursuant this clause (xxviii) (and any successive Permitted Refinancing Indebtedness), not to exceed $100.0 million; provided that the cash interest rate on any such Indebtedness may not exceed 8.0% per annum.

(c)           For purposes of determining compliance with this Section 3.3, in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the categories of Permitted Debt or is entitled to be Incurred as Ratio Debt, the Issuer may, in its sole discretion, at the time of Incurrence, combine, divide, classify or reclassify, or at any later time combine, divide, classify or reclassify, such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 3.3; provided that (i) all Indebtedness under the Extended Term Loans or guarantees thereof (and any Refinancing Indebtedness in respect thereof) will be deemed to have been Incurred pursuant to clause (i) of the definition of “Permitted Debt,” (ii) all Indebtedness under the ABL Credit Agreement or guarantees thereof (and any Refinancing Indebtedness in respect thereof) will be deemed to have been Incurred pursuant to clause (ii) of the definition of “Permitted Debt,” (iii) all Indebtedness under the Third Lien Notes or guarantees thereof (and any Permitted Refinancing Indebtedness in respect thereof) will be deemed to have been Incurred pursuant to clause (iii)(B) of the definition of “Permitted Debt,” (iv) all Indebtedness under the 2028 Debentures or guarantees thereof (and any Permitted Refinancing Indebtedness in respect thereof) will be deemed to have been Incurred pursuant to clause (iii)(C) of the definition of “Permitted Debt,” (v) all Indebtedness under the Remaining Unsecured Notes or guarantees thereof (and any Permitted Refinancing Indebtedness in respect thereof) will be deemed to have been Incurred pursuant to clause (iii)(D) of the definition of “Permitted Debt,” and (vi) all Indebtedness under the Non-Participating Term Loans or guarantees thereof (and any Permitted Refinancing Indebtedness in respect thereof) will be deemed to have been Incurred pursuant to clause (iii)(E) of the definition of “Permitted Debt,” and, in each case of clauses (i) through (vi) above, the Issuer will not be permitted to reclassify at any later date all or any portion of such Indebtedness.  All Indebtedness originally Incurred under clause (xxviii) of the definition of “Permitted Debt” will be automatically reclassified as Ratio Debt on the first date on which such Indebtedness would have been permitted to be Incurred by the obligor thereon as Ratio Debt. Accrual of interest, the accretion of accreted value, amortization of original issue discount, the payment of interest or dividends in the form of additional Indebtedness with the same terms (including PIK Interest on the Notes), and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies, will not be deemed to be an Incurrence of Indebtedness for purposes of this Section 3.3. Guarantees of, or obligations in respect of letters of credit relating to Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness will not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such Guarantee or letter of credit, as the case may be, was in compliance with this Section 3.3.

(d)           For purposes of determining compliance with any dollar-denominated restriction on the Incurrence of Indebtedness, the dollar-equivalent principal amount of Indebtedness denominated in a foreign currency will be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower dollar-equivalent), in the case of revolving credit debt; provided that if such Indebtedness is Incurred to Refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such dollar-denominated restriction will be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being Refinanced (plus unpaid accrued interest and premiums (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses in connection therewith).

SECTION 3.4.              Limitation on Restricted Payments.

(a)           The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i)            declare or pay any dividend or make any payment or distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity

Interests, including any payment made in connection with any merger or consolidation involving the Issuer (other than (A) dividends or distributions by the Issuer payable solely in Equity Interests (other than Disqualified Stock) of the Issuer; or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(ii)           purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Issuer or any Parent Entity, including in connection with any merger or consolidation;

(iii)          make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness of any of the Issuers or any Subsidiary Guarantor (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness of any of the Issuers or any Subsidiary Guarantor in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within 45 days of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement (provided that a repayment of Remaining Unsecured Notes during such 45-day period shall be in an amount that would be permitted pursuant to Section 3.4(b)(xii)(D) and will count against the amount permitted pursuant to such provision) and (B) Indebtedness permitted under Section 3.3(b)(viii)); or

(iv)          make any Restricted Investment;

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”).

(b)           The provisions of Section 3.4(a) will not prohibit:

(i)            the making of any Restricted Payment described in Section 3.4(a)(iii) or Section 3.4(a)(iv) in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of the Issuer (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Issuer; provided that the amount of any such net cash proceeds that are utilized for any Restricted Payment pursuant to this clause (i) will be excluded from and Section 3.4(b)(ii)(C);

(ii)           Restricted Payments to any Parent Entity the proceeds of which are used to purchase, retire, redeem or otherwise acquire, or to any Parent Entity for the purpose of paying to any other Parent Entity to purchase, retire, redeem or otherwise acquire, the Equity Interests of such Parent Entity (including related stock appreciation rights or similar securities) held directly or indirectly by then present or former directors, consultants, officers, employees, managers or independent contractors

(collectively, “Related Persons”) of the Issuer or any of the Restricted Subsidiaries or any Parent Entity or their estates, heirs, family members, spouses or former spouses (including for all purposes of this clause (ii), Equity Interests held by any entity whose Equity Interests are held by any such future, present or former employee, officer, director, manager, consultant or independent contractor or their estates, heirs, family members, spouses or former spouses) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement or any stock subscription or shareholder or similar agreement; provided that the aggregate amount of such purchases or redemptions may not exceed:

(A)          $20.0 million in any fiscal year for purchases or redemptions from Persons that are current Related Persons at the time of such purchase or redemption; plus

(B)          $5.0 million in the aggregate from the Issue Date for purchases or redemptions from former Related Persons; plus

(C)          the amount of net cash proceeds contributed to the Issuer that were received by any Parent Entity since the Issue Date from sales of Equity Interests of any Parent Entity to directors, consultants, officers, employees, managers or independent contractors of any Parent Entity, the Issuer or any Restricted Subsidiary in connection with permitted employee compensation and incentive arrangements; plus

(D)          the amount of net proceeds of any key man life insurance policies received during such fiscal year; plus

(E)           the amount of any bona fide cash bonuses otherwise payable (but not actually paid) to directors, consultants, officers, employees, managers or independent contractors of any Parent Entity, the Issuer or any Restricted Subsidiary that are foregone in return for the receipt of Equity Interests; and;

provided, further, that cancellation of Indebtedness owing to the Issuer or any of its Restricted Subsidiaries from directors, consultants, officers, employees, managers or independent contractors of any Parent Entity, the Issuer or any of its Restricted Subsidiaries in connection with a repurchase of Equity Interests of any Parent Entity will not be deemed to constitute a Restricted Payment;

(iii)          [Reserved];

(iv)          [Reserved];

(v)           Restricted Payments to any Parent Entity that files, or to any Parent Entity for the purpose of paying to any other Parent Entity that files, a consolidated U.S. federal or combined or unitary state tax return that includes the Issuer and its Restricted Subsidiaries (or the taxable income thereof) (such payments being referred to as “Tax Distributions”), or to any Parent Entity that is a partner or a sole owner of the Issuer in the event the Issuer is treated as a partnership or a “disregarded entity” for U.S. federal income tax purposes, in each case, in an amount not to exceed the amount that the Issuer and its Restricted Subsidiaries would have been required to pay in respect of federal, state or local Taxes (as the case may be) in respect of such fiscal year if the Issuer and its Subsidiaries paid such Taxes directly as a stand-alone taxpayer (or stand-alone group) (such amounts, plus any cash actually distributed by an Unrestricted Subsidiary for such period pursuant to the second proviso below, the “Issuer Tax Amount”); provided, that any amounts paid pursuant to this clause (v) shall actually be used by a Parent Entity to pay taxes to an applicable taxing authority; provided further that Restricted Payments will be permitted in respect of the income of an Unrestricted Subsidiary only to the extent of the amount of cash distributed to the Issuer or any Restricted Subsidiary by such Unrestricted Subsidiary for such purpose; provided further that amounts paid under this clause (v) and taken together with any amounts paid in respect of federal, state or local Taxes under Section 3.8(b)(xvi) shall not exceed the Issuer Tax Amount for any applicable year;

(vi)          Restricted Payments to permit any Parent Entity to:

(A)          pay operating, overhead, legal, accounting and other professional fees and expenses (including directors’ fees and expenses and administrative, legal, accounting, filings and similar expenses), in each case to the extent related to its separate existence as a holding company or to its ownership of the Issuer and the Restricted Subsidiaries, but not, for the avoidance of doubt, any costs, fees and expenses for, or directly  allocable to, the MYT Entities, or in respect of any litigation related thereto (other than litigation for defense of Claims brought against any Parent Entity which may be covered so long as reasonably related to the Issuers and their Subsidiaries; for the avoidance of doubt, prosecution of defamation or similar claims and defense against claims of wrongful disclosures by a Parent Entity shall not  be paid for, directly or indirectly, with a Restricted Payment to a Parent Entity), subject to reasonable pro-ration of joint services, costs, fees and expenses;

(B)          pay fees and expenses related to any public offering or private placement of debt or equity securities of any Parent Entity or any Permitted Investment, whether or not consummated, to the extent the proceeds of any of the foregoing transactions are contributed to the Issuers;

(C)          pay franchise Taxes and other fees and expenses in connection with any Parent Entity’s ownership of any Restricted Subsidiary or the maintenance of its legal existence;

(D)          make payments under transactions permitted by Section 3.8 (other than Section 3.8(b)(viii)), to the extent such payments are due at the time of such Restricted Payment; or

(E)           pay customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers, employees, directors,

managers, consultants or independent contractors of any Parent Entity to the extent related to its ownership of the Issuer and its Restricted Subsidiaries, but not, for the avoidance of doubt, any indemnities, costs, fees and expenses for, or directly allocable to, the MYT Entities, or in respect of any litigation related thereto (other than litigation for defense of Claims brought against any Parent Entity which may be covered so long as reasonably related to the Issuers and their Subsidiaries; for the avoidance of doubt, prosecution of defamation or similar claims and defense against claims of wrongful disclosures by a Parent Entity shall not be paid for, directly or indirectly, with a Restricted Payment to a Parent Entity), incurred after the Issue Date, subject to reasonable pro-ration of joint services, indemnities, costs, fees and expenses;

(vii)         non-cash repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(viii)        Restricted Payments to allow any Parent Entity to make, or to any Parent Entity for the purpose of paying to any other Parent Entity to make, payments in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Equity Interests of any such Person, in connection with any merger, consolidation, amalgamation or other business combination, or in connection with any dividend, distribution or split of Equity Interests;

(ix)          Restricted Payments to any Parent Entity for the purpose of paying indemnities of, and reimbursement of reasonable and documented out-of-pocket fees and expenses to any Sponsor, in each case incurred in connection with the provision by such Sponsors of bona fide services (including such services provided under the Management Agreements as in effect on the Issue Date) to any Parent Entity for the benefit of the Issuer and its Subsidiaries and not, for the avoidance of doubt, in respect of MYT Entities, the MyTheresa Distribution, or any litigation related thereto (other than litigation for defense of the Issuer and its Subsidiaries; for the avoidance of doubt, prosecution of defamation or similar claims and defense against claims of wrongful disclosures by the Issuer shall not be paid for, directly or indirectly, by any Restricted Payment to the Issuer), subject to reasonable pro-ration of joint services, fees, costs and expenses.

(x)           the mandatory redemption of a de minimis aggregate principal amount of (a) 8.75%/9.50% senior PIK toggle notes due 2021 pursuant to Section 5.10 of the indenture governing such notes and (b) 8.750% Third Lien Notes due October 25, 2024 pursuant to a substantially similar provision in the indenture governing such notes, in each case as of the Issue Date;

(xi)          the payment of any dividend or distribution or consummation of any redemption within 60 days after the date of declaration thereof or the giving of a redemption notice related thereto, if at the date of declaration or notice such payment would have complied with the provisions of this Indenture;

(xii)         (A)          Restricted Payments to repurchase, repay, exchange for or refinance Non-Participating Term Loans using the proceeds of Non-Participating Term Loan Exchange Indebtedness (including by means of an exchange offer or modification of the Non-Participating Term Loans to become Non-Participating Term Loan Exchange Indebtedness);

(B)          Restricted Payments to repurchase, repay, exchange for or refinance Remaining Unsecured Notes using the proceeds of Remaining Unsecured Notes Exchange Indebtedness (including by means of an exchange offer or modification of the Remaining Unsecured Notes to become Remaining Unsecured Notes Exchange Indebtedness), so long as any such Remaining Unsecured Notes Exchange Indebtedness is Incurred under clause (iii)(D)(2) or (iii)(D)(3) of the definition of “Permitted Debt”;

(C)          Restricted Payments to repurchase, repay, exchange for or refinance Non-Participating Term Loans or Remaining Unsecured Notes using (i) the cash proceeds of common equity sales by or common equity contributions to, the Issuer or (ii) any non-cash assets contributed to or sold to the Issuer in respect of the Issuer’s common equity (including an interest in the MYT Holdco so contributed or purchased); and

(D)          Restricted Payments to repurchase or repay Non-Participating Term Loans or Remaining Unsecured Notes using up to an aggregate $60.0 million of cash; provided that the total purchase price or repayment amount of any Indebtedness repurchased or repaid (or any portion of which is repurchased or repaid) pursuant to this subclause (D) more than 45 days prior to the final maturity date of such Indebtedness may not be greater than (x) 90% of face value (in the case of Non-Participating Term Loans) and (y) 40% of face value (in the case of Remaining Unsecured Notes);

(xiii)        payments or distributions to satisfy dissenters’ rights, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of this Indenture;

(xiv)        the distribution or dividend of the MYT Assets (or proceeds from a sale of MYT Assets or the MYT Entities) in the event the MYT Assets (or proceeds from such sale) are contributed to the Issuers or any of their Restricted Subsidiaries on or after Issue Date to the extent that the MYT Assets (or such proceeds) are required to be distributed in accordance with any settlement, judgment, court order or other resolution of a Claim, Cause of Action or litigation with respect to the MyTheresa Distribution or the MyTheresa Designation, subject to (i) restoration of all terms set forth in the MYT Holdco Preferred Series A Certificate, (ii) the restoration of the MYT Limited Guarantees of the MYT Guarantor Entities, the MYT Limited Guarantee Collateral and the pledge of the MYT Account or MYT Alternate Security (in each case, to the extent required under the MYT Guarantee and Collateral Agreement), (iii) compliance by the MYT Entities with all of the MYT Covenants and the MYT Waterfall (as if such MYT Waterfall had been in effect while the MYT Assets (or proceeds from a sale of MYT Assets or MYT Entities) were held by the Issuers or any of their Restricted Subsidiaries) and (iv) the automatic release of any pledges or Liens on the MYT Contributed Equity Interests contemplated by the definition of “Unrestricted Subsidiary”;

(xv)         the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries and any class or series of Preferred Stock of any Restricted Subsidiaries issued or Incurred in accordance with Section 3.3;

(xvi)        (A)          the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) by the Issuer after the Issue Date; and

(B)          the declaration and payment of dividends to Issuer or any Parent Entity, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of the Issuer or any Parent Entity issued after the Issue Date;

provided, however, that (1) for the most recently ended four full fiscal quarters for which Required Financial Statements have been delivered immediately preceding the date of issuance of such Designated Preferred Stock, the Interest Coverage Ratio of the Issuer would have been at least 2.25 to 1.00 and (2) the aggregate amount of dividends declared and paid pursuant to this clause (xvi) does not exceed the net cash proceeds actually received by the Issuer from the sale (or the contribution of the net cash proceeds from the sale) of Designated Preferred Stock; and

(xvii)       the payment, purchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness, Disqualified Stock or Preferred Stock of the Issuer and its Restricted Subsidiaries pursuant to provisions similar to Section 3.7 and Section 3.9; provided that, prior to such payment, purchase, redemption, defeasance or other acquisition or retirement for value, the Issuers (or a third party to the extent permitted by this Indenture) have made a Change of Control Offer or Asset Sale Offer, as the case may be, with respect to the Notes and have repurchased, redeemed, defeased, acquired or retired all Notes validly tendered and not withdrawn in connection with such Change of Control Offer or Asset Sale Offer, as the case may be.

(c)           For purposes of this Section 3.4, if any Investment or Restricted Payment (or a portion thereof) would be permitted pursuant to one or more provisions described above and/or one or more of the exceptions contained in the definition of “Permitted Investments,” the Issuer may divide and classify such Investment or Restricted Payment (or a portion thereof) in any manner that complies with this Section 3.4 and may later divide and reclassify any such Investment or Restricted Payment so long as the Investment or Restricted Payment (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification.

(d)           The Issuer and its Restricted Subsidiaries shall not, directly or indirectly, use any Investments made pursuant to Section 3.4(b)(i) or any clause of the definition of “Permitted Investment” (i) to provide assets to a Person that Incurs Indebtedness or issues Equity Interests, which Indebtedness, Equity Interests or proceeds thereof (as the case may be) are used to Refinance any Indebtedness of the Issuers or their Restricted Subsidiaries or (ii) to make the payments restricted by Section 3.4(a)(i), (ii), or (iii).

SECTION 3.5.              Liens.

The Issuers will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, Incur or suffer to exist any Lien securing Indebtedness on any asset or property of any of the Issuers or any Restricted Subsidiary, except:

(i)            Permitted Liens; or

(ii)           Liens other than Permitted Liens on assets that are not Collateral; provided that with respect to this clause (ii), the Notes or the applicable Subsidiary Guarantee of a Subsidiary Guarantor, as the case may be, are equally and ratably secured with such Lien; provided that any Lien that is granted to secure the Notes Obligations or any Subsidiary Guarantee pursuant to this clause (ii) will be automatically and unconditionally released and discharged at the same time as the release of the underlying Lien that gave rise to the obligation to equally and ratably secure the Notes Obligations or such Subsidiary Guarantee under this clause (ii) (other than a release as a result of the enforcement of remedies in respect of such Lien or the Notes Obligations secured by such Lien).

SECTION 3.6.              Dividend and Other Payment Restrictions Affecting Subsidiaries.

(I)            The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a)           (i)            pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries on its Capital Stock; or

(ii)           pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(b)           make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(c)           sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries.

(II)          Section 3.6(I) will not apply to encumbrances or restrictions existing under or by reason of:

(A)          contractual encumbrances or restrictions of the Issuer or any Restricted Subsidiary in effect on the Issue Date, including pursuant to:

(1)           the Extended Term Loan Agreement and the other documents relating to the Extended Term Loan Agreement;

(2)           the ABL Credit Agreement and the other documents relating to the ABL Credit Agreement;

(3)           the Third Lien Notes Indentures and the other documents relating to the Third Lien Notes Indentures;

(4)           Indebtedness permitted pursuant to Section 3.3(b)(iv); and

(5)           Hedge Agreements;

(B)          the Notes Obligations and all Indebtedness Documents related thereto;

(C)          applicable law or any applicable rule, regulation or order;

(D)          any agreement or other instrument of a Person acquired by or merged or consolidated with or into the Issuer or any Restricted Subsidiary that was in existence at the time of such acquisition (or at the time it merges with or into the Issuer or any Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person (but, in each case, not created in contemplation thereof)), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that in connection with a merger under this clause (D), if a Person other than the Issuer or such Restricted Subsidiary is the Successor Company with respect to such merger, any Subsidiary of such Person, or any agreement or instrument of such Person or any Subsidiary of such Person, will be deemed acquired or assumed, as the case may be, by the Issuer or such Restricted Subsidiary, as the case may be, at the time of such merger;

(E)           customary encumbrances or restrictions contained in contracts or agreements for the sale of assets applicable to such assets pending consummation of such sale, including customary restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary;

(F)           restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(G)          customary provisions in operating or other similar agreements entered into in the ordinary course of business and which limitation is applicable only to the assets that are the subject of those agreements;

(H)          purchase money obligations for property acquired and Capitalized Lease Obligations entered into in the ordinary course of business to the extent such obligations impose restrictions of the nature discussed in Section 3.6(I)(c) on the property so acquired;

(I)            customary provisions contained in leases, sub-leases, licenses, sublicenses, contracts and other similar agreements entered into in the ordinary course of business to the extent such obligations impose restrictions of the type described in Section 3.6(I)(c) on the property subject to such lease;

(J)            [Reserved];

(K)          other Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or any Restricted Subsidiary that is Incurred subsequent to the Issue Date pursuant to Section 3.3; provided that such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Issuers’ ability to make anticipated principal or interest payments on the Notes in accordance with this Indenture (as determined by the Issuer in good faith);

(L)           any encumbrance or restriction contained in the documents relating to any secured Indebtedness otherwise permitted to be Incurred pursuant to Section 3.3 and Section 3.5 to the extent such documents limit the right of the debtor to dispose of the assets securing such Indebtedness;

(M)         any encumbrances or restrictions arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, materially affect the Issuers’ ability to make anticipated principal or interest payments on the Notes in accordance with this Indenture (as determined by an Officer of the Issuer in good faith);

(N)          customary provisions in joint venture agreements or arrangements and other similar agreements or arrangements relating solely to the applicable joint venture; and

(O)          any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) of this Section 3.6(II) imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or Refinancings of the contracts, instruments or obligations referred to in clauses (A) through (N) of this Section 3.6(II); provided that such encumbrances and restrictions contained in any such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or Refinancing are, in the good faith judgment of the Issuer, not materially more restrictive, taken as a whole, than the encumbrances and restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or Refinancing.

(III)        For purposes of determining compliance with this Section 3.6, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock will not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Issuer or a Restricted Subsidiary to other Indebtedness Incurred by the Issuer or any such Restricted Subsidiary will not be deemed a restriction on the ability to make loans or advances.

SECTION 3.7.              Asset Sales.

(a)                                 The Issuer will not, and will not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale, unless:

(1)           the Issuer or any of its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined at the time of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of; and

(2)           except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:

(A)                               any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Issuer or such Restricted Subsidiary (other than liabilities that are Subordinated Indebtedness) that are assumed by the transferee of any such assets or Equity Interests pursuant to an agreement that releases or indemnifies the Issuer or such Restricted Subsidiary, as the case may be, from further liability (or are otherwise extinguished in connection with the transactions relating to such Asset Sale);

(B)                               any notes or other obligations or other securities or assets received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 90 days of the receipt thereof; and

(C)                               any Designated Non-cash Consideration received by the Issuer or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (C) that is at that time outstanding, not to exceed the greater of (x) $25.0 million and (y) 0.35% of Consolidated Total Assets, calculated at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value) will be deemed to be Cash Equivalents for the purposes of this clause (2).

(b)                                 With respect to any Collateral Asset Sale, the following provisions shall apply:

(1)           The Issuer shall cause the Net Cash Proceeds of any Collateral Asset Sale to be deposited immediately in an account subject to a Control Agreement for the benefit of the Notes Collateral Agent pursuant to the terms of the Intercreditor Agreements, which may be a Control Agreement in favor of the ABL Agent and/or the Extended Term Loan Agent, acting as gratuitous bailee for the benefit of the Notes Collateral Agent pursuant to the ABL Intercreditor Agreement and/or the Junior Lien Intercreditor Agreement; and

(2)           Within 30 days after the Issuer’s or any Restricted Subsidiary’s receipt of the Net Cash Proceeds of any Collateral Asset Sale, the Issuer or any Restricted Subsidiary shall apply an amount equal to the Net Cash Proceeds from such Collateral Asset Sale, at its option, to repay (x) Senior Priority Obligations (with any such repayment of revolving Senior Priority Obligations to be accompanied by a corresponding permanent reduction in commitments with respect thereto) or (y) Obligations under the Notes by, at its option, (A) purchasing Notes through open-market purchases at a price not less than 100% of the principal amount thereof; or (B) making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their Notes at a price not less than 100% of the principal amount thereof, provided that (i) in the case of a Collateral Asset Sale with respect to a warehouse or distribution center, no prepayment under this clause (2) shall be required to the extent of the cost of any investment in, or purchase of, a new warehouse or distribution center (but not to exceed the Net Cash Proceeds of such Collateral Asset Sale) completed within 24 months before and 12 months after the date of such Collateral Asset Sale; and (ii) Net Cash Proceeds from Collateral Asset Sales of stores (in an aggregate amount not to exceed $30.0 million after the Issue Date) may be applied to capital expenditures incurred within 12 months of the date of the Collateral Asset Sale.

(c)                                  With respect to Asset Sales other than a Collateral Asset Sale, the following provisions shall apply: Within 365 days after the Issuer’s or any Restricted Subsidiary’s receipt of the Net Cash Proceeds of such Asset Sale, the Issuer or any Restricted Subsidiary may apply an amount equal to the Net Cash Proceeds from such Asset Sale, at its option:

(1)           to repay (x) Indebtedness (other than Subordinated Indebtedness) or (y) Notes Obligations by, at its option, (A) purchasing Notes through open-market purchases at a price not less than 100% of the principal amount thereof, or (B) making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their Notes at a price not less than 100% of the principal amount thereof; or

(2)           to acquire all or substantially all of the assets of, or any Capital Stock of, another Similar Business, if, after giving effect to any such acquisition of Capital Stock, the Similar Business is or becomes a Restricted Subsidiary or to acquire other assets that are used or useful in a Similar Business; provided, that any such assets that would constitute Collateral shall be pledged as Collateral under the Security Documents and in accordance with this Indenture and the Security Documents substantially simultaneously with such purchase; provided further that the Issuer and its Restricted Subsidiaries will be deemed to have complied with the provisions described in this clause (2) if and to the extent that, within 365 days after the Asset Sale that generated the Net Cash Proceeds, the Issuer or any Restricted Subsidiary enters into a binding agreement to make an investment in compliance with the provision described in this clause (2), and that investment is thereafter completed within 365 days after the end of such 365-day period.

(d)                                 Pending the final application of any Net Cash Proceeds of an Asset Sale (other than a Collateral Asset Sale, which shall be governed by Section 3.7(b) above), the Issuer or any of its Restricted Subsidiaries may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest or utilize Net Cash Proceeds in any manner not prohibited by this Indenture.

(e)                                  Any amount of Net Cash Proceeds from any Asset Sale that are not invested or applied as provided and within the time period set forth in Section 3.7(b) or Section 3.7(c) will be deemed to constitute “Excess Proceeds.” Notwithstanding the foregoing sentence, any amount of proceeds offered to Holders pursuant to Section 3.7(b) or Section 3.7(c) pursuant to an Asset Sale Offer made at any time after the Asset Sale will be deemed to have been applied as required and will not be deemed to be Excess Proceeds without regard to the extent to which such offer is accepted by the Holders. When the aggregate amount of Excess Proceeds exceeds $25.0 million, the Issuers will make an offer (an “Asset Sale Offer”) to all Holders and, if required by the terms of any Pari Passu Lien

Indebtedness, to all holders of such Pari Passu Lien Indebtedness, to purchase the maximum principal amount of such Notes and Pari Passu Lien Indebtedness, as appropriate, on a pro rata basis, that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to (x) in the case of the Notes, 100% of the principal amount thereof and (y) in the case of Pari Passu Lien Indebtedness, 100% of the principal amount thereof (or in the event such Pari Passu Lien Indebtedness was issued with original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest, if any (or such lesser price, if any, as may be provided by the terms of such Pari Passu Lien Indebtedness), to the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture and the agreement governing such Pari Passu Lien Indebtedness. The Issuers will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $25.0 million by transmitting electronically or by mailing to the Holders the notice required pursuant to the terms of this Indenture, with a copy to the Trustee or otherwise in accordance with the Applicable Procedures of the Depositary. The Issuers may satisfy the foregoing obligations with respect to such Net Cash Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Net Cash Proceeds prior to the expiration of the application period or by electing to make an Asset Sale Offer with respect to such Net Cash Proceeds before the aggregate amount of Excess Proceeds exceeds $25.0 million.

(f)                                   For the case of both an Asset Sale of Collateral and of assets not constituting Collateral, to the extent that the aggregate amount of Notes and other Indebtedness tendered or otherwise surrendered in accordance with the terms of this section is less than the Excess Proceeds, the Issuers may use any remaining Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and Indebtedness tendered or otherwise surrendered by Holders in accordance with the terms of this section exceeds the amount of Excess Proceeds, the Trustee will select the Notes (and the Issuers or their agents will select such Pari Passu Lien Indebtedness, if applicable) to be purchased in the manner described in Section 3.7(i) below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds will be reset at zero. To the extent the Excess Proceeds exceed the outstanding aggregate principal amount of the Notes (and, if required by the terms thereof, all Pari Passu Lien Indebtedness), the Issuers need only make an Asset Sale Offer up to the outstanding aggregate principal amount of Notes (and any such Pari Passu Lien Indebtedness), and any additional Excess Proceeds will not be subject to this Section 3.7 and will be permitted to be used for any purpose otherwise permitted by this Indenture in the Issuers’ discretion.

(g)                                  The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the purchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under this Section 3.7 by virtue of such compliance.

(h)                                 The provisions under this Indenture relative to the Issuers’ obligation to make an offer to repurchase the Notes as a result of an Asset Sale may be waived or modified at any time with the written consent of the Holders of a majority in principal amount of the Notes.

(i)                                     If more Notes are tendered pursuant to an Asset Sale Offer than the Issuers are required to purchase, selection of such Notes for purchase will be made in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed (but only to the extent that the Trustee has been notified in writing of such listing by the Issuer) or if such Notes are not listed, on a pro rata basis or as nearly a pro rata basis as practicable (with adjustments so that only Notes in denominations of the minimum denomination of $2,000.00 or integral multiples of $1.00 in excess thereof) will be purchased, by lot or by such other method as the Trustee will deem fair and appropriate (and in such manner as complies with applicable legal requirements, if any); provided that the selection of Notes for purchase will not result in a Holder with a principal amount of Notes less than the minimum denomination of $2,000.00. If all of the Notes are in global form, interests in the Notes to be redeemed will be selected for redemption by the Depositary in accordance with the Applicable Procedures of the Depositary. No Note will be repurchased in part if less than the minimum denomination of such Note would be left outstanding.

(j)                                    Notices of an Asset Sale Offer will be delivered or caused to be delivered, or in the case of Notes in global form, delivered or cause to be delivered electronically in accordance with the Applicable Procedures of the Depositary, at least 30 but not more than 60 days before the purchase date to each Holder at such Holder’s registered address, with a copy to the Trustee, or otherwise in accordance with Applicable Procedures of the Depositary. If any Note is to be purchased in part only, any notice of purchase that relates to such Note will state the portion of the principal amount thereof that has been or is to be purchased.

(k)                                 A new Note in principal amount equal to the unpurchased portion of any Note purchased in part will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the purchase date, unless the Issuers default in payment of the purchase price, interest will cease to accrue on Notes or portions thereof purchased.

SECTION 3.8.              Transactions with Affiliates.

(a)           The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer involving aggregate consideration in excess of $15.0 million (each of the foregoing, an “Affiliate Transaction”), unless:

(i)            such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(ii)           with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50.0 million, the Issuer delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of the Issuer, approving such Affiliate Transaction, together with an Officer’s Certificate certifying that the Board of Directors of the Issuer determined or resolved that such Affiliate Transaction complies with clause (i) above.

(b)           The provisions of Section 3.8(a) will not apply to:

(i)            transactions between or among (A) the Issuers and the Subsidiary Guarantors or (B) the Issuers and any Person that becomes a Subsidiary Guarantor as a result of such transaction (including by way of a merger, consolidation or amalgamation);

(ii)           transactions between or among the Issuers and any Restricted Subsidiary that involves shared overhead in the ordinary course of business;

(iii)          any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans approved by the Board of Directors of the Issuer or any Parent Entity in good faith;

(iv)          loans or advances to employees or consultants of any Parent Entity, the Issuer or any Restricted Subsidiary in accordance with clause (2) of the definition of “Permitted Investments;”

(v)           the payment of fees, reasonable out-of-pocket costs and indemnities to directors, officers, consultants and employees of any Parent Entity, the Issuer or any of the Restricted Subsidiaries in the ordinary course of business (limited, in the case of any Parent Entity, to the portion of such fees and expenses that are allocable to the Issuer and its Restricted Subsidiaries, and subject to reasonable pro-ration of joint services, indemnities, costs, fees and expenses;

(vi)          the Transactions and other transactions, agreements and arrangements in existence on the Issue Date, or any amendment thereto to the extent such amendment is not adverse to the Holders in any material respect;

(vii)         (A)          any employment agreements entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(B)          any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors; and

(C)          any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto.

(viii)        (A)          Restricted Payments permitted under Section 3.4; and

(B)          Permitted Investments.

(ix)          any purchase by any Parent Entity of the Equity Interests of the Issuer and the purchase by the Issuer of Equity Interests in any Restricted Subsidiary;

(x)           [Reserved];

(xi)          transactions with Restricted Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business and on arm’s length terms;

(xii)         any transaction in respect of which the Issuer delivers to the Trustee a letter addressed to the Board of Directors of the Issuer or any Parent Entity from an accounting, appraisal or investment banking firm, in each case, of nationally recognized standing that is in the good faith determination of the Issuer qualified to render such letter, which letter states that such transaction is on terms that are no less favorable to the Issuer or its Restricted Subsidiaries, as applicable, than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate;

(xiii)        transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business;

(xiv)        the issuance, sale or transfer of Equity Interests of the Issuer to any Parent Entity and capital contributions by any Parent Entity to the Issuer (and payment of reasonable out-of-pocket expenses Incurred by the Sponsors or any Parent Entity in connection therewith);

(xv)         the issuance of Equity Interests to the management of any Parent Entity, the Issuer or any of the Restricted Subsidiaries in connection with the Transactions;

(xvi)        payments by any Parent Entity, the Issuer or any of the Restricted Subsidiaries pursuant to tax sharing agreements among any Parent Entity, the Issuer and any of the Restricted Subsidiaries that would otherwise be permitted Tax Distributions under Section 3.4(b)(v) and shall be subject to the same restrictions as set forth under Section 3.4(b)(v); provided, that amounts paid under this clause (xvi) in respect of federal, state or local Taxes, taken together with any amounts paid under Section 3.4(b)(v)  shall not exceed the Issuer Tax Amount for any applicable year;

(xvii)       payments or loans (or cancellation of loans) to employees or consultants that are:

(A)          approved by a majority of the disinterested directors of the Issuer in good faith;

(B)          made in compliance with applicable law; and

(C)          otherwise permitted under this Indenture;

(xviii)      transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case, in the ordinary course of business and otherwise in compliance with the terms of this Indenture that are fair to the Issuer and the Restricted Subsidiaries;

(xix)        [Reserved];

(xx)         transactions pursuant to, and complying with, Section 4.1(b) and the last sentence of Section 4.1(d);

(xxi)        the existence of, or the performance by the Issuer or any Subsidiary Guarantor of their obligations under the terms of, any customary registration rights agreement to which they are a party or become a party in the future.

SECTION 3.9.              Change of Control.

(a)           Upon the occurrence of a Change of Control after the Issue Date, each Holder will have the right to require the Issuers to purchase all or any part of such Holder’s Notes at a purchase price in cash (the “Change of Control Payment”) equal to 101.0% of the principal amount thereof, plus accrued and unpaid interest, if any, to (but not including) the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), except to the extent the Issuers have previously elected to redeem the Notes pursuant to Section 5.1.

(b)           Within 30 days following any Change of Control, except to the extent that the Issuers have exercised their right to redeem the Notes pursuant to Section 5.1, the Issuers will deliver a notice (a “Change of Control Offer”) to each Holder with a copy to the Trustee, or otherwise in accordance with the Applicable Procedures of the Depositary, describing:

(i)            that a Change of Control has occurred or, if the Change of Control Offer is being made in advance of a Change of Control, that a Change of Control is expected to occur, and that such Holder has, or upon such occurrence will have, the right to require the Issuers to purchase such Holder’s Notes at a purchase price in cash equal to 101.0% of the principal amount thereof, plus accrued and unpaid interest, if any, to (but not including) the date of purchase (subject to the right of Holders of record on a Record Date to receive interest on the relevant Interest Payment Date);

(ii)           the transaction or transactions that constitute, or are expected to constitute, such Change of Control;

(iii)          the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is delivered (the “Change of Control Payment Date”);

(iv)          that any Note not properly tendered will remain outstanding and continue to accrue interest;

(v)           that unless the Issuers default in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(vi)          that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(vii)         that Holders will be entitled to withdraw their tendered Notes and their election to require the Issuers to purchase such Notes; provided that the paying agent receives, not later than the expiration time of the Change of Control Offer, a facsimile transmission, pdf communication sent via electronic means or letter setting forth the name of the Holder, the principal amount of Notes tendered for purchase, a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased and a description of reasonable detail of any conditions precedent applicable to such withdrawal;

(viii)        that if the Issuers are redeeming less than all of the Notes, the Holders of the remaining Notes will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered.  The unpurchased portion of the Notes must be equal to $2,000.00 or an integral multiple of $1.00 in excess thereof;

(ix)          if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control; and

(x)           the other instructions determined by the Issuers, consistent with this Section 3.9, that a Holder must follow in order to have its Notes purchased.

(c)           While the Notes are in global form and the Issuers make an offer to purchase all of the Notes pursuant to the Change of Control Offer, a Holder may exercise its option to elect for the purchase of the Notes to be made through the facilities of the Depositary in accordance with the Applicable Procedures of the Depositary. A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon the occurrence of such Change of Control.

(d)           The Issuers will comply, to the extent applicable, with the requirements of Rule 14e-1 of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section 3.9.  To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 3.9, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under this Section 3.9 by virtue of such compliance.

(e)           On the Change of Control Payment Date, the Issuers will, to the extent permitted by law,

(i)            accept for payment all Notes issued by them or portions thereof validly tendered and not withdrawn pursuant to the Change of Control Offer; and

(ii)           deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuers.

(f)            On the Business Day immediately preceding the Change of Control Payment Date, the Issuers will deposit with the Paying Agent in an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered.

(g)           Holders electing to have a Note purchased will be required to surrender the Note, with an appropriate form duly completed, to the Issuers at the address specified in the notice at least three Business Days prior to the Change of Control Payment Date.  Holders will be entitled to withdraw their election if the Trustee or the Issuers receive not later than one Business Day prior to the expiration of the Change of Control Offer, facsimile transmission, pdf communication sent via electronic means or letter setting forth the name of the Holder, the principal amount at maturity of the Note which was delivered for purchase by the Holder and a statement that such Holder is withdrawing his selection to have such Note purchased.

(h)           On the Change of Control Payment Date, all Notes purchased by the Issuers under this Section 3.9 will be delivered by the Issuers to the Trustee for cancellation, and the Issuers will pay the purchase price plus accrued and unpaid interest, if any, to the Holders entitled thereto.  With respect to any Note purchased in part, the Issuers will issue a new Note in a principal amount equal at maturity to the unpurchased portion of the original Note in the name of the Holder upon cancellation of the original Note.

(i)            Notwithstanding the foregoing provisions of this Section 3.9, the Issuers will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

(j)            Prior to any Change of Control Offer, each of the Issuers will deliver to the Trustee an Officer’s Certificate stating that all conditions precedent contained herein to the right of each of the Issuers to make such offer have been complied with.

SECTION 3.10.            Maintenance of Insurance.  The Issuers and the Subsidiary Guarantors will maintain with financially sound and reputable insurance companies, insurance with respect to their properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

SECTION 3.11.            Additional Guarantors.

(a)           Each of the Issuer’s current and future Domestic Subsidiaries (other than the Co-Issuers, Notes PropCo and Extended Term Loan PropCo) and, subject to clause (b) below, each of the Issuer’s future Foreign Subsidiaries shall, jointly and severally, irrevocably, fully and unconditionally guarantee on a senior basis and subject to the applicable Intercreditor Agreements the Guaranteed Obligations.  The foregoing requirement to provide a Subsidiary Guarantee shall not apply to an Excluded Subsidiary.

(b)           After the Issue Date, (i) no direct or indirect Subsidiary (including an Excluded Subsidiary) or equity investee of the Issuer may directly or indirectly provide Credit Support for the Indebtedness incurred under clause (i) or (ii) of the definition of “Permitted Debt”, (ii) no direct or indirect Subsidiary (including an Excluded Subsidiary) or equity investee of the Issuer may be an obligor on any Indebtedness for borrowed money for which any Issuer or Subsidiary Guarantor directly or indirectly provides Credit Support, unless, in each case of clause (i) and (ii), such Subsidiary or equity investee provides a Subsidiary Guarantee, and (iii) each Immaterial

Subsidiary existing as of the Issue Date shall, within 90 days following the Issue Date (or such later date as agreed to by the Issuer and the Extended Term Loan Agent) either (A) be dissolved, liquidated or merged out of existence or (B) become a Subsidiary Guarantor with respect to the Guaranteed Obligations.

(c)           To the extent a Person is required to provide a Subsidiary Guarantee under the above provisions, such Person shall execute and deliver a supplemental indenture to this Indenture evidencing such Subsidiary Guarantee in the form of Exhibit D within 10 Business Days after the requirement to provide such Subsidiary Guarantee arises under this Indenture on the same terms and conditions as those set forth in this Indenture and applicable to the other Guarantors, together with an Opinion of Counsel and an Officer’s Certificate, and pledge all assets held by such Person (other than Excluded Assets) as After-Pledged Property with Required Collateral Lien Priority as provided under Section 3.16.

(d)           Neiman Marcus Bermuda, L.P., a limited partnership organized under the laws of Bermuda, NMG Asia Holdings Limited, a company organized under the laws of Hong Kong, and NMG Asia Limited, a company organized under the laws of Hong Kong, shall not be required to provide a Subsidiary Guarantee unless additional Investments are made after the Issue Date by the Issuers or any Restricted Subsidiaries in such Foreign Subsidiary exceeding $2.5 million in aggregate.

SECTION 3.12.            Notes PropCo and Extended Term Loan PropCo Guarantees.

(a)           Notes PropCo shall provide an unsecured Subsidiary Guarantee (the “Notes PropCo Guarantee”) of the Guaranteed Obligations, which Subsidiary Guarantee shall have the Required PropCo Guarantee Priority.  Notes PropCo shall not have any Subsidiaries and may not make any Investments in any Person.  No assets that may be pledged to secure the Notes Obligations may be held by Notes PropCo, and Notes PropCo shall not incur any Liens to secure Indebtedness or trade payables.  Notes PropCo shall not hold any assets other than Notes Priority PropCo Assets or have any operations other than (i) holding the Notes Priority PropCo Assets and leasing or licensing such Notes Priority PropCo Assets to the Issuers or the Subsidiary Guarantors, and (ii) performing its obligations with respect to the Indebtedness permitted to be incurred under this Indenture (including under the ABL Obligations, the Extended Term Loan Obligations, the Notes Obligations, the 2028 Debentures Obligations, the Third Lien Notes Obligations, the Non-Participating Exchange Term Loan Obligations and the Remaining Unsecured Notes Exchange Obligations and any Permitted Refinancing Indebtedness thereof), (iii) maintaining its legal existence, (iv) issuing Equity Interests to its parent company, (v) making Restricted Payments to its parent company, (vi) participating in tax, accounting and other administrative matters, (vii) providing indemnification to officers and directors, and (viii) activities incidental to the foregoing businesses, activities or operations. While Notes PropCo holds Notes Priority PropCo Assets, Notes PropCo shall not dissolve or liquidate or merge or consolidate with an Issuer or a Restricted Subsidiary.

(b)           Extended Term Loan PropCo shall provide an unsecured Subsidiary Guarantee (the “Extended Term Loan PropCo Guarantee”) of the Guaranteed Obligations, which Subsidiary Guarantee shall have the Required PropCo Guarantee Priority.  Extended Term Loan PropCo shall not have any Subsidiaries and may not make any Investments in any Person.  No assets that may be pledged to secure the Extended Term Loan Obligations may be held by Extended Term Loan PropCo, and Extended Term Loan PropCo shall not incur any Liens to secure Indebtedness or trade payables.  Extended Term Loan PropCo shall not hold any assets other than Extended Term Loan Priority PropCo Assets or have any operations other than (i) holding the Extended Term Loan Priority PropCo Assets and leasing or licensing such Extended Term Loan Priority PropCo Assets to the Issuers or the Subsidiary Guarantors, and (ii) performing its obligations with respect to the Indebtedness permitted to be incurred under this Indenture (including under the ABL Obligations, the Extended Term Loan Obligations, the Notes Obligations, the 2028 Debentures Obligations, the Third Lien Notes Obligations, the Non-Participating Exchange Term Loan Obligations and the Remaining Unsecured Notes Exchange Obligations and any Permitted Refinancing Indebtedness thereof), (iii) maintaining its legal existence, (iv) issuing Equity Interests to its parent company, (v) making Restricted Payments to its parent company, (vi) participating in tax, accounting and other administrative matters,(vii)  providing indemnification to officers and directors, and (viii) activities incidental to the foregoing businesses, activities or operations. While Extended Term Loan PropCo holds Extended Term Loan Priority PropCo Assets, Extended Term Loan PropCo shall not dissolve or liquidate or merge or consolidate with an Issuer or a Restricted Subsidiary.

(c)           Notwithstanding anything to the contrary in this Indenture (including permissions by “Subsidiary Guarantors” to incur Indebtedness or provide other Credit Support under Section 3.3), Notes PropCo and Extended Term Loan PropCo shall not Incur or provide Credit Support for any Indebtedness or other related Obligations, other than guarantees of Permitted PropCo Guaranteed Obligations which have the Required PropCo Guarantee Priority.

SECTION 3.13.            Compliance Certificate; Statement by Officers as to Default.  The Issuer will deliver to the Trustee, within 120 days after the end of each fiscal year of the Issuer ending after the Issue Date, an Officer’s Certificate to the effect that to the best knowledge of the signer thereof on behalf of each of the Issuers, the Issuers are or are not in default in the performance and observance of any of the terms, provisions and conditions of this Indenture (without regard to any period of grace or requirement of notice provided hereunder) and, if the Issuers (through its own action or omission or through the action or omission of any Subsidiary Guarantor as applicable) will be in default, specifying all such defaults and the nature and status thereof of which such signer may have knowledge.  The individual signing any certificate given by any Person pursuant to this Section 3.13 will be the principal executive, financial or accounting officer of such Person or the direct or indirect parent of such Person, in compliance with TIA § 314(a)(4).

So long as any of the Notes are outstanding, upon any Officer becoming aware of any Default or Event of Default, the Issuers will deliver to the Trustee, within

30 days after the occurrence thereof, an Officer’s Certificate specifying such Default or Event of Default and what action the Issuers are taking or propose to take with respect thereto.

SECTION 3.14.            Additional Amounts.

(a)           All payments made by a Foreign Guarantor in respect of a Guarantee will be made free and clear of and without withholding or deduction for, or on account of, any present or future Taxes unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of any jurisdiction in which the relevant Foreign Guarantor is then incorporated or organized or resident for tax purposes, any jurisdiction from or through which payment on behalf of such Foreign Guarantor is made or any political subdivision or governmental authority thereof or therein having power to tax (each, a “Tax Jurisdiction”), will at any time be required to be made from any payments made by or on behalf of the relevant Foreign Guarantor under its Guarantee, including payments of principal, redemption price, purchase price, interest or premium, the relevant Foreign Guarantor will pay such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments (including payments of principal, redemption price, interest or premium) by each Holder (including Additional Amounts) after such withholding or deduction will equal the respective amounts that would have been received in respect of such payments in the absence of such withholding or deduction; provided, however, that no Additional Amounts will be payable with respect to:

(i)            any Taxes that would not have been so imposed but for the existence of any present or former connection between the Holder or the beneficial owner of the Note or Guarantee (or between a fiduciary, settler, beneficiary, partner, member or shareholder of, or possessor of power over the relevant Holder or beneficial owner, if the relevant Holder is an estate, nominee, trust, partnership, limited liability company or corporation) and the relevant Tax Jurisdiction, other than by the mere acquisition or holding of any Note or the enforcement or receipt of payment under or in respect of any Note or Guarantee;

(ii)           any Taxes imposed or withheld as a result of the failure of the Holder or beneficial owner of any Note or Guarantee to comply with any written request, made to that Holder or beneficial owner within a reasonable period before any such withholding or deduction would be payable, by an Issuer or a Foreign Guarantor to provide timely or accurate information concerning the nationality, residence or identity of such Holder or beneficial owner or to make any valid or timely declaration or similar claim or satisfy any certification information or other reporting requirements (in each case, to the extent such Holder or beneficial owner is legally eligible to do so), which is required or imposed by a statute, treaty, regulation or administrative practice of the relevant Tax Jurisdiction as a precondition to exemption from, or reduction in the rate of deduction or withholding of such Taxes;

(iii)                               any Taxes that are imposed or withheld as a result of the presentation of any Note or Guarantee for payment (where presentation is required) more than 30 days after the relevant payment is first made available for payment to the Holder or beneficial owner (except to the extent that the Holder or beneficial owner would have been entitled to Additional Amounts had the Note been presented on the last day of such 30 day period);

(iv)                              any estate, inheritance, gift, value added, sale, excise, transfer, personal property or similar tax or assessment;

(v)                                 any Tax which is payable otherwise than by deduction or withholding from payments made under or with respect to any Note or Guarantee;

(vi)                              any Tax imposed on or with respect to any payment by a Foreign Guarantor to the Holder if such Holder is a fiduciary, partnership, limited liability company or person other than the sole beneficial owner of such payment to the extent that Taxes would not have been imposed on such payment had such Holder been the sole beneficial owner of such Note or Guarantee;

(vii)                           any Taxes that are imposed or withheld as a result of the presentation of any Note or Guarantee for payment by or on behalf of a Holder or beneficial owner of such Notes or Guarantee who would have been able to avoid such withholding or deduction by presenting the relevant Note or Guarantee to, or otherwise accepting payment from, another paying agent;

(viii)                        any Taxes that are imposed or withheld pursuant to Sections 1471 through 1474 of the Code, any regulations promulgated thereunder, any official interpretations thereof, any similar law or regulation adopted pursuant to an intergovernmental agreement between a non-U.S. jurisdiction and the United States with respect to the foregoing or any agreements entered into pursuant to Section 1471(b)(1) of the Code; or

(ix)                              any combination of items (i) through (viii) above.

(b)                                 The relevant Foreign Guarantor will pay when due any present or future stamp, transfer, court or documentary taxes or any other excise or property taxes that arise in a Tax Jurisdiction with respect to the initial execution, delivery or registration of the Guarantees or any other document or instrument relating thereto (other than the Notes).

(c)                                  The relevant Foreign Guarantor will use reasonable efforts to furnish to the Trustee and the Holders, within a reasonable period of time after the due date for the payment of any Taxes so deducted or withheld pursuant to applicable law, either certified copies of tax receipts evidencing such payment by such Foreign Guarantor (in such form as provided in the ordinary course by the relevant Tax Jurisdiction and as is reasonably available to the Foreign Guarantor), or, if such receipts are not obtainable, other evidence of such payments by such Foreign Guarantor reasonably satisfactory to the Holders.

SECTION 3.15.                                   Impairment of Security Interest.

(a)                                 The Issuer shall not, and shall not permit any Restricted Subsidiary to, take or knowingly or negligently omit to take, any action which action or omission might reasonably or would (in the good faith determination of the Issuer), have the result of materially impairing the value of the security interests taken as a whole (including the lien priority with respect thereto) with respect to the Collateral for the benefit of the Notes Collateral Agent and the Holders (including materially impairing the lien priority of the Notes with respect thereto) (it being understood that any release described under Section 11.6 and the incurrence of Permitted Liens shall not be deemed to so materially impair the security interests with respect to the Collateral).

(b)                                 At the direction of the Issuer and without the consent of the Holders, the Notes Collateral Agent (or its agent or designee) shall from time to time enter into one or more amendments, extensions, renewals, restatements, supplements or other modifications or replacements to or of the Security Documents to, but subject in all cases to the Intercreditor Agreements: (i) cure any ambiguity, omission, defect or inconsistency therein that does not adversely affect the interests of the Holders in any material respect, (ii) add to the Collateral or (iii) make any other change thereto that does not adversely affect the Holders in any material respect.

SECTION 3.16.                                   After-Pledged Property.

(a)                                 With respect to After-Pledged Property of the Issuers or any Subsidiary Guarantor, the Issuers or such Subsidiary Guarantor shall execute and deliver such mortgages, deeds of trust, security instruments, financing statements and certificates and opinions of counsel as shall be reasonably necessary to create a Lien on such After-Pledged Property constituting Collateral securing the Notes Obligations as contemplated by the Security Documents and perfect such Liens to the extent required by the Security Documents in favor of the Notes Collateral Agent, and having the Required Collateral Lien Priority, subject only to Permitted Liens, and thereupon all provisions of this Indenture relating to the Collateral shall be deemed to apply to such After-Pledged Property to the same extent and with the same force and effect as the then-existing Collateral.

(b)                                 (x) If any Issuer or Subsidiary Guarantor (A)(1) acquires fee simple title in Real Property after the Issue Date or (2) owns fee simple title in Real Property on the date it executes a supplemental indenture to provide a Subsidiary Guarantee pursuant to Section 3.11(c), that, in each case of subclauses (1) and (2) of this clause (A), on the date of such acquisition or the date that such Subsidiary Guarantee is provided, as applicable, has an individual fair market value (as determined customarily and in good faith by an Officer of the Issuer) of $2.5 million or more or (B)(1) acquires a leasehold interest in Real Property after the Issue Date with respect to a full-line Neiman Marcus or Bergdorf Goodman store or a warehouse or distribution center or (2) owns leasehold title in Real Property with respect to a full-line Neiman Marcus or Bergdorf Goodman store or a warehouse or distribution center on the date it provides a Subsidiary Guarantee or (y) any Non-Mortgageable Lease with respect to a full-line Neiman Marcus or Bergdorf Goodman store or a warehouse or distribution center ceases to be a Non-Mortgageable Lease hereunder, then in each case of the foregoing clauses (x) and (y) above, within 10 Business Days after the corresponding deadlines for Extended Term Loans (in each case, subject to extension as provided in the Extended Term Loan Agreement):

(i)            notify the Notes Collateral Agent thereof;

(ii)           cause any such acquired Real Property owned in fee simple that has a fair market value (as determined in good faith by an Officer of the Issuer) of $2.5 million or more to be subjected to a customary mortgage or deed of trust securing the Notes Obligations;

(iii)          cause any such acquired or owned leasehold Real Property to be subjected to a customary mortgage or deed of trust securing the Notes Obligations;

(iv)          with respect to any such Real Property, to the extent provided to the holders of any other Indebtedness of the Issuer or the Restricted Subsidiaries (or any agent or representative thereof), obtain fully paid American Land Title Association Lender’s Extended Coverage title insurance policies, with endorsements (including a standard survey endorsement or equivalent (only with respect to any such Real Property acquired or owned in fee simple pursuant to Section 3.16(b)(x)) and zoning endorsements where available) and in customary amounts that in no event shall be less than fair market value of such Real Property (the “Mortgage Policies”);

(v)           with respect to any such Real Property acquired or owned in fee simple pursuant to Section 3.16(b)(x), to the extent necessary  and customary to issue the Mortgage Policies, obtain American Land Title Association/American Congress on Surveying and Mapping form surveys, dated no more than 30 days before the date of their delivery to the Notes Collateral Agent, certified to the Notes Collateral Agent and the issuer of the Mortgage Policies and sufficient for the issuer of the Mortgage Policies to omit as an exception to each title policy the standard printed survey exception relating to such Real Property;

(vi)          provide customary evidence of insurance (including all insurance required to comply with applicable flood insurance laws) naming the Notes Collateral Agent as loss payee and additional insured with such responsible and reputable insurance companies or associations, and in such amounts and covering such risks as are reasonably available for similar properties in the same geographical area, including the insurance required by the terms of any mortgage or deed of trust;

(vii)         obtain customary mortgage or deed of trust enforceability opinions of local counsel for the Issuers and the Subsidiary Guarantors in the states in which such Real Properties are located; and

(viii)        take, or cause the applicable Issuer or Subsidiary Guarantor to take, such actions as shall be necessary or reasonably requested by the Notes Collateral Agent to perfect such Liens.

SECTION 3.17.                                   Covenant Suspension.

(a)                                 If on any date following the Issue Date (i) the Notes have Investment Grade Ratings from both Rating Agencies, and (ii) no Default has occurred and is continuing under this Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), Sections 3.3, 3.4, 3.6, 3.7, 3.8 and 4.1(a)(iv) (collectively, the “Suspended Covenants”) will no longer be applicable to such Notes.

(b)                                 In the event that the Issuer and its Restricted Subsidiaries are not subject to the Suspended Covenants under this Indenture for any period of time pursuant to Section 3.17(a) (any such period, a “Suspension Period”), and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating, then the Issuer and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under this Indenture with respect to future events.

(c)                                  Upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Asset Sales will be reset at zero.

(d)                                 With respect to Restricted Payments made after the Reversion Date, the amount of Restricted Payments since the Issue Date will be calculated as though Section 3.4 had been in effect prior to, but not during, the Suspension Period. In addition, all Indebtedness Incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be classified as having been Incurred or issued pursuant to Section 3.3(b)(iv).  In addition, for purposes of Section 3.8, all agreements and arrangements entered into by the Issuer and any Restricted Subsidiary with an Affiliate of the Issuer during the Suspension Period prior to such Reversion Date will be deemed to have been entered into on or prior to the Issue Date, and for purposes of Section 3.6, all contracts entered into during the Suspension Period prior to such Reversion Date that contain any of the restrictions contemplated by such Section 3.6 will be deemed to have been existing on the Issue Date.

(e)                                  During the Suspension Period, any reference in the definitions of “Permitted Liens” and “Unrestricted Subsidiary” to Section 3.3 or any provision thereof will be construed as if Section 3.3 had remained in effect since the Issue Date and during the Suspension Period.

(f)                                   During the Suspension Period, the obligation to grant further Subsidiary Guarantees will be suspended. Upon the Reversion Date, the obligation to grant Subsidiary Guarantees under Section 3.11 will be reinstated (and the Reversion Date will be deemed to be the date on which any guaranteed Indebtedness was Incurred for purposes of Section 3.11).

(g)                                  Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of any failure to comply with the Suspended Covenants during any Suspension Period, and the Issuer and any Subsidiary of the Issuer will be permitted, following a Reversion Date, without causing a Default or Event of Default or breach of any of the Suspended Covenants (notwithstanding the reinstatement thereof) under this Indenture, to honor, comply with or otherwise perform any contractual commitments or obligations entered into during a Suspension Period following a Reversion Date and to consummate the transactions contemplated thereby.

(h)                                 The Issuer will provide an Officer’s Certificate to the Trustee indicating the occurrence of any Covenant Suspension Event or Reversion Date.  The Trustee will have no obligation to (i) independently determine or verify if such events have occurred, (ii) make any determination regarding the impact of actions taken during the Suspension Period on the Issuer and its Restricted Subsidiaries’ future compliance with their covenants or (iii) notify the Holders of any Covenant Suspension Event or Reversion Date.

(i)                                     For the avoidance of doubt, the MYT Limited Guarantees, the MYT Covenants, the MYT Waterfall and the other provisions contained in the MYT Guarantee and Collateral Agreement will remain in place during any Suspension Period.

SECTION 3.18.                                   Stay, Extension and Usury Laws.  The Issuers and each of the Subsidiary Guarantors covenant (to the extent that they may lawfully do so) that they will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Issuers and each of the Subsidiary Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenant that they will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

SECTION 3.19.                                   Nancy Holdings Corporate Reorganization.  Nancy Holdings LLC shall be merged into the Issuer, and the intercompany lease agreements between Nancy Holdings LLC and the LLC Co-Issuer will be terminated, in each case, within 90 days after the Issue Date (or such later date as mutually agreed by the Company Parties and the Extended Term Loan Agent) and, concurrently with such merger, the Issuer, as successor to Nancy Holdings LLC, shall mortgage the owned Real Properties constituting collateral currently held by Nancy Holdings LLC, which mortgages will have the Required Collateral Lien Priority.

SECTION 3.20.                                   Ratings.  The Issuers shall use their commercially reasonable efforts to cause, within 60 days after the end of the fiscal quarter ending June 30, 2019, the Notes to receive a rating from S&P or Moody’s, or, if during such time neither of such institutions shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency (as described in Rule 436 under the Securities Act).

ARTICLE IV

Merger; Consolidation or Sale of All or Substantially All Assets

SECTION 4.1.                                          When the Issuers May Merge or Otherwise Dispose of Assets.

(a)                                 No Issuer may consolidate or merge with or into or wind up into (whether or not such Issuer is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person (other than the merger or consolidation of one Issuer into another Issuer) unless:

(i)                                     such Issuer is the surviving Person or the Person formed by or surviving any such consolidation, merger or winding up (if other than such Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia (such Issuer or such Person, as the case may be, being herein called the “Successor Company”) and, if such entity is not (A) a corporation, a co-obligor of the Notes is a corporation organized or existing under such laws and (B) organized or existing under the laws of the United States, any state or territory thereof or the District of Columbia, a co-obligor of the Notes is organized or existing under such laws;

(ii)                                  the Successor Company (if other than such Issuer) expressly assumes all the obligations of such Issuer under Notes Documents pursuant to a supplemental indenture or other documents or instruments;

(iii)                               immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default has occurred and is continuing;

(iv)                              immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period, either:

(A)                               the Successor Company would be permitted to Incur at least $1.00 of additional Indebtedness as Ratio Debt; or

(B)                               the Interest Coverage Ratio for the Issuer (or, if applicable, the Successor Company thereto) and its Restricted Subsidiaries would be equal to or greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such transaction;

(v)                                 each Subsidiary Guarantor, unless it is the other party to the transactions described above, will have by supplemental indenture confirmed that its Guarantee will apply to such Person’s Obligations under Notes Documents; and

(vi)                              such Issuer will have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each in form and substance reasonably satisfactory to the Trustee and stating that such consolidation, merger or transfer and such supplemental indentures (if any) comply with this Indenture.

The Successor Company will succeed to, and be substituted for, such Issuer under this Indenture, the Notes and the Notes Documents, and such Issuer will automatically be released and discharged from its obligations under this Indenture, the Notes and the Notes Documents.

(b)                                 Notwithstanding the foregoing clauses 4.1(a)(iii) and 4.1(a)(iv):

(i)                                     any of the Issuers or any Subsidiary Guarantor may consolidate with, merge into or sell, assign, transfer, lease, convey or otherwise dispose of all or part of its properties and assets to an Issuer or a Subsidiary Guarantor;

(ii)                                  any of the Issuers may merge or consolidate with an Affiliate of such Issuer incorporated or organized solely for the purpose of reincorporating or reorganizing such Issuer in another state of the United States, the District of Columbia or any territory of the United States so long as the principal amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby;

(iii)                               any Restricted Subsidiary may merge with or consolidate into an Issuer, provided that such Issuer is the Successor Company in such merger;

(iv)                              any Subsidiary Guarantor may dissolve or liquidate to the extent that the assets of such Subsidiary Guarantor are transferred to the Issuers or another Subsidiary Guarantor substantially contemporaneously with such dissolution or liquidation; and

(v)                                 any Restricted Subsidiary that is not a Subsidiary Guarantor may dissolve or liquidate to the extent that the assets of such Restricted Subsidiary that is not a Subsidiary Guarantor are transferred to the Issuers or another Restricted Subsidiary substantially contemporaneously with such dissolution or liquidation.

(c)                                  Subject to Section 10.2 and Section 10.5, each Subsidiary Guarantor will not, and the Issuer will not permit any Subsidiary Guarantor to, consolidate or merge with or into or wind up into (whether or not such Subsidiary Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(i)                                     (A)                               such Subsidiary Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, merger or winding up (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made (including by way of liquidation or dissolution of the Subsidiary Guarantor) is a corporation, partnership, limited partnership or limited liability company or trust organized or existing under the laws of the United States, any state or territory thereof or the District of Columbia (such Subsidiary Guarantor or such Person, as the case may be, being herein called the “Successor Guarantor”);

(B)                               the Successor Guarantor (if other than such Subsidiary Guarantor) expressly assumes all the obligations of such Subsidiary Guarantor under the Notes Documents, such Subsidiary Guarantor’s Subsidiary Guarantee and the Security Documents pursuant to a supplemental indenture or other documents or instruments;

(C)                               immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Guarantor or any of its Subsidiaries as a result of such transaction as having been Incurred by the Successor Guarantor or such Subsidiary at the time of such transaction) no Default or Event of Default will have occurred and be continuing; and

(D)                               the Successor Guarantor (if other than such Subsidiary Guarantor) will have delivered or caused to be delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture; and

(ii)                                  such sale or disposition or consolidation or merger does not violate Section 3.7;

provided that, in the event of a Subsidiary Guarantor liquidating or dissolving, the Person which receives the assets of such Subsidiary Guarantor substantially contemporaneously with such liquidation or dissolution shall be considered the Successor Guarantor for purposes of the above.

(d)                                 Subject to Sections 10.2 and 10.5, the Successor Guarantor will succeed to, and be substituted for, such Subsidiary Guarantor under this Indenture, such Subsidiary Guarantor’s Subsidiary Guarantee and the Security Documents, and such Subsidiary Guarantor will automatically be released and discharged from its obligations under this Indenture, such Subsidiary Guarantor’s Subsidiary Guarantee and the Security Documents. Notwithstanding the foregoing:

(i)                                     a Subsidiary Guarantor may merge or consolidate with an Affiliate of the Issuer incorporated or organized solely for the purpose of reincorporating or reorganizing such Subsidiary Guarantor in the United States, any state or territory thereof or the District of Columbia, so long as the principal amount of Indebtedness of the Issuer and the Restricted Subsidiaries is not increased thereby;

(ii)                                  a Subsidiary Guarantor may consolidate or merge with or into or wind up into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties and assets to, an Issuer or Subsidiary Guarantor;

(iii)                               a Subsidiary Guarantor may convert into a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of a jurisdiction in the United States; and

(iv)                              any Restricted Subsidiary may merge with or consolidate into any Subsidiary Guarantor; provided that, in the case of this clause (iv), the surviving Person (A) shall be a corporation, partnership, limited partnership or limited liability company or trust organized or existing under the laws of the United States, any state or territory thereof or the District of Columbia and (B) if not the Subsidiary Guarantor, the surviving Person will become a Subsidiary Guarantor upon the consummation of such merger or consolidation.

(e)                                  For purposes of this Section 4.1, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Issuer, which properties and assets, if held by the Issuer instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Issuer on a consolidated basis, will be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer.

ARTICLE V

Redemption of Notes

SECTION 5.1.                                          Optional Redemption.

(a)                                 The Notes may be redeemed, in whole at any time, or in part from time to time, subject to the conditions and at the redemption prices set forth in Paragraph 7 of the form of Note set forth in Exhibit A hereto, which are hereby incorporated by reference and made a part of this Indenture, together with accrued and unpaid interest to the Redemption Date.

(b)                                 On and after the Redemption Date, interest will cease to accrue on the Notes or portions thereof called for redemption so long as the Issuers have deposited with the Paying Agent at least one Business Day prior to the relevant redemption date funds sufficient to pay the principal of and premium, if any, plus accrued and unpaid interest, if any, on the Notes to be redeemed.

SECTION 5.2.                                          Election to Redeem; Notice to Trustee of Optional Redemptions.  If the Issuers elect to redeem Notes pursuant to Section 5.1 or the Issuers are required to redeem Notes pursuant to Section 5.9, the Issuers will furnish to the Trustee, at least five calendar days for Global Notes, and at least 10 calendar days for Definitive Notes before notice of redemption is required to be delivered or caused to be delivered to Holders pursuant to Section 5.4, an Officer’s Certificate setting forth (a) the paragraph or subparagraph of such Note and/or Section of this Indenture pursuant to which the redemption will occur, (b) the Redemption Date, (c) the principal amount of the Notes to be redeemed and (d) the redemption price.  The Issuers may also include a request in such Officer’s Certificate that the Trustee give the notice of redemption in the Issuers’ name and at their expense and setting forth the information to be stated in such notice as provided in Section 5.4.  The Issuers will deliver to the Trustee such documentation and records as will enable the Trustee to select the Notes to be redeemed pursuant to Section 5.3.

SECTION 5.3.                                          Selection by Trustee of Notes to Be Redeemed.  If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption on a pro rata basis (or as nearly pro rata as practicable) unless otherwise required by law or the rules of the principal national securities exchange, if any, on which such Notes are listed (but only to the extent that the Trustee has been notified in writing of such listing by the Issuer), in minimum denominations of $2,000.00 and in integral multiples of $1.00 in excess thereof; provided that the selection of Notes for redemption will not result in a Holder owning less than $2,000.00 in aggregate principal amount of Notes, and provided further that if all of the Notes are in global form, interests in the Notes to be redeemed will be selected for redemption by the Depositary in accordance with the Applicable Procedures of the Depositary. If any Note is to be purchased or redeemed in part only, the notice of purchase or redemption relating to such Note will state the portion of the principal amount thereof that has been or is to be purchased or redeemed.  A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note in accordance with Section 5.7.  On and after the Redemption Date, interest will cease to accrue on Notes or portions thereof called for redemption so long as the Issuers have deposited with the Paying Agent funds sufficient to pay the principal of and premium, if any, plus accrued and unpaid interest, if any, on the Notes to be redeemed.

The Trustee will promptly notify the Issuers in writing of the Notes selected for redemption and, in the case of any Notes selected for partial redemption, the principal amount thereof to be redeemed.

For all purposes of this Indenture, unless the context otherwise requires, all provisions relating to redemption of Notes will relate, in the case of any Note redeemed or to be redeemed only in part, to the portion of the principal amount of such Note which has been or is to be redeemed.

SECTION 5.4.              Notice of Redemption.  In the case of a redemption pursuant to Section 5.1 or 5.9, the Issuers will deliver or cause to be delivered or in the case of Notes in global form, delivered or caused to be delivered electronically in accordance with the Applicable Procedures of the Depositary, a notice of redemption to each Holder whose Notes are to be redeemed not less than 30 nor more than 60 days prior to a date fixed for redemption (a “Redemption Date”); provided, however, that redemption notices may be delivered more than 60 days prior to a Redemption Date if the notice is issued pursuant to Article VIII.  In connection with any redemption of Notes, any such redemption may, at the Issuers’ discretion, be subject to one or more conditions precedent, including, but not limited to, the funding of the amounts required to be funded by Calling Lenders in connection with the Call Right Redemption.  In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice will state that, in the Issuers’ discretion, the Redemption Date may be delayed until such time as any or all such conditions will be satisfied (or waived by the Issuers in their sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions are not satisfied (or waived by the Issuers in their sole discretion) by the Redemption Date, or by the Redemption Date so delayed.  At the Issuers’ written request, the Trustee may give notice of redemption in the Issuers’ name and at the Issuers’ expense.

All notices of redemption will be prepared by the Issuers and will state:

(a)           the Redemption Date,

(b)           the redemption price and the amount of accrued interest to, but excluding, the Redemption Date payable as provided in Section 5.6, if any,

(c)           if less than all outstanding Notes are to be redeemed, the identification of the particular Notes (or portion thereof) to be redeemed, as well as the aggregate principal amount of Notes to be redeemed and the aggregate principal amount of Notes to be outstanding after such partial redemption,

(d)           in case any Note is to be redeemed in part only, the notice which relates to such Note will state that on and after the Redemption Date, upon surrender of such Note, the Holder will receive, without charge, a new Note or Notes of authorized denominations for the principal amount thereof remaining unredeemed,

(e)           that on the Redemption Date the redemption price (and accrued interest to, but excluding, the Redemption Date payable as provided in Section 5.6, if any) will become due and payable upon each such Note, or the portion thereof, to be redeemed, and, unless the Issuers default in making the redemption payment, that interest on Notes called for redemption (or the portion thereof) will cease to accrue on and after said date,

(f)            the place or places where such Notes are to be surrendered for payment of the redemption price and accrued interest, if any,

(g)           the name and address of the Paying Agent,

(h)           that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price,

(i)            the CUSIP number, and that no representation is made as to the accuracy or correctness of the CUSIP number, if any, listed in such notice or printed on the Notes,

(j)            the Section of this Indenture pursuant to which the Notes are to be redeemed, and

(k)           a description in reasonable detail of any conditions precedent applicable to such redemption.

At the Issuers’ request, the Trustee will give the notice of redemption in the Issuers’ name and at its expense; provided, however, that the Issuers will have delivered to the Trustee, at least 45 days prior to the Redemption Date, an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.  Such Officer’s Certificate will state that all conditions precedent to the delivery of such notice have been complied with.

SECTION 5.5.              Deposit of Redemption Price.  Prior to 3:00 p.m. New York City time, on the Business Day Prior to any Redemption Date, the Issuers will deposit with the Trustee or with a Paying Agent (or, if the Issuers are acting as their own Paying Agent, segregate and hold in trust as provided in Section 2.4) an amount of money sufficient to pay the redemption price of, and accrued interest on, all the Notes which are to be redeemed on that date.

SECTION 5.6.              Notes Payable on Redemption Date.  Notice of redemption having been given as aforesaid, the Notes so to be redeemed will, on the Redemption Date, become due and payable at the redemption price therein specified (together with accrued interest, if any, to, but excluding, the Redemption Date), and from and after such date (unless the Issuers default in the payment of the redemption price and accrued interest, if any, to, but excluding, the Redemption Date) such Notes will cease to bear interest.  Upon surrender of any such Note for redemption in accordance with said notice, such Note will be paid by the Issuers at the redemption price, together with accrued interest, if any, to, but excluding, the Redemption Date (subject to the rights of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date).

If any Note called for redemption is not so paid upon surrender thereof for redemption, the principal (and premium, if any) will, until paid, bear interest from the Redemption Date at the rate borne by the Notes.

If a Redemption Date is on or after a Record Date and on or before the related Interest Payment Date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business on such Record

Date, and no further interest will be payable to Holders whose Notes will be subject to redemption by the Issuers.

SECTION 5.7.              Notes Redeemed in Part.  Any Note which is to be redeemed only in part (pursuant to the provisions of this Article) will be surrendered at the office or agency of the Issuers maintained for such purpose pursuant to Section 2.3 (with, if the Issuers so require, due endorsement by, or a written instrument of transfer in form satisfactory to the Issuers duly executed by, the Holder thereof or such Holder’s attorney duly authorized in writing), and the Issuers will execute, and the Trustee upon receipt of an Authentication Order will authenticate and make available for delivery to the Holder of such Note at the expense of the Issuers, a new Note or Notes, of any authorized denomination as requested by such Holder, in an aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the Note so surrendered, provided that each such new Note will be in a minimum principal amount of $2,000.00 and integral multiples of $1.00 in excess thereof.

SECTION 5.8.              Offer to Repurchase.  In the event that, pursuant to Section 3.7, the Issuers are required to commence an offer to all Holders to purchase the Notes (an “Offer to Repurchase”), it will follow the procedures specified below:

(a)           The Offer to Repurchase will remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Offer Period”).  No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuers will apply all Excess Proceeds (the “Offer Amount”), to the purchase of Notes and such Pari Passu Lien Indebtedness, if any (in each instance, on a pro rata basis, if applicable), or, if less than the Offer Amount has been tendered, all Notes and other Indebtedness tendered in response to the Offer to Repurchase.  Payment for any Notes so purchased will be made pursuant to Section 3.1.

(b)           If the Purchase Date is on or after an Interest Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest, if any, will be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest will be payable to Holders who tender Notes pursuant to the Offer to Repurchase.

(c)           Upon the commencement of an Offer to Repurchase, the Issuers will deliver a notice to the Trustee and each of the Holders.  The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Repurchase.  The notice, which will govern the terms of the Offer to Repurchase, will state:

(i)            that the Offer to Repurchase is being made pursuant to this Section 5.8 and Section 3.7, and the length of time the Offer to Repurchase will remain open;

(ii)           the Offer Amount, the purchase price and the Purchase Date;

(iii)          that any Note not tendered or accepted for payment will continue to accrue interest;

(iv)          that, unless the Issuers default in making such payment, any Note accepted for payment pursuant to the Offer to Repurchase will cease to accrue interest after the Purchase Date;

(v)           that Holders electing to have a Note purchased pursuant to an Offer to Repurchase may elect to have Notes purchased in a minimum amount of $2,000.00 or an integral multiple of $1,000 in excess thereof only;

(vi)          that Holders electing to have Notes purchased pursuant to any Offer to Repurchase will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Issuers, the Depositary, if appointed by the Issuers at the address specified in the notice at least three days before the Purchase Date;

(vii)         that Holders will be entitled to withdraw their election if the Issuers or the Depositary, as the case may be, receives, not later than on the expiration of the Offer Period, facsimile transmission, pdf communication sent via electronic means or letter setting forth the name of the Holder, the principal amount of Notes the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased;

(viii)        that, if the aggregate principal amount of Notes and, if applicable, Pari Passu Lien Indebtedness, if any, surrendered by Holders thereof exceeds the Offer Amount, the Trustee will select the Notes and, if applicable, the Issuers will select such Pari Passu Lien Indebtedness to be purchased or prepaid, on a pro rata basis based on the principal amount of Notes and Pari Passu Lien Indebtedness, if any, surrendered (with such adjustments as may be deemed appropriate by the Issuers so that only Notes in minimum denominations of $2,000.00 or integral multiples of $1.00 in excess thereof are redeemed); and

(ix)          that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

(d)           On or before the Purchase Date, the Issuers will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Offer to Repurchase, or if less than the Offer Amount has been tendered, all Notes tendered, and will deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating that such Notes or portions thereof were accepted for payment by the Issuers in accordance with the terms of this Section 5.8.  The Issuers or the Depositary, as the case may be, will promptly (but in any case not later than five days after the Purchase Date)

deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Issuers for purchase, and the Issuers will promptly issue a new Note, and the Trustee, upon written request from the Issuers, will authenticate and deliver (or cause to be transferred by book entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered.  Any Note not so accepted will be promptly delivered by the Issuers to the Holder thereof.  The Issuers will publicly announce the results of the Offer to Repurchase on the Purchase Date.

SECTION 5.9.              Call Right Redemption.

(a)           Lenders under the Extended Term Loan Agreement (the “Calling Lenders”) may exercise the Call Right by complying with the procedures provided therefor in the Extended Term Loan Agreement and delivering (or causing the agent under the Extended Term Loan Agreement to deliver) to the Trustee and the Issuers the notice of redemption set forth in Exhibit E hereto (the “Call Notice”).  In the event that less than $200.0 million in principal amount of Third Lien Notes are outstanding at the time of exercise of the Call Right, an aggregate principal amount of Notes equal to (i) $200.0 million in principal amount less (ii) the amount of Third Lien Notes outstanding on such date (the “Called Notes”) shall be redeemed in accordance with the terms of clauses (b) and (c) below.

(b)           Upon (1) receipt by the Trustee and the Issuers of the Call Notice with respect to the Call Right and (2) compliance with the Call Right Procedures provided for in the Extended Term Loan Agreement, the Issuers shall redeem the Called Notes at a price equal to the principal amount of Called Notes plus accrued but unpaid interest to, but not including, the date of redemption provided for in the Call Notice, which date shall be not more than 30 Business Days and not fewer than five Business Days following delivery of the Call Notice. Such redemption shall be conditioned upon and subject to the provision by the Calling Lenders to the Issuers of Immediately available funds in cash in an amount equal to the principal amount of Called Notes.

(c)           Except as expressly set forth above in this Section 5.9, the provisions of Sections 5.1 through 5.7 shall apply mutatis mutandis to a redemption of Notes pursuant to the Call Right.

ARTICLE VI

Defaults and Remedies

SECTION 6.1.              Events of Default.  The occurrence of each of the following events, for so long as such event is continuing, is an “Event of Default”:

(a)           a default in any payment of interest on any Note when due continued for five Business Days;

(b)           a default in the payment of principal or premium, if any, of any Note when due at its Stated Maturity, upon optional or mandatory redemption, upon required purchase, upon acceleration or otherwise;

(c)           the failure by the Issuer or any Restricted Subsidiary to comply for 30 days after receipt of written notice referred to below with any of its obligations, covenants or agreements (other than a default pursuant to Section 6.1(a) or this Section 6.1(b)) contained in the Notes Documents;

(d)           the failure by the Issuer or any Restricted Subsidiary to pay the principal amount of any Indebtedness for borrowed money (other than Indebtedness for borrowed money owing to Issuer or a Restricted Subsidiary) within any applicable grace period upon the final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid at final maturity or accelerated exceeds $50.0 million or its foreign currency equivalent;

(e)           an Issuer or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(i)            files a petition for relief, commences a voluntary case or commences proceedings to be adjudicated bankrupt or insolvent under any Bankruptcy Law;

(ii)           consents to the entry of an order for relief against it in an involuntary case or to the institution of bankruptcy or insolvency proceedings against it;

(iii)          files an answer, response or consent in an involuntary case seeking or consenting to reorganization, liquidation or other relief under applicable Bankruptcy Law;

(iv)          generally is not paying its debts as they become due;

(v)           consents to the appointment of a Custodian of it or for any substantial part of its property;

(vi)          makes a general assignment for the benefit of its creditors; or

(vii)         takes any comparable action under any domestic or foreign laws relating to insolvency;

(f)            a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)            is for relief against an Issuer or any Significant Subsidiary in an involuntary case, or adjudicates an Issuer or any Significant Subsidiary bankrupt or insolvent in any involuntary case, or any similar relief is granted under any domestic or foreign laws;

(ii)           appoints a Custodian of an Issuer or any Significant Subsidiary or for any substantial part of an Issuer’s or any of the Significant Subsidiary’s property, or any similar relief is granted under any domestic or foreign laws; or

(iii)          orders the winding up or liquidation of an Issuer or any Significant Subsidiary, or any similar relief is granted under any domestic or foreign laws;

and in each of the foregoing cases, the order or decree remains unstayed, undismissed or undischarged and in effect for 60 consecutive days;

(g)           failure by any Issuer or any Significant Subsidiary to pay final and non-appealable judgments aggregating in excess of $50.0 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent insurance companies), which judgments are not discharged, waived or stayed for a period of 60 days after such judgment becomes final and, in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(h)           the Subsidiary Guarantee of a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms thereof or of this Indenture), or any Subsidiary Guarantor that is a Significant Subsidiary (or any Officer thereof with authority to act on behalf of such Subsidiary Guarantor with respect to such matters) denies in writing that it has any further liability under its Subsidiary Guarantee or gives written notice to such effect, other than by reason of the termination or discharge of this Indenture or the release of any such Subsidiary Guarantee in accordance with this Indenture, and such Default continues for five days;

(i)            the Liens created by the Security Documents securing the Notes or Guarantees shall at any time not constitute perfected Liens on any portion of the Collateral intended to be covered thereby (to the extent perfection is required by this Indenture or such Security Documents) other than in accordance with the terms of such relevant Security Document and this Indenture and other than the satisfaction in full of all Obligations under this Indenture or release or amendment of any such Lien in accordance with the terms of this Indenture or such Security Documents, or (ii) except for expiration in accordance with its terms or amendment, modification, waiver, termination or release in accordance with the terms of this Indenture and such relevant Security Document, any such Security Document shall for whatever reason be terminated or cease to be in full force and effect, if, in each case, such default occurs with respect to a portion of the Collateral exceeding $50.0 million in fair market value;

(j)            the MYT Limited Guarantee of any MYT Guarantor Entity ceases to be in full force and effect (except as contemplated by the terms thereof or of this Indenture) or any MYT Guarantor Entity (or any Officer thereof with authority to act on behalf of such MYT Guarantor Entity with respect to such matters) denies in writing that it has any further liability under its MYT Limited Guarantee or gives written notice to such effect, other than by reason of the termination or discharge of this Indenture or the release of any such MYT Limited Guarantee in accordance with this Indenture, and such Default continues for five days;

(k)           (i) the Liens created by the MYT Guarantee and Collateral Agreement and related security documents with respect to the assets securing the MYT Limited Guarantees shall at any time not constitute perfected Liens on any portion of the MYT Limited Guarantee Collateral or the MYT Account intended to be covered thereby (to the extent perfection is required by this Indenture or such security documents) other than in accordance with the terms of the MYT Guarantee and Collateral Agreement, such relevant security document and this Indenture and other than the satisfaction in full of all Notes Obligations or release or amendment of any such Lien in accordance with the terms of the MYT Guarantee and Collateral Agreement, this Indenture or such security documents, or (ii) except for expiration in accordance with its terms or amendment, modification, waiver, termination or release in accordance with the terms of this Indenture, the MYT Guarantee and Collateral Agreement and such relevant security document, any such security document shall for whatever reason be terminated or cease to be in full force and effect, if, in each case, such default occurs with respect to the MYT Account or a portion of the MYT Limited Guarantee Collateral exceeding $12.5 million in fair market value;

(l)            the failure by MYT Parent or any of the MYT Entities to comply with or cause compliance with the terms of the MYT Waterfall; or

(m)          prior to the earlier of (a) a MYT Deposit Event and (b) the provision of the MYT Alternate Security, the failure by any of the MYT Entities to comply for 30 days after receipt of written notice referred to below with any of the MYT Covenants.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under Section 6.1(c) will not constitute an Event of Default until either the Trustee notifies in writing the Issuers or the Holders of at least 25.0% in principal amount of outstanding Notes notify in writing the Issuers and the Trustee of the default and such default is not cured within the time specified in Section 6.1(c) after receipt of such notice.

SECTION 6.2.              Acceleration.  If an Event of Default (other than an Event of Default specified in Section 6.1(e) or Section 6.1(f) above with respect to an Issuer) occurs and is continuing, either the Trustee, by written notice to the Issuers, or the Holders of at least 25.0% in principal amount of the outstanding Notes, by written notice to the Issuers and the Trustee, may declare the Contractual Performance Amount to be due and payable.  Upon such a declaration, such Contractual Performance Amount will be due and payable immediately.  If an Event of Default arising from Section 6.1(e) or Section 6.1(f) of an Issuer occurs, the Contractual Performance Amount shall be due and payable as of immediately prior to the occurrence of such Event of Default without any declaration or other act on the part of the Trustee or any Holder.

The Issuers and the Subsidiary Guarantors agree and acknowledge that the excess of the Contractual Performance Amount over the sum of the principal amount of the then outstanding Notes plus accrued and unpaid interest (the “Liquidated Damages Amount”) constitutes liquidated damages and not unmatured interest or a penalty, and the actual amount of damages to the Holders as a result of the relevant Event of Default would be impracticable and extremely difficult to ascertain.  Accordingly, the Liquidated Damages Amount is provided by mutual agreement of the Issuers, the Subsidiary Guarantors and the Trustee (on behalf of the Holders) as a reasonable estimation and calculation of such actual lost profits and other actual damages of the Holders.  Each Holder, by accepting a Note (or a beneficial interest therein), shall be deemed to have directed the Trustee to make such agreement on its behalf.

SECTION 6.3.              Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy (including a lawsuit for breach of contract) to collect the payment of principal of or interest on the Notes or to enforce the performance of any provision of the Notes, this Indenture (including sums owed to the Trustee, the Agents and their agents and counsel) and the Guarantees.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.  A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default will not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  No remedy is exclusive of any other remedy.  All available remedies are cumulative.

SECTION 6.4.              Waiver of Past Defaults.  The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of the Holders of all of the Notes, waive, rescind or cancel any declaration of an existing or past Default or Event of Default and its consequences (including acceleration) under this Indenture if such waiver, rescission or cancellation would not conflict with any judgment or decree, except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes (other than such nonpayment of principal or interest that has become due as a result of such acceleration). Upon any such waiver, such Default will cease to exist, and any Event of Default arising therefrom will be deemed to have been cured for every purpose of this Indenture; but no such waiver will extend to any subsequent or other Default or impair any right consequent thereon.

In the event of any Event of Default arising from Section 6.1(d), such Event of Default and all consequences thereof (excluding, however, any payment default on the Notes Obligations resulting from acceleration of the Notes) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if prior to 20 days after such Event of Default arose, the Issuer delivers an

Officer’s Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the Holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has otherwise been cured.

SECTION 6.5.              Control by Majority. The Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee.  The Trustee and the Notes Collateral Agent, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee or the Notes Collateral Agent, as applicable, determines is unduly prejudicial to the rights of any other Holder (it being understood that neither the Trustee nor the Notes Collateral Agent has an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders) or that would involve the Trustee in personal liability unless such Holders have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.  Prior to taking any action under this Indenture, the Trustee will be entitled to security or indemnification reasonably satisfactory to it in its reasonable discretion against all losses, liabilities and expenses that may be caused by taking or not taking such action.

SECTION 6.6.              Limitation on Suits. In case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense.  Except to enforce the right to receive payment of principal, premium, if any, or interest, when due, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(a)           such Holder has previously given the Trustee written notice that an Event of Default is continuing or will occur upon notice and/or passage of time;

(b)           Holders of at least 25.0% in principal amount of the outstanding Notes have requested (the “Requesting Holders”) in writing the Trustee to pursue the remedy, which pursuit of the requested remedy may be conditioned upon the occurrence of an Event of Default in the future;

(c)           such Requesting Holders have offered the Trustee security or indemnity in respect of any loss, liability or expense (which security or indemnity is reasonably acceptable to the Trustee, such acceptance not to be unreasonably withheld or delayed);

(d)           the Trustee has not complied with, or indicated in writing to the Requesting Holders that it will comply with, such request within 10 days after the receipt of the request and the offer of security or indemnity; and

(e)           the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a written direction inconsistent with such request within such 10-day period.

SECTION 6.7.              Rights of Holders to Receive Payment.  Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of, premium, if any, or interest on the Notes held by such Holder, on or after the respective due dates expressed in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, will not be impaired or affected without the consent of such Holder.

SECTION 6.8.              Collection Suit by Trustee.  If an Event of Default specified in Section 6.1(a) or Section 6.1 (b) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuers for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for in Section 7.6.

SECTION 6.9.              Trustee May File Proofs of Claim.  The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuers, their Subsidiaries or their respective creditors or properties and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders (pursuant to the written direction of Holders of a majority in principal amount of the then outstanding Notes) in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee will consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.6.  Nothing herein contained will be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan or reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in such proceeding.

SECTION 6.10.            Priorities.  The Trustee will pay out any money or property received by it in the following order:

First:  to the Trustee and the Agents for amounts due under Section 7.6;

Second:  to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

Third:  to the Issuers or, to the extent the Trustee receives any amount for any Subsidiary Guarantor, to such Guarantor as a court of competent jurisdiction will direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section.  At least 15 days before such record date, the Issuers (or Trustee) will deliver to each Holder and the Trustee a notice that states the record date, the payment date and amount to be paid.

SECTION 6.11.            Undertaking for Costs.  In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.  This Section does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.7 or a suit by Holders of more than 10.0% in outstanding principal amount of the Notes.

ARTICLE VII

Trustee

SECTION 7.1.              Duties of Trustee.

(a)           If an Event of Default has occurred and is continuing, the Trustee will, in the exercise of its rights and powers under this Indenture, use the same degree of care and skill in its exercise of such rights and powers as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs, subject to the provisions of clause (h) below.

(b)           Except during the continuance of an Event of Default of which a Trust Officer has actual knowledge, the Trustee:

(i)            undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations will be read into this Indenture against the Trustee; and

(ii)           in the absence of gross negligence or bad faith on its part, may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee under this Indenture, the Notes and the Guarantees, as applicable.  However, in the case of any such certificates or opinions which by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee will examine such certificates and opinions to determine whether or not they conform to the requirements of this Indenture, the Notes and the Guarantees as the case may be (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)           The Trustee will not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(i)            this Section 7.1(c) does not limit the effect of Section 7.1(b);

(ii)           the Trustee will not be liable for any error of judgment made in good faith by a Trust Officer or Trust Officers unless it is proved in a final non-appealable decision of a court of competent jurisdiction that the Trustee was grossly negligent in ascertaining the pertinent facts; and

(iii)          the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5.

(d)           The Trustee and the Agents will not be liable for interest on any money received by it and such money shall be held uninvested except as the Trustee and the Agents may agree in writing with the Issuers.

(e)           Money held in trust by the Trustee or an Agent need not be segregated from other funds except to the extent required by law.

(f)            No provision of this Indenture, the Notes or the Guarantees will require the Trustee or an Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or in the exercise of any of its rights or powers, if it will have reasonable grounds to believe that repayment of such funds or indemnity satisfactory to it against such risk or liability is not reasonably assured to it.

(g)           Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee will be subject to the provisions of this Section 7.1.

(h)           The Trustee  and the Notes Collateral Agent will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders will have offered to the Trustee, security, prefunding or indemnity reasonably satisfactory to it in its reasonable discretion against any loss, liability or expenses (including reasonable attorneys’ fees and expenses) that might be incurred by it in compliance with such request or direction.

SECTION 7.2.              Rights of Trustee.

(a)           The Trustee and the Agents may conclusively rely and will be protected in acting upon any resolution, certificate, statement, instrument, opinion, notice, request, direction, consent, order, bond or any other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper Person or Persons.  The Trustee and the Agents need not investigate any fact or matter stated in the document.

(b)           Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both.  The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on an Officer’s Certificate or Opinion of Counsel.

(c)           The Trustee may act through its attorneys, custodians, nominees and agents and will not be responsible for the misconduct or negligence of or for the supervision of any agent, custodians, nominees or attorney appointed with due care.

(d)           The Trustee will not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers; provided, however, that the Trustee’s conduct does not constitute willful misconduct or negligence as determined in a final non-appealable decision of a court of competent jurisdiction.

(e)           The Trustee may consult with counsel of its selection, and the advice or opinion of counsel with respect to legal matters relating to this Indenture, the Notes and the Guarantees will be full and complete authorization and protection from liability in respect to any action taken, omitted or suffered by it hereunder or under the Notes and the Guarantees in good faith and in reliance on the advice or opinion of such counsel.

(f)            The Trustee and the Agents will not be bound to make any investigation into any statement, warranty or representation, or the facts or matters stated in any resolution, certificate, statement, instrument, opinion, notice, request, direction, consent, order, bond or other paper or document made or in connection with this Indenture; moreover, the Trustee and the Agents will not be bound to make any investigation into (i) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (ii) the occurrence of any default, or the validity, enforceability, effectiveness or genuineness of this Indenture or any other agreement, instrument or document, or (iii) the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note other evidence of indebtedness or other paper or document, but the Trustee or an Agent, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee or an Agent, as applicable, determines to make such further inquiry or investigation, it will be entitled to examine the books, records and premises of the Issuers, personally or by agent or attorney and will incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(g)           The Trustee will not be deemed to have knowledge of any Default or Event of Default except any Default or Event of Default of which a Trust Officer will have (i) received written notification from the Issuers or a Holder at the Corporate Trust Office of the Trustee and such notice references the Notes and this Indenture or (ii) obtained “actual knowledge.”  “Actual knowledge” will mean the actual fact or statement of knowing by a Trust Officer without independent investigation with respect thereto.

(h)           In no event will the Trustee or an Agent be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee or Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i)            The rights, privileges, protections, immunities and benefits given to the Trustee, including its right to be indemnified, are extended to, and will be enforceable by, the Trustee in each of its capacities hereunder, and each agent (including the Agents), custodian and other Person employed to act hereunder.

(j)            The Trustee may request that the Issuers deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.

(k)           The Trustee and the Agents will not have any duty (i) to see to any recording, filing, or depositing of this Indenture or any agreement referred to herein, or to see to the maintenance of any such recording or filing or depositing or to any rerecording, re-filing or redepositing of any thereof or (ii) to see to any insurance.

(l)            The right of the Trustee or an Agent to perform any discretionary act enumerated in this Indenture will not be construed as a duty.

SECTION 7.3.              Individual Rights of Trustee.  Subject to the TIA, the Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Issuers, the Subsidiary Guarantors or their Affiliates with the same rights it would have if it were not Trustee.  Any Paying Agent, Registrar, co-registrar or co-paying agent may do the same with like rights.  However, the Trustee must comply with Section 7.9.  In addition, the Trustee will be permitted to engage in transactions with the Issuers; provided, however, that if the Trustee acquires any conflicting interest (as such term is used in the TIA) the Trustee must (a) eliminate such conflict within 90 days of acquiring such conflicting interest, (b) apply to the SEC for permission to continue acting as Trustee or (c) resign.

SECTION 7.4.              Disclaimer.  Neither the Trustee nor any Agent will be responsible for and none of them makes any representation as to the validity or adequacy of this Indenture, the Notes or the Guarantees, none of them will be accountable for the Issuers’ use of the Notes or the proceeds from the Notes, and none of them will be responsible for any statement of the Issuers in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication or for the use or application of any funds received by any Paying Agent other than the Trustee.

SECTION 7.5.              Notice of Defaults.  If a Default occurs and is continuing and is actually known to the Trustee, the Trustee will provide to each Holder notice of the Default within 90 days after it is actually known to the Trustee.  Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note, the

Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Holders.

SECTION 7.6.              Compensation and Indemnity.  The Issuers will pay to the Trustee and the Agents from time to time such compensation for their services as the parties agree in writing from time to time.  The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust.  The Issuers will reimburse the Trustee and the Agents upon request for all reasonable out-of-pocket expenses incurred or made by it, including, but not limited to, costs of collection, costs of preparing and reviewing reports, certificates and other documents, costs of preparation and mailing of notices to Holders and reasonable costs of counsel, in addition to the compensation for its services.  Such expenses will include the reasonable compensation and expenses, disbursements and advances of the Trustee’s agents, counsel, accountants and experts.  The Issuers will indemnify the Trustee or any predecessor Trustee in each of its capacities hereunder (including Paying Agent, and Registrar), and each of their officers, directors, employees, counsel and agents, against any and all loss, liability or expense (including, but not limited to, reasonable attorneys’ fees and expenses) incurred by it in connection with the administration of this trust and the performance of their duties hereunder and under the Notes Documents, including the Notes and the Guarantees, including the costs and expenses of enforcing this Indenture (including this Section 7.6), the Notes Documents, including the Notes and the Guarantees and of defending itself against any claims (whether asserted by any Holder, the Issuers or otherwise).  The Trustee and the Agents will notify the Issuers promptly of any claim for which it may seek indemnity.  Failure by the Trustee or an Agent to so notify the Issuers will not relieve the Issuers of their obligations hereunder.  If so required by the Trustee or the Agents, the Issuers will defend the claim and the Trustee and the Agents may have separate counsel and the Issuers will pay the reasonable fees and expenses of such counsel.  The Issuers need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee or an Agent as a result of its own willful misconduct, gross negligence or bad faith as determined by a final non-appealable judgment of a court of competent jurisdiction.

To secure the Issuers’ payment obligations in this Section, the Trustee will have a lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Notes.  The right of the Trustee to receive payment of any amounts due under this Section 7.6 will not be subordinate to any other liability or indebtedness of the Issuers.

The Issuers’ obligations pursuant to this Section and any lien arising hereunder will survive the satisfaction and discharge of this Indenture and the resignation or removal of the Trustee or an Agent.  When the Trustee or an Agent incurs expenses after the occurrence of a Default specified in Section 6.1(e) or (f) with respect to the Issuers, the expenses are intended to constitute expenses of administration under any Bankruptcy Law.

Pursuant to Section 10.1, the obligations of the Issuers hereunder are jointly and severally guaranteed by the Subsidiary Guarantors.

SECTION 7.7.              Replacement of Trustee.

(a)           The Trustee may resign at any time by so notifying the Issuers.  The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee upon written notice to  the Issuers and the Trustee and may appoint a successor Trustee.  The Issuers will remove the Trustee if:

(i)            the Trustee fails to comply with Section 7.9;

(ii)           the Trustee is adjudged bankrupt or insolvent;

(iii)          a receiver or other public officer takes charge of the Trustee or its property; or

(iv)          the Trustee otherwise becomes incapable of acting.

(b)           If the Trustee resigns or is removed by the Issuers or by the Holders of a majority in aggregate principal amount of the then outstanding Notes and such Holders do not within 30 days thereafter appoint a successor Trustee, or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Issuers will promptly appoint a successor Trustee.

(c)           A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Issuers.  Thereupon the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture.  The successor Trustee will deliver a notice of its succession to Holders.  The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.6.  All costs reasonably incurred in connection with any resignation or removal hereunder will be borne by the Issuers.

(d)           If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of at least 10.0% in principal amount of the Notes may petition, at the Issuers’ expense, any court of competent jurisdiction for the appointment of a successor Trustee.

(e)           If the Trustee fails to comply with Section 7.9, unless the Trustee’s duty to resign is stayed, any Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f)            Notwithstanding the replacement of the Trustee pursuant to this Section 7.7, the Issuers’ obligations under this Indenture will continue for the benefit of the retiring Trustee.

SECTION 7.8.              Successor Trustee by Merger.  If the Trustee, consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act will be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee will succeed to the trusts created by this Indenture, any of the Notes will have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes will not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates will have the full force which it is anywhere in the Notes or in this Indenture provided.

SECTION 7.9.              Eligibility; Disqualification.  The Trustee will have a combined capital and surplus of at least $150,000 as set forth in its most recent filed annual report of condition.

This Indenture will always have a Trustee who satisfies the requirements of TIA § 310(a)(1), (2) and (5).  The Trustee is subject to TIA § 310(b).

SECTION 7.10.            Limitation on Duty of Trustee.  The Trustee will not have any duty to ascertain or inquire as to the performance or observance of any of the terms of this Indenture, the Notes and the Guarantees by the Issuers, the Subsidiary Guarantors or any other Person.

SECTION 7.11.            Preferential Collection of Claims Against the Issuers.  The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b).  A Trustee who has resigned or been removed will be subject to TIA § 311(a) to the extent indicated therein.

SECTION 7.12.            Reports by Trustee to Holders.  Within 60 days after each October 15, beginning with October 15, 2019, the Trustee will provide to the Holders a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted).  The Trustee also will comply with TIA § 313(b).  The Trustee will also provide all reports as required by TIA § 313(c). The Trustee shall promptly provide, upon written request by a Holder (including an owner of beneficial interest in a Note) a true and complete copy of each and any Notes Document (including schedules and exhibits thereto).

The Issuers will promptly notify the Trustee in writing when any Notes are listed on any stock exchange and of any delisting thereof.

ARTICLE VIII

Discharge of Indenture; Defeasance

SECTION 8.1.              Discharge of Liability on Notes; Defeasance.

(a)           This Indenture will be discharged and will cease to be of further effect (except as to rights, indemnities and immunities of the Trustee and to surviving rights of registration or transfer or exchange of Notes, as expressly provided for in this Indenture) as to all outstanding Notes, and the Liens, if any, on the Collateral securing the Notes and the Note Guarantees will be released, in each case when:

(i)            either (A) all the Notes theretofore authenticated and delivered (other than Notes which have been replaced or paid pursuant to Section 2.7 and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuers and thereafter repaid to the Issuers or discharged from such trust) have been delivered to the Trustee for cancellation or (B) all of the Notes not previously delivered to the Trustee for cancellation (1) have become due and payable, (2) will become due and payable at their Stated Maturity within one year or (3) if redeemable at the option of the Issuers, have been called for redemption or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers, and any of the Issuers or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the Trustee funds in cash in U.S. Dollars, U.S. Government Obligations or a combination thereof in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Issuers directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(ii)           the Issuers and/or the Subsidiary Guarantors have paid all other sums payable under this Indenture; and

(iii)          Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture have been complied with.

(b)           Subject to Section 8.1(c) and Section 8.2, the Issuers at any time may terminate (i) all of their obligations under the Notes and this Indenture (with respect to such Notes) and have each Subsidiary Guarantor’s obligation discharged with respect to its Subsidiary Guarantee and have Liens, if any, on the Collateral securing the Notes and the Note Guarantees released and cure any then-existing Events of Default (“legal defeasance option”) or (ii) its obligations under Sections 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, 3.9, 3.10, 3.11, 3.12, 3.14, 3.15, 3.16, 3.19 and 3.20 and the operation of Section 4.1 (other than Sections 4.1(a)(i), (ii) and (vi)) and Sections 6.1(c) (with respect to any Default under Sections 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, 3.9, 3.10, 3.11, 3.12, 3.14, 3.15, 3.16), 3.19 and 3.20), 6.1(d), 6.1(e) (with respect to Significant Subsidiaries of the Issuers only), 6.1(f) (with respect to Significant Subsidiaries of the Issuers only) 6.1(g), 6.1(h), 6.1(i), 6.1(j), 6.1(k) and 6.1(m) and have Liens, if any, on the Collateral securing the Notes and the Note Guarantees released (“covenant defeasance option”).  The Issuers may exercise their legal defeasance option notwithstanding their prior exercise of the covenant defeasance option.  In the event that the Issuers terminate all of their obligations under the Notes and this Indenture (with respect to such Notes) by exercising the legal defeasance option or the covenant defeasance option, the obligations of each Subsidiary Guarantor under its Subsidiary Guarantee of such Notes will be terminated simultaneously with the termination of such obligations.

(c)           If the Issuers exercise their legal defeasance option, payment of the Notes so defeased may not be accelerated because of an Event of Default.  If the Issuers exercise their covenant defeasance option, payment of the Notes so defeased may not be accelerated because of an Event of Default specified in Section 6.1(c) (with respect to any Default by the Issuer or any of its Restricted Subsidiaries with any of their obligations under Article III other than Sections 3.1, 3.11, 3.13, 3.17, 6.1(d), 6.1(e) (with respect to Significant Subsidiaries of the Issuers only), 6.1(f) (with respect to Significant Subsidiaries of the Issuers only)), 6.1(g), 6.1(h), 6.1(i), 6.1(j), 6.1(k) or 6.1(m).

(d)           Upon satisfaction of the conditions set forth herein and upon request of the Issuers, the Trustee will acknowledge in writing the discharge of those obligations that the Issuers terminate.

(e)           Notwithstanding clauses (a) and (b) above, the Issuers’ obligations in Sections 2.3, 2.4, 2.5, 2.6, 2.7, 2.8, 7.6, 7.7 and in this Article VIII will survive until the Notes have been paid in full.  Thereafter, the Issuers’ obligations in Sections 7.6, 8.5 and 8.6 will survive such satisfaction and discharge.

SECTION 8.2.              Conditions to Defeasance.

(a)           The Issuers may exercise their legal defeasance option or their covenant defeasance option only if:

(i)            the Issuers irrevocably deposit or cause to be deposited in trust with the Trustee cash in U.S. Dollars, U.S. Government Obligations or a combination thereof in an amount sufficient to pay the principal of, and premium (if any) and interest on the applicable Notes when due at maturity or redemption, as the case may be; provided that if such redemption is made pursuant to Paragraph 7(b) of the form of Note set forth in Exhibit A hereto (or any corresponding paragraph of a Global Note or a Definitive Note), then: (A) the amount of money or U.S. Government Obligations that the Issuers must irrevocably deposit or cause to be deposited will be determined using an assumed Applicable Premium calculated as of the date of such deposit, as calculated by the Issuers in good faith; and (B) the Issuers must irrevocably deposit or cause to be deposited additional money in trust on the redemption date as necessary to pay the Applicable Premium as determined on such date;

(ii)           the Issuers deliver to the Trustee a certificate from a nationally recognized certified public accounting firm expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal, premium, if any, and interest when due on all the Notes to maturity or redemption, as the case may be;

(iii)          the Issuers deliver to the Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

(iv)          the Issuers shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuers with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuers or any Subsidiary Guarantor or others;

(v)           in the case of the legal defeasance option, the Issuers will have delivered to the Trustee an Opinion of Counsel stating that (A) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling, or (B) since the date of this Indenture there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred;

(vi)          in the case of the covenant defeasance option, the Issuers will have delivered to the Trustee an Opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; and

(vii)         the Issuers deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes to be so defeased and discharged as contemplated by this Article VIII have been complied with.

(b)           Before or after a deposit, the Issuers may make arrangements satisfactory to the Trustee for the redemption of such Notes at a future date in accordance with Article V.

SECTION 8.3.              Application of Trust Money.  The Trustee will hold in trust money or U.S. Government Obligations deposited with it pursuant to this Article VIII.  It will apply the deposited money and the money from U.S. Government Obligations through the Paying Agent and in accordance with this Indenture to the payment of principal of and interest on the Notes.

SECTION 8.4.              Repayment to Issuers.  Anything herein to the contrary notwithstanding, the Trustee will deliver or pay to the Issuers from time to time upon Company Order any money or U.S. Government Obligations held by it as provided in this Article VIII which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof which would then be required to be deposited to effect legal defeasance option or covenant defeasance option, as applicable, provided that the Trustee will not be required to liquidate any U.S. Government Obligations in order to comply with the provisions of this Section 8.4.

Subject to any applicable abandoned property law, the Trustee and the Paying Agent will pay to the Issuers upon written request any money held by them for the payment of principal of or interest on the Notes that remains unclaimed for two years, and, thereafter, Holders entitled to the money must look to the Issuers for payment as general creditors.

SECTION 8.5.              Indemnity for U.S. Government Obligations.  The Issuers and the Subsidiary Guarantors, jointly and severally, will pay and will indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited U.S. Government Obligations or the principal and interest received on such U.S. Government Obligations.

SECTION 8.6.              Reinstatement.  If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with this Article VIII by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the obligations of the Issuers and each Subsidiary Guarantor under this Indenture, the Notes and the Guarantees will be revived and reinstated as though no deposit had occurred pursuant to this Article VIII until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with this Article VIII; provided, however, that, if any of the Issuers or the Subsidiary Guarantors has made any payment of interest on or principal of any Notes because of the reinstatement of its obligations, the Issuers or any Subsidiary Guarantor, as the case may be, will be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE IX

Amendments

SECTION 9.1.              Without Consent of Holders.  Notwithstanding Section 9.2, the Notes Documents may be amended or supplemented by the Issuers, any Subsidiary Guarantor (with respect to this Indenture or a Subsidiary Guarantee to which it is a party), MYT Parent or the MYT Guarantor Entities (in respect of the MYT Limited Guarantee or any related security documents), the Trustee and the Notes Collateral Agent, as applicable,  without notice to or consent of any Holder:

(a)           to cure any ambiguity, omission, mistake, defect or inconsistency identified in an Officer’s Certificate of the Issuer, which states that such cure is a good faith attempt by the Issuer to reflect the intention of the parties to this Indenture, delivered to the Trustee and the Notes Collateral Agent;

(b)           to conform the text of the Notes Documents (including any supplemental indenture or other instrument pursuant to which Additional Notes are issued) to the “Description of Notes” in the Offering Circular or, with respect to any Additional Notes and any supplemental indenture or other instrument pursuant to which such Additional Notes are issued, to the “Description of Notes” relating to the issuance of such Additional Notes, solely to the extent that such “Description of Notes” provides for terms of such Additional Notes that differ from the terms of the Initial Notes, as contemplated by Section 2.2;

(c)           to comply with Section 4.1;

(d)           to provide for the assumption by a successor Person of the obligations of an Issuer or any Subsidiary Guarantor under  and in accordance with this Indenture and the Notes or Subsidiary Guarantee, as the case may be;

(e)           to provide for uncertificated Notes in addition to or in place of certificated Notes; provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code;

(f)            to add or release Subsidiary Guarantees in accordance with the terms of the Notes Documents;

(g)           to mortgage, pledge, hypothecate or grant any other Lien in favor of the Trustee or the Notes Collateral Agent for the benefit of the Holders, as additional security for the payment and performance of all or any portion of the Notes Obligations, in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted to or for the benefit of the Trustee or the Notes Collateral Agent pursuant to the Notes Documents or otherwise;

(h)           to add to the covenants of the Issuers for the benefit of the Holders or to surrender any right or power herein conferred upon the Issuers, any Subsidiary Guarantor, MYT Parent or any MYT Entity;

(i)            to make any change that does not adversely affect the rights of any Holder upon delivery to the Trustee of an Officer’s Certificate of the Issuer certifying the absence of such adverse effect;

(j)            to comply with any requirement of the SEC in connection with the qualification of this Indenture under the TIA;

(k)           to make any amendment to the provisions of the Notes Documents relating to the transfer and legending of Notes as permitted by this Indenture, including to facilitate the issuance and administration of the Notes; provided, however, that (i) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes;

(l)            to evidence and provide for the acceptance of appointment by a successor Trustee, provided that the successor Trustee is otherwise qualified and eligible to act as such under the terms of this Indenture;

(m)          to provide for or confirm the issuance of Additional Notes in accordance with this Indenture;

(n)           to provide for the accession of any parties to the Security Documents or the Intercreditor Agreements, as applicable (and other amendments to such documents that in either case are administrative or ministerial in nature) in connection with an incurrence of additional Indebtedness to the extent permitted by the Notes Documents;

(o)           to provide for the release of the Collateral from the Liens in accordance with the terms of this Indenture; or

(p)           to enter into a Customary Intercreditor Agreement in connection with the incurrence of Junior Lien Indebtedness or Pari Passu Lien Indebtedness permitted by this Indenture;

provided that, for the avoidance of doubt, no co-obligor or co-issuer may be added (directly or indirectly) to the Notes without the consent of a majority in principal amount of the Notes then outstanding.

SECTION 9.2.              With Consent of Holders.

(a)           This Indenture and the Notes Documents, including the Notes, the Guarantees and the Security Documents may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and any existing or past Default or compliance with any provisions of such documents may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). However, without the consent of each Holder of a Note affected (including, for the avoidance of doubt, any Notes held by Affiliates), no amendment, supplement or waiver may (with respect to any Notes held by a non-consenting Holder):

(i)            reduce the percentage of the aggregate principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(ii)           reduce the rate of or extend the time for payment of interest on any Note;

(iii)          reduce the principal of or change the Stated Maturity of any Note;

(iv)          waive a Default in the payment of principal of or premium, if any, or interest on the Notes, except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration;

(v)           reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under Section 5.1;

(vi)          make any Note payable in money other than that stated in such Note;

(vii)         impair the right of any Holder to receive payment of principal of, premium, if any, or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(viii)        make any change in the amendment or waiver provisions of this Indenture that require each Holder’s consent, as described in clauses (i) through (xi);

(ix)          make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Notes;

(x)           make the Notes or any Guarantee subordinated in right of payment or “waterfall” priority to, in either case, any other Obligations;

(xi)          release any Issuer or Subsidiary Guarantor from its Obligations under the Notes Documents, except in accordance with the terms of the Notes Documents; or

(xii)         prior to the earlier of (a) a MYT Deposit Event and (b) the provision of MYT Alternate Security, release any MYT Guarantor from its MYT Limited Guarantee, except in accordance with the terms of the Notes Documents.

In addition, without the consent of the Holders of at least 66 2/3% in principal amount of the then outstanding Notes, no amendment, supplement or waiver may modify any Notes Document that would have the effect of (i) releasing all or substantially all of the Collateral from the Liens of the Security Documents (except as permitted by the terms of this Indenture or the Security Documents) or changing or altering the priority of Notes Liens on the Collateral or (ii) releasing all or substantially all of the “Collateral” (as defined in the MYT Guarantee and Collateral Agreement) or changing or altering the priority of the Liens granted pursuant to the MYT Guarantee and Collateral Agreement (except as permitted by the terms thereof or any other Notes Document).

(b)           The consent of the Holders under this Section 9.2 is not necessary to approve the particular form of any proposed amendment, but it will be sufficient if such consent approves the substance thereof.

(c)           Additional Notes will be disregarded for purposes of any amendment or waiver relating to a Default or Event of Default that existed (disregarding any applicable notice, cure or grace periods) prior to the time of issuance of such Additional Notes.

(d)           After an amendment under this Section 9.2 becomes effective, the Issuers will (or will cause the Trustee, at the expense of and at the written request of the Issuers, to) deliver to the Holders affected thereby a notice briefly describing such amendment.  The failure of the Issuers to deliver such notice, or any defect therein, will not in any way impair or affect the validity of an amendment under this Section 9.2.

SECTION 9.3.              Effect of Consents and Waivers.  A consent to an amendment or a waiver by a Holder of a Note will bind the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on the Note.  After an amendment or waiver becomes effective, it will bind every Holder unless it makes a change described in clauses (i) through (ix) of Section 9.2(a), in which case the amendment or waiver or other action will bind each Holder who has consented to it and every subsequent Holder that evidences the same debt as the consenting Holder’s Notes.  An amendment or waiver made pursuant to Section 9.2 will become effective upon receipt by the Trustee of the requisite number of written consents.

The Issuers may, but will not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture.  If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, will be entitled to give such consent or to take any such action, whether or not such Persons continue to be Holders after such record date.

SECTION 9.4.              Notation on or Exchange of Notes.  If an amendment changes the terms of a Note, the Trustee may require the Holder of the Note to deliver it to the Trustee.  The Trustee may place an appropriate notation on the Note regarding the changed terms and return it to the Holder.  Alternatively, if the Issuers or the Trustee so determines, the Issuers in exchange for the Note will issue and the Trustee will authenticate a new Note that reflects the changed terms.  Failure to make the appropriate notation or to issue a new Note will not affect the validity of such amendment.

SECTION 9.5.              Trustee To Sign Amendments.  The Trustee and the Notes Collateral Agent, as the case may be, will sign any amendment, supplement or waiver authorized pursuant to this Article IX if the amendment, supplement or waiver does not, in the sole determination of the Trustee or the Notes Collateral Agent, as the case may be, adversely affect the rights, duties, liabilities or immunities of the Trustee or the Notes Collateral Agent, as the case may be.  If it does, the Trustee may but need not sign it.  In signing any amendment, supplement or waiver pursuant to this Article IX, the Trustee and the Notes Collateral Agent, as the case may be, will be entitled to receive, and (subject to Section 7.1 and Section 7.2) will be fully protected in relying upon, an Officer’s Certificate and an Opinion of Counsel stating that such amendment, supplement or waiver is authorized or permitted by or complies with this Indenture, that all conditions precedent to such amendment required by this Indenture have been complied with and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Issuers, enforceable against the Issuers in accordance with its terms, subject to customary exceptions.  Notwithstanding the foregoing, no Opinion of Counsel will be required for the Trustee to execute any amendment or supplement adding a new Guarantor under this Indenture.

ARTICLE X

Guarantees

SECTION 10.1.            Guarantees.

(a)           Subject to the provisions of this Article X, each Subsidiary Guarantor hereby jointly and severally, irrevocably, fully and unconditionally guarantees, on a senior basis, as guarantor and not as a surety, with each other Guarantor, the full and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, all Obligations of the Issuers under this Indenture and the Notes Documents (including interest that, but for the filing of a petition in any bankruptcy or other insolvency proceeding with respect to the Issuers, would have accrued on any Obligation, whether or not a claim is allowed against the Issuers for such interest in the related bankruptcy proceeding) to the Holders, the Trustee and each Agent, whether for payment of principal of, premium, if any, or interest on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Subsidiary Guarantors being herein called the “Guaranteed Obligations”).  Each Subsidiary Guarantor agrees (to the extent lawful) that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it will remain bound under this Article X notwithstanding any extension or renewal of any Subsidiary Guarantor Obligation.

(b)           Each Subsidiary Guarantor waives (to the extent lawful) presentation to, demand of, payment from and protest to the Issuers of any of the Guaranteed Obligations and also waives (to the extent lawful) notice of protest for nonpayment.  Each Subsidiary Guarantor waives (to the extent lawful) notice of any default under the Notes or the Guaranteed Obligations.

(c)           Each Subsidiary Guarantor further agrees that its Subsidiary Guarantee herein constitutes a Guarantee of payment when due (and not a Guarantee of collection) and waives any right to require that any resort be had by any Holder to any security held for payment of the Guaranteed Obligations.

(d)           Except as set forth in Section 10.2 and Article VIII, the obligations of each Subsidiary Guarantor hereunder will not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Guaranteed Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and will not (to the extent lawful) be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise.  Without limiting the generality of the foregoing, the obligations of each Subsidiary Guarantor herein will not (to the extent lawful) be discharged or impaired or otherwise affected by (i) the failure of any Holder, the Trustee or any Agent to assert any claim or demand or to enforce any right or remedy against the Issuers or any other Person under this Indenture, the Notes or any other agreement or otherwise; (ii) any extension or renewal of any thereof; (iii) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes, the Notes Collateral Agreement, the MYT Guarantee and Collateral Agreement or any other Notes Document; (iv) the release of any security held by any Holder, the Trustee or any Agent for the Guaranteed Obligations or any of them; (v) the failure of any Holder, the Trustee or any Agent to exercise any right or remedy against any other Guarantor; (vi) any change in the ownership of the Issuers; (vii) any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations; or (viii) any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Subsidiary Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law or equity.

(e)           Each Subsidiary Guarantor agrees that its Subsidiary Guarantee herein will remain in full force and effect until payment in full of all the Guaranteed Obligations or such Subsidiary Guarantor is released from its Subsidiary Guarantee in compliance with Section 4.1, Section 10.2 and Article VIII.  Each Subsidiary Guarantor further agrees that its Subsidiary Guarantee herein will continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of, premium, if any, or interest on any of the Guaranteed Obligations is rescinded or must otherwise be restored by any Holder, the Trustee or any Agent upon the bankruptcy or reorganization of the Issuers or otherwise.

(f)            In furtherance of the foregoing and not in limitation of any other right which any Holder, the Trustee or any Agent has at law or in equity against any Subsidiary Guarantor by virtue hereof, upon the failure of the Issuers to pay any of the Guaranteed Obligations when and as the same will become due, whether at maturity, by acceleration, by redemption or otherwise, each Subsidiary Guarantor hereby promises to and will, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Trustee or the Trustee on behalf of the Holders, the Trustee or any Agent an amount equal to the sum of (i) the unpaid amount of such Guaranteed Obligations then due and owing and (ii) accrued and unpaid interest on such Guaranteed Obligations then due and owing (but only to the extent not prohibited by law) (including interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Issuers or any Subsidiary Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding).

(g)           Each Subsidiary Guarantor further agrees that, as between such Subsidiary Guarantor, on the one hand, and the Holders, on the other hand, (i) the maturity of the Guaranteed Obligations guaranteed by this Guarantee may be accelerated as provided in this Indenture for the purposes of its Subsidiary Guarantee in this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed by this Guarantee and (ii) in the event of any such declaration of acceleration of such Guaranteed Obligations, such Guaranteed Obligations (whether or not due and payable) will forthwith become due and payable by the Guarantor for the purposes of this Subsidiary Guarantee.

(h)           Each Subsidiary Guarantor also agrees to pay any and all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or the Holders in enforcing any rights under this Guarantee.

(i)            No Issuers or the Subsidiary Guarantors will be required to make a notation on the Notes to reflect any Subsidiary Guarantee or any release, termination or discharge thereof and any such notation will not be a condition to the validity of any Guarantee.

SECTION 10.2.            Limitation on Liability; Termination, Release and Discharge.

(a)           Any term or provision of this Indenture to the contrary notwithstanding, the obligations of each Subsidiary Guarantor hereunder will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law or the laws of the jurisdiction of organization of such Subsidiary Guarantor and not otherwise being void or voidable under any similar laws affecting the rights of creditors generally.

(b)           A Subsidiary Guarantee by a Subsidiary Guarantor (other than Notes PropCo and Extended Term Loan PropCo) will be automatically and unconditionally released and discharged:

(i)            upon the sale, exchange, disposition or other transfer (including through merger or consolidation) of the Capital Stock of such Subsidiary Guarantor to a party that is not an Affiliate of the Issuer, if after such transaction, the Subsidiary Guarantor is no longer a Subsidiary (so long as such transaction is permitted by this Indenture); or

(ii)           upon the Issuers’ exercise of their legal defeasance option or covenant defeasance option under Section 8.1(b) or if the Issuers’ Obligations under this Indenture are discharged in accordance with the terms of this Indenture.

(c)           The Notes PropCo Guarantee will be automatically and unconditionally released and discharged:

(i)            upon the sale, exchange, disposition or other transfer (including through merger or consolidation) of all of the Capital Stock of Notes PropCo to a party that is not an Affiliate of the Issuer, if after such transaction, Notes PropCo is no longer a Subsidiary (so long as such transaction is permitted by this Indenture); or

(ii)           upon the Issuers’ exercise of their legal defeasance option or covenant defeasance option under Section 8.1(b) or if the Issuers’ Obligations under this Indenture are discharged in accordance with the terms of this Indenture.

(d)           The Extended Term Loan PropCo Guarantee will be automatically and unconditionally released and discharged:

(i)            upon the sale, exchange, disposition or other transfer (including through merger or consolidation) of all of the Capital Stock of Extended Term Loan PropCo to a party that is not an Affiliate of the Issuer, if after such transaction, Extended Term Loan PropCo is no longer a Subsidiary (so long as such transaction is permitted by this Indenture); or

(ii)           upon the Issuers’ exercise of their legal defeasance option or covenant defeasance option under Section 8.1(b) or if the Issuers’ Obligations under this Indenture are discharged in accordance with the terms of this Indenture.

(e)           In the case of Section 10.2(b), the Issuers will deliver to the Trustee an Officer’s Certificate and Opinion of Counsel, each stating that all conditions precedent provided for in this Indenture relating to such transaction have been complied with.

(f)            The release of a Subsidiary Guarantor from its Subsidiary Guarantee and its obligations under this Indenture in accordance with the provisions of this Section 10.2 will not preclude the future application of Section 3.11 to such Person.

SECTION 10.3.            Right of Contribution.  Each Subsidiary Guarantor hereby agrees that to the extent that any such Guarantor will have paid more than its proportionate share of any payment made on the obligations under its Guarantee, such Guarantor will be entitled to seek and receive contribution from and against the Issuers or any other Guarantor who have not paid their proportionate share of such payment.  The provisions of this Section 10.3 will in no respect limit the obligations and liabilities of each Subsidiary Guarantor to the Trustee and the Holders and each Subsidiary Guarantor will remain liable to the Trustee and the Holders for the full amount guaranteed by such Guarantor hereunder.

SECTION 10.4.            No Subrogation.  Notwithstanding any payment or payments made by each Subsidiary Guarantor hereunder, no Guarantor will be entitled to be subrogated to any of the rights of the Trustee or any Holder against the Issuers or any other Guarantor or any collateral security or guarantee or right of offset held by the Trustee, any Agent or any Holder for the payment of the Guaranteed Obligations, nor will any Subsidiary Guarantor seek or be entitled to seek any contribution or reimbursement from the Issuers or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Trustee, any Agent and the Holders by the Issuers on account of the Guaranteed Obligations are paid in full.  If any amount will be paid to any Subsidiary Guarantor on account of such subrogation rights at any time when all of the Guaranteed Obligations will not have been paid in full, such amount will be held by such Guarantor in trust for the Trustee, any Agent and the Holders, segregated from other funds of such Guarantor, and will, forthwith upon receipt by such Guarantor, be turned over to the Trustee in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Trustee, if required), to be applied against the Guaranteed Obligations.

SECTION 10.5.            Limitations on Merger.  Subject to Section 4.1 and Section 10.2, a Subsidiary Guarantor will not, and the Issuer will not permit any Subsidiary Guarantor to, consolidate or merge with or into or wind up into (whether or not such Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(a)           such Person is a Successor Guarantor;

(b)           the Successor Guarantor (if other than such Subsidiary Guarantor) expressly assumes all the obligations of such Subsidiary Guarantor under this Indenture and such Subsidiary Guarantor’s Guarantee pursuant to a supplemental indenture or other documents or instruments;

(c)           immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Guarantor or any of its Subsidiaries as a result of such transaction as having been Incurred by the Successor Guarantor or such Subsidiary at the time of such transaction) no Default or Event of Default will have occurred and be continuing; and

(d)           the Successor Guarantor (if other than such Subsidiary Guarantor) will have delivered or caused to be delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture; or

(e)           such sale or disposition or consolidation or merger does not violate Section 3.7.

The Successor Guarantor will succeed to, and be substituted for, such Subsidiary Guarantor under this Indenture and such Subsidiary Guarantor’s Guarantee,

and such Subsidiary Guarantor will automatically be released and discharged from its obligations under this Indenture and such Guarantor’s Guarantee.  Notwithstanding the foregoing, (1) a Subsidiary Guarantor may merge or consolidate with an Affiliate of the Issuer incorporated or organized solely for the purpose of reincorporating or reorganizing such Guarantor in the United States, any state or territory thereof, the District of Columbia or the jurisdiction of such Guarantor,  so long as the principal amount of Indebtedness of the Issuer and the Restricted Subsidiaries is not increased thereby and the Person resulting from such merger or consolidation is or becomes an Issuer or a Subsidiary Guarantor, (2) a Subsidiary Guarantor may consolidate or merge with or into or wind up into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties and assets to an Issuer or another Subsidiary Guarantor, (3) a Subsidiary Guarantor may convert into a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of the jurisdiction of organization of such Guarantor or the laws of a jurisdiction in the United States, so long as such Subsidiary Guarantor remains a Subsidiary Guarantor and (4) any Restricted Subsidiary may merge into any Subsidiary Guarantor, provided that, in the case of this clause (4), the surviving Person will be a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of the United States, any state or territory thereof or the District of Columbia or the jurisdiction of organization of such Restricted Subsidiary or Subsidiary Guarantor and the surviving Person of such merger (if not the Guarantor) is or will become a Subsidiary Guarantor upon the consummation of such merger.

SECTION 10.6.            Subordination of PropCo Guarantees. The guarantee by Extended Term Loan Propco of the Guaranteed Obligations pursuant to this Article X is subordinate in the manner and to the extent set forth in that certain subordination agreement (as amended, supplemented or otherwise modified from time to time) dated as of June 7, 2019 among the Collateral Agent, Extended Term Loan PropCo and the other parties thereto (the “Extended Term Loan PropCo Subordination Agreement”), to the Senior Priority Guarantee Obligations (as defined therein); and each Holder, by its acceptance of a Note or a beneficial interest therein, irrevocably agrees to be bound by the provisions of such subordination agreement.

The guarantee by Notes Propco of the Guaranteed Obligations pursuant to this Article X is subordinate in the manner and to the extent set forth in that certain subordination agreement (as amended, supplemented or otherwise modified from time to time) dated as of June 7, 2019 among the Collateral Agent, Notes PropCo and the other parties thereto (the “Notes PropCo Subordination Agreement”), to the Senior Priority Guarantee Obligations (as defined therein); and each Holder, by its acceptance of a Note or a beneficial interest therein, irrevocably agrees to be bound by the provisions of such subordination agreement.

ARTICLE XI

Collateral

SECTION 11.1.            Security Documents.

The Notes Obligations are secured by the Collateral as provided in the Security Documents with Liens that have the Required Collateral Lien Priority.  The Issuer shall, and shall cause each Subsidiary Guarantor to, and each Subsidiary Guarantor shall, make all filings (including filings of continuation statements and amendments to UCC financing statements that may be necessary to continue the effectiveness of such UCC financing statements) necessary to maintain (at the sole cost and expense of the Issuer and the Subsidiary Guarantors) the security interest created by the Security Documents in the Collateral as a perfected security interest to the extent perfection is required by the Security Documents, subject only to Permitted Liens.

SECTION 11.2.            Extended Term Loan Priority Real Estate Collateral and Extended Term Loan PropCo Equity Interests.

(a)           On the Issue Date (or within the Initial Post-Closing Period, subject to the Extended Post-Closing Period, in the event that the Extended Term Loan Agent extends such Initial Post-Closing Period for obtaining mortgages or deeds of trust on the Notes Priority Real Estate Collateral or the Extended Term Loan Priority Real Estate Collateral beyond such Initial Post-Closing Period, provided, that, during such Extended Post-Closing Period, no such mortgages or deeds of trust on any Extended Term Loan Priority Real Estate Collateral to secure the Notes Obligations shall be obtained more than 10 days after the corresponding mortgages or deeds of trust on such properties are obtained to secure the Extended Term Loan Obligations), the Notes Collateral Agent shall be granted a second-priority Lien on specified real estate interests which consist of certain owned real properties and real property leases (whether operating leases, ground leases, or otherwise) which constitute collateral for the Extended Term Loan Obligations as of the Issue Date to the extent not constituting Non-Mortgageable Leases (such real estate interests, the “Extended Term Loan Priority Real Estate Collateral”), and a second-priority pledge of the Extended Term Loan PropCo Equity Interests.

(b)           Notwithstanding the foregoing, to the extent any real property interests that would otherwise be mortgaged as Extended Term Loan Priority Real Estate Collateral constitute Non-Mortgageable Leases (the “Extended Term Loan Priority PropCo Assets”), such Non-Mortgageable Leases shall be contributed to the Extended Term Loan PropCo, which shall grant a lease or license to the applicable Restricted Subsidiary of the Issuer to use the Extended Term Loan Priority PropCo Assets on terms consistent with Exhibit F in each case within time period described in clause (a).

SECTION 11.3.            Notes Priority Real Estate Collateral and Notes PropCo Equity Interests.

(a)           On the Issue Date (or within the Initial Post-Closing Period, subject to the Extended Post-Closing Period, in the event that the Extended Term Loan Agent extends such Initial Post-Closing Period for obtaining mortgages or deeds of trust on the Notes Priority Real Estate Collateral or the Extended Term Loan Priority Real Estate Collateral beyond such Initial Post-Closing Period; provided, that, during such Extended Post-Closing Period, no such mortgages or deeds of trust on any Extended Term Loan Priority Real Estate Collateral to secure the Notes Obligations shall be obtained more than 10 days after the corresponding mortgages or deeds of trust on such properties are obtained to secure the Extended Term Loan Obligations), the Notes Collateral Agent, on behalf of the Holders shall be granted a Lien on the Notes Priority Real Estate Collateral and a pledge of the Notes PropCo Equity Interests in each case with the Required Collateral Lien Priority applicable thereto.

(b)           Notwithstanding the foregoing, to the extent any real property interests that would otherwise be mortgaged as Notes Priority Real Estate Collateral constitute Non-Mortgageable Leases, then, the Issuer shall cause Notes PropCo to be formed as promptly as practicable, and, in lieu of such mortgages, the applicable Non-Mortgageable Leases (such interests ceasing to be Notes Priority Real Estate Collateral, the “Notes Priority PropCo Assets”) shall be contributed to the Notes PropCo. In the event that Notes PropCo is formed, it shall grant a lease or license to the applicable Restricted Subsidiary of the Issuer to use the Notes Priority PropCo Assets on terms consistent with Exhibit F in each case within the time period described in clause (a).

SECTION 11.4.            Notes Collateral Agent.

(a)           The Notes Collateral Agent shall have all the rights and protections provided in the Security Documents and, additionally, shall have all the rights and protections provided to the “Trustee” under Article VII.

(b)           None of the Notes Collateral Agent, Trustee, Paying Agent or Registrar nor any of their respective officers, directors, employees, attorneys or agents will be responsible or liable for the existence, genuineness, value or protection of any Collateral, for the legality, enforceability, effectiveness or sufficiency of the Security Documents, for the creation, perfection, priority, continuation, sufficiency or protection of any Notes Liens, or any defect or deficiency as to any such matters.

(c)           Except as required or permitted by the Security Documents and the Intercreditor Agreements, the Holders, by accepting a Note, acknowledge that the Notes Collateral Agent will not be obligated:

(i)            to act upon directions purported to be delivered to it by any Person, except in accordance with the Security Documents and the Intercreditor Agreements;

(ii)           to foreclose upon or otherwise enforce any Lien granted pursuant to the Security Documents; or

(iii)          to take any other action whatsoever with regard to any or all of the Notes Liens, Security Documents, Intercreditor Agreements or Collateral.

(d)           The Notes Collateral Agent may be removed and replaced in the same manner as the Trustee, as provided in the Notes Collateral Agreement and the MYT Guarantee and Collateral Agreement).

SECTION 11.5.            Authorization of Actions to Be Taken.

(a)           Each Holder, by its acceptance thereof, consents and agrees to the terms of each Security Document, as originally in effect and as amended, supplemented or replaced from time to time in accordance with its terms or the terms of this Indenture, authorizes and directs the Trustee and Notes Collateral Agent to enter into the Security Documents to which each is a party, authorizes and empowers the Trustee and Notes Collateral Agent to execute and deliver the Intercreditor Agreements and authorizes and empowers the Trustee and Notes Collateral Agent to bind the Holders as set forth in the Security Documents to which each is a party and the Intercreditor Agreements and to perform their respective obligations and exercise their respective rights and powers thereunder.

(b)           The Trustee is authorized and empowered to receive for the benefit of the Holders any funds collected or distributed to the Notes Collateral Agent under the Security Documents to which the Trustee is a party and, subject to the terms of the Security Documents, to make further distributions of such funds to the Holders according to the provisions of this Indenture.

(c)           Subject to the provisions of Sections 7.1, 7.2, the Intercreditor Agreements and the Security Documents, the Trustee may, in its sole discretion and without the consent of the Holders, direct, on behalf of the Holders, the Notes Collateral Agent to take all actions it deems necessary or appropriate in order to, upon the occurrence and continuance of an Event of Default:

(i)            foreclose upon or otherwise enforce any or all of the Liens granted pursuant to the Security Documents;

(ii)           enforce any of the terms of the Security Documents to which the Notes Collateral Agent is a party; or

(iii)          collect and receive payment of any and all Obligations.

Following an Event of Default, subject to the Intercreditor Agreements and at the Issuer’s sole cost and expense, the Trustee is hereby authorized and empowered by each Holder (by its acceptance thereof) to, subject to Sections 7.1 and 7.2 institute and maintain, or direct the Notes Collateral Agent to institute and maintain, such suits and proceedings as it may deem reasonably expedient to protect or enforce the Liens granted under the Security Documents to which the Notes Collateral Agent or Trustee is a party or to prevent any impairment of Collateral by any acts that may be unlawful or in violation of the Security Documents or this Indenture, and such suits and proceedings as the Trustee may deem reasonably expedient, at the Issuer’s sole cost and expense, to preserve or protect its interests and the interests of the Holders in the Collateral, including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the Liens granted under the Security Documents or be prejudicial to the interests of Holders or the Trustee.

SECTION 11.6.            Release of Collateral.

(a)           Collateral may be released from the Lien and security interest created by the Security Documents at any time or from time to time in accordance with the provisions of the Security Documents and the Intercreditor Agreements.  In addition, the Issuer and the Subsidiary Guarantors will be entitled to the release of assets included in the Collateral from the Liens securing the Notes, and the Trustee shall (or, if the Trustee is not then the Notes Collateral Agent, shall direct the Notes Collateral Agent to) release the same from such Liens at the Issuer’s sole cost and expense, under any one or more of the following circumstances without the need for any further action by any Person:

(i)            as to any property or assets to enable the Issuers or the Subsidiary Guarantors to consummate the disposition of such property or assets to the extent not prohibited and otherwise in accordance with Section 3.7; provided, however, that if such property or assets, immediately prior thereto, were subject to any Lien securing any Obligations of the Issuers or Subsidiary Guarantors  and such property or assets continue after such disposition to be subject to a Lien securing any such Obligations, no such release shall occur with respect to such property or assets;

(ii)           in the case of the property and assets of a Restricted Subsidiary that is a Subsidiary Guarantor, upon the release of such Subsidiary Guarantor from its Subsidiary Guarantee of the Notes;

(iii)          as described under Article IX of this Indenture.

For the avoidance of doubt, the assets of the MYT Guarantor Entities shall not be subject to the foregoing sentence and shall only be released in accordance with the provisions of the MYT Guarantee and Collateral Agreement.

(b)           The security interests in all Collateral securing the Notes also will be released upon payment in full of the principal of, together with accrued and unpaid interest on, the Notes and all other Obligations under this Indenture, the Notes, the Guarantees and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest are paid, or upon the Issuers’

exercise of a legal defeasance option or covenant defeasance option under this Indenture as described under Article VIII.

(c)           Upon the written request of the Issuer pursuant to an Officer’s Certificate and Opinion of Counsel stating that all conditions precedent hereunder and under the Security Documents have been met, and upon receipt of any necessary or proper instruments of termination, satisfaction or release prepared by the Issuer or the Subsidiary Guarantors, as the case may be, the Notes Collateral Agent, without the consent of any Holder or the Trustee and at the expense of the Issuer or the Subsidiary Guarantors, shall execute, deliver or acknowledge such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this or the Security Documents.

SECTION 11.7.            Filing, Recording and Opinions.

(a)           The Issuer will comply with the provisions of Sections 314(b) and 314(d) of the TIA, in each case following qualification of this Indenture pursuant to the TIA. Any certificate or opinion required by Section 314(d) of the TIA may be made by an Officer of the Issuer except in cases where Section 314(d) of the TIA requires that such certificate or opinion be made by an independent engineer, appraiser or other expert, who shall be reasonably satisfactory to the Trustee. Notwithstanding anything to the contrary herein, the Issuer and the Subsidiary Guarantors will not be required to comply with all or any portion of Section 314(d) of the TIA if they determine, in good faith, after consultation with counsel (which may be internal counsel), that under the terms of that section and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of Section 314(d) of the TIA is inapplicable to the released Collateral.  Following such qualification, to the extent the Issuer is required to furnish to the Trustee an Opinion of Counsel pursuant to Section 314(b)(2) of the TIA, the Issuer will furnish such opinion not more than 60 but not less than 30 days prior to each October 15, commencing October 15, 2019.

Any release of Collateral permitted by Section 11.6 and this Section 11.7 will be deemed not to impair the Liens under this Indenture and the Security Documents in contravention thereof and any Person that is required to deliver an Officer’s Certificate or Opinion of Counsel pursuant to Section 314(d) of the TIA, shall be entitled to rely upon the foregoing as a basis for delivery of such certificate or opinion.  The Trustee and the Notes Collateral Agent may, to the extent permitted by Section 7.1 and 7.2, accept as conclusive evidence of compliance with the foregoing provisions the appropriate statements contained in such documents and Opinion of Counsel.

(b)           If any Collateral is released in accordance with this Indenture or any Security Document at a time when the Trustee is not itself also the Notes Collateral Agent and if the Issuer has delivered the certificates and documents required by the Security Documents and Section 11.6, the Trustee will deliver all documentation received by it in connection with such release to the Notes Collateral Agent.

SECTION 11.8.            Powers Exercisable by Receiver or Trustee.  In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article XI upon the Issuer or a Subsidiary Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Issuer or a Subsidiary Guarantor or of any officer or officers thereof required by the provisions of this Article XI and if the Trustee or the Notes Collateral Agent shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee or the Notes Collateral Agent, as the case may be.

SECTION 11.9.            Voting.  In connection with any matter under the Security Agreement requiring a vote of holders of Secured Obligations (as defined in the Security Agreement), the holders of such Secured Obligations shall be treated as a single class and the Holders shall cast their votes in accordance with this Indenture.  The amount of the Notes to be voted by the Holders will equal the aggregate outstanding principal amount of the Notes.  Following and in accordance with the outcome of the applicable vote under this Indenture, the Trustee shall vote the same proportion of the Notes in respect of any vote under the Security Agreement.

SECTION 11.10.         Subject to the Intercreditor Agreements.  This Indenture is entered into with the benefit of and subject to the terms of the Junior Lien Intercreditor Agreement and the ABL Intercreditor Agreement. By accepting a Note, each Holder is authorizing the Trustee and the Notes Collateral Agent to enter into the Junior Lien Intercreditor Agreement and the ABL Intercreditor Agreement on its behalf. Holders will be permitted to take enforcement action with respect to the Collateral only to the extent permitted under and in accordance with the Junior Lien Intercreditor Agreement and the ABL Intercreditor Agreement.

ARTICLE XII

Mutual Releases

Certain capitalized terms used in this Article XII are specifically defined for purposes of this section and are set forth at the end of this Article XII.

SECTION 12.1.            Releases by the Company Releasing Parties.  Effective as of the Effective Date, each Company Releasing Party, on behalf of itself, and to the extent a Company Releasing Party is not party to this Indenture, the Issuers or Subsidiary Guarantors on behalf of such Company Releasing Party, hereby conclusively, absolutely, unconditionally, irrevocably, and forever fully release, remise, and discharge each of the Released Parties (and each such Released Party shall be deemed forever released, remised, and discharged by or on behalf of the Company Releasing Parties) and their respective assets and properties from any and all Claims and Causes of Action, including any derivative claims asserted on behalf of any of the Company Releasing Parties, that the Issuers, Subsidiary Guarantors or any of the Company Releasing Parties would have been legally entitled to assert in their or its own right (whether individually or collectively) or on behalf of the holder of any Claim against, or Equity Security in, a Company Releasing Party or other Person, based on or relating to, or in any manner arising from, in whole or in part, (i) the MyTheresa Designation, (ii) the MyTheresa Distribution, (iii) the Nancy Transaction, (iv) the formulation, preparation, dissemination, negotiation, or filing of the Transaction Support Agreement, the Definitive Documents, any Recapitalization Transaction, or any contract, instrument, release, or other agreement or document created or entered into in connection with or pursuant to the Transaction Support Agreement or the Definitive Documents, or (v) the pursuit of consummation, the administration or implementation of any of the Recapitalization Transactions, including the issuance or distribution of securities in connection therewith.  Notwithstanding anything to the contrary in the foregoing, the releases by the Company Releasing Parties set forth above do not release any party or Entity from any post Effective Date obligations of any party or Entity under this Indenture, any other Definitive Documents, any Recapitalization Transaction, the Commitment Letter or any document, instrument, or agreement executed to implement the Recapitalization Transactions.  Notwithstanding anything to the contrary in the foregoing, the releases set forth in clauses (iv) and (v) above do not release any Claim or Cause of Action that is determined by a final non-appealable judgment of a court of competent jurisdiction to have constituted fraud or willful misconduct.  Nothing contained in the releases shall or shall be deemed to result in the waiving or limiting by any Sponsor or any officer, director, or employee of any Company Party of (a) any indemnification against, or expense reimbursement or advance by, any Company Party or any Company Party’s insurance carriers, (b) any rights as beneficiaries of any insurance policies, (c) any management fees, monitoring fees, or like fees and expenses, (d) wages, salaries, compensation, or benefits, or (e) any Equity Securities in any Company Party.  Each Company Releasing Party hereby further agrees and covenants not to, and shall not, commence or prosecute, or assist or otherwise aid any other Person in the commencement or prosecution of, whether directly, derivatively or otherwise, any Released Claims.  Notwithstanding the foregoing, or anything to the contrary in this Indenture, nothing in this Indenture shall or shall be deemed to (or is intended to) limit any of the Company Releasing Parties’ rights to assert or prosecute any affirmative defenses or otherwise raise any defense or take any action to defend itself or themselves, including any defense available under the Bankruptcy Code, in connection with any Claim or Cause of Action (whether direct or indirect) brought by any Person relating to any of the above-referenced Claims and Causes of Action arising from, in whole or in part, (x) the formulation, preparation, dissemination, negotiation, or filing of this Indenture, the Transaction Support Agreement, the Definitive Documents, or any Recapitalization Transaction, or any contract, instrument, release, or other agreement or document created or entered into in connection with the Transaction Support Agreement or the Definitive Documents, and (y) the pursuit of consummation, the administration and implementation of the Recapitalization Transactions, including the issuance or distribution of securities in connection therewith.  For the avoidance of doubt, the release by the Company Releasing Parties in this Section 12.1 is granted by or on behalf of each of the Company Releasing Parties in their capacities as Issuers or Subsidiary Guarantors, and on behalf of each of their Related Parties, in each case, in accordance with the terms and conditions set forth in this Indenture.

SECTION 12.2.            Releases by the Stakeholder Releasing Parties.  Effective as of the Effective Date, by accepting the Notes and the benefits of this Indenture, each Stakeholder Releasing Party, solely in its capacity as such, severally and not jointly, hereby conclusively, absolutely, unconditionally, irrevocably, and forever fully release, remise, and discharge each of the Released Parties (and each such Released Party shall be deemed forever released, remised, and discharged by or on behalf of the Stakeholder Releasing Parties) and their respective assets and properties from any and all Claims and Causes of Action, including any derivative claims asserted on behalf of any of the Company Releasing Parties or the Stakeholder Releasing Parties, that the Trustee or any of the Stakeholder Releasing Parties would have been legally entitled to assert in its or their own right (whether individually or collectively) or on behalf of the holders of any Claim against, or Equity Security in, a Company Releasing Party or other Person, based on or relating to, or in any manner arising from, in whole or in part, (i) the MyTheresa Designation, (ii) the MyTheresa Distribution, (iii) the Nancy Transaction, (iv) the formulation, preparation, dissemination, negotiation, or filing of the Transaction Support Agreement, the Definitive Documents, any Recapitalization Transaction, or any contract, instrument, release, or other agreement or document created or entered into in connection with or pursuant to the Transaction Support Agreement or the Definitive Documents, or (v) the pursuit of consummation, the administration or implementation of any of the Recapitalization Transactions, including the issuance or distribution of securities in connection therewith.  Notwithstanding anything to the contrary in the foregoing, the releases by the Stakeholder Releasing Parties set forth above do not release any party or Entity from any post Effective Date obligations of any party or Entity under this Indenture, any other Definitive Documents, any Recapitalization Transaction, the Commitment Letter or any document, instrument, or agreement executed to implement the Recapitalization Transactions.  Notwithstanding anything to the contrary in the foregoing, the releases set forth in clauses (iv) and (v) above do not release any Claim or Cause of Action that is determined by a final non-appealable judgment of a court of competent jurisdiction to have constituted fraud or willful misconduct.  Nothing contained in the releases shall or shall be deemed to result in the waiving or limiting by any Sponsor or any officer, director, or employee of any Company Party of (a) any indemnification against, or expense reimbursement or advance by, any Company Party or any Company Party’s insurance carriers, (b) any rights as beneficiaries of any insurance policies, (c) any management fees, monitoring fees, or like fees and expenses, (d) wages, salaries, compensation, or benefits, or (e) any Equity Securities in any Company Party.  Each Stakeholder Releasing Party hereby agrees and covenants not to, and shall not, commence or prosecute, or assist or otherwise aid any other Person in the commencement or prosecution of, whether directly, derivatively or otherwise, any Released Claims.  Notwithstanding the foregoing or anything to the contrary in this Indenture, nothing in the releases or this Indenture shall or shall be deemed to (or is intended to) limit any of the Stakeholder Releasing Parties’ rights to assert or prosecute any affirmative defenses or otherwise raise any defense or take any action to defend itself or themselves, including any defense available under the Bankruptcy Code, in connection with any Claim or Cause of Action (whether direct or indirect) brought by any Person relating to any of the above-referenced Claims and Causes of Action arising from, in whole or in part, (x) the formulation, preparation, dissemination, negotiation, or filing of this Indenture, the Transaction Support Agreement, the Definitive Documents, the Commitment Letter, any Recapitalization Transaction, or any contract, instrument, release, or other agreement or document created or entered into in connection with the Transaction Support Agreement or the Definitive Documents, and (y) the pursuit of consummation, the administration and implementation of the Recapitalization Transactions, including the issuance or distribution of securities in connection therewith. For the avoidance of doubt, the release by the Stakeholder Releasing Parties in this Section 12.2 is hereby granted by or on behalf of each of the Stakeholder Releasing Parties in accordance with the terms and conditions set forth in this Indenture solely in in their capacities as Holders with respect to Notes that they hold, and on behalf of their Related Parties, only to the extent that a Holder, acting in its capacity as a Holder, has the authority to bind such Related Party.

SECTION 12.3.            No Additional Representations and Warranties.  Each Releasing Party hereby agrees and acknowledges that, except as expressly provided in this Indenture and the Definitive Documents, no Released Party, in any capacity, has warranted or otherwise made any representations concerning any Released Claim (including any representation or warranty concerning the existence, non-existence, validity, or invalidity of any Released Claim).  Notwithstanding the foregoing, nothing contained in this Indenture is intended to impair or otherwise derogate from any of the representations, warranties, or covenants expressly set forth in this Indenture or any of the Definitive Documents.

SECTION 12.4.            Release of Unknown Claims.  Each of the Releasing Parties hereby expressly acknowledges that although ordinarily a general release may not extend to any Released Claims which the Releasing Party does not know or suspect to exist in its favor, which if known by it may have materially affected its settlement with the party released, it has carefully considered and taken into account in determining to enter into the releases set forth under Article XII the possible existence of such unknown losses or claims.  Without limiting the generality of the foregoing, each Holder, by its holding of a Note, and, on behalf of each Company Releasing Party, the Issuers and Subsidiary Guarantors, expressly waive and relinquish any and all rights such Releasing Party may have or conferred upon it under any federal, state, or local statute, rule, regulation, or principle of common law or equity which provide that a release does not extend to claims which the claimant does not know or suspect to exist in its favor at the time of providing the releases set forth under Article XII or which may in any way limit the effect or scope of such releases with respect to the Released Claims, which such Releasing Party did not know or suspect to exist in such Releasing Party’s favor at the time of providing such releases, which in each case if known by it may have materially affected its settlement with any Released Party, including any rights under Section 1542 of the California Civil Code or any analogous applicable state or federal law or regulation. Each of the Releasing Parties hereby expressly acknowledges that the releases and covenants not to sue contained in this Indenture are effective regardless of whether those released matters or Released Claims are presently known or unknown, suspected or unsuspected, or foreseen or unforeseen.

To the extent that the releases set forth above include releases to which Section 1542 of the California Civil Code or similar provisions of other applicable law applies, it is the intention of each Holder (in its capacity as a holder of the Notes) and each Company Releasing Party that the releases described under Article XII are to be effective as a bar to any and all Claims and Causes of Action of whatsoever character, nature and kind, known or unknown, suspected or unsuspected specified in this Indenture.  In furtherance of this intention, each Holder (in its capacity as a holder of the Notes) and each Company Releasing Party hereto expressly waives any and all rights and benefits conferred upon them by the provisions of Section 1542 of the California Civil Code or similar provisions of applicable law, which are as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Each Holder (in its capacity as a holder of the Notes), and each Company Releasing Party acknowledges that the foregoing waiver of the provisions of Section 1542 of the California Civil Code was bargained for separately.  Thus, notwithstanding the provisions of Section 1542 of the California Civil Code, and for the purpose of implementing a full and complete release and discharge of the Released Parties, each Holder (in its capacity as a holder of the Notes) and each Company Releasing Party expressly acknowledges that this Indenture is intended to include in its effect all of the Claims, Causes of Action and liabilities which the Releasing Parties and each Holder (in its capacity as a holder of the Notes) does not know or suspect to exist in their favor as of the Effective Date, and this Indenture contemplates extinguishment of all such Claims, Causes of Action and liabilities.

SECTION 12.5.            Covenant to Refrain from Certain Actions.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS INDENTURE, FROM AND AFTER THE EFFECTIVE DATE, EACH OF THE RELEASING PARTIES HEREBY AGREES AND COVENANTS NOT TO, AND SHALL NOT, AND SHALL NOT ASSIST OR OTHERWISE AID ANY OTHER PERSON TO, (A) COMMENCE OR CONTINUE, IN ANY MANNER OR IN ANY PLACE, ANY SUIT, ACTION, OR OTHER PROCEEDING; (B) ENFORCE, ATTACH, COLLECT, OR RECOVER IN ANY MANNER ANY JUDGMENT, AWARD, DECREE, OR ORDER; (C) CREATE, PERFECT, OR ENFORCE ANY LIEN OR ENCUMBRANCE; (D) ASSERT A SETOFF, RIGHT OF SUBROGATION, OR RECOUPMENT OF ANY KIND; (E) COMMENCE OR CONTINUE IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND, OR (F) ASSIGN, TRANSFER, OR OTHERWISE DISPOSE OF ANY CLAIM OR CAUSE OF ACTION, IN EACH CASE, ON ACCOUNT OF OR WITH RESPECT TO ANY RELEASED CLAIM OR ANY CLAIM OR CAUSE OF ACTION THAT WILL BE A RELEASED CLAIM ON THE EFFECTIVE DATE. NOTHING IN THIS INDENTURE SHALL OR BE DEEMED TO

(OR IS INTENDED TO) LIMIT ANY OF THE STAKEHOLDER RELEASING PARTIES’ RIGHTS, OR THE COMPANY RELEASING PARTIES’ RIGHTS, AS APPLICABLE, TO ASSERT OR PROSECUTE ANY AFFIRMATIVE DEFENSES OR OTHERWISE RAISE ANY DEFENSE OR TAKE ANY ACTION TO DEFEND ITSELF OR THEMSELVES, INCLUDING ANY DEFENSE AVAILABLE UNDER THE BANKRUPTCY CODE, IN CONNECTION WITH ANY CLAIM OR CAUSE OF ACTION (WHETHER DIRECT OR INDIRECT) BROUGHT BY ANY PERSON RELATING TO ANY OF THE CLAIMS OR CAUSES OF ACTION ARISING FROM, IN WHOLE OR IN PART, THE RELEASED CLAIMS OR (X) THE FORMULATION, PREPARATION, DISSEMINATION, NEGOTIATION, OR FILING OF THIS INDENTURE, THE DEFINITIVE DOCUMENTS, OR ANY RECAPITALIZATION TRANSACTION, CONTRACT, INSTRUMENT, RELEASE, OR OTHER AGREEMENT OR DOCUMENT CREATED OR ENTERED INTO IN CONNECTION WITH THIS INDENTURE OR THE DEFINITIVE DOCUMENTS, AND (Y) THE PURSUIT OF CONSUMMATION, THE ADMINISTRATION AND IMPLEMENTATION OF THE RECAPITALIZATION TRANSACTIONS, INCLUDING THE ISSUANCE OR DISTRIBUTION OF SECURITIES IN CONNECTION THEREWITH.

SECTION 12.6.            Turnover of Subsequently Recovered Assets.  Subject to the occurrence of the Effective Date, in the event that the Trustee, the Issuers, Subsidiary Guarantors or any Releasing Party (including any successor or assignee thereof) receives any funds, property, or value on account of any Claims, Causes of Action, or litigation against Parent or the MYT Entities (or any direct or indirect parent company of such entities) arising from the MyTheresa Designation or the MyTheresa Distribution (collectively, the “Specified Claims”), the Trustee, the Notes Collateral Agent, the Issuers, Subsidiary Guarantors or such Releasing Party shall promptly turn over and assign any such funds, property, or value (including any Equity Securities in any of the MYT Entities or proceeds of such Equity Securities, or any increased recoveries resulting therefrom) to, at the election of Parent, Parent or the applicable MYT Entity.  Parent or the applicable MYT Entity shall distribute any such recoveries turned over or assigned to it in accordance with the MYT Waterfall, to the extent applicable.  Notwithstanding anything to the contrary contained in this Indenture (but subject to the immediately following paragraph below), Parent shall be entitled to enforce the provisions of this paragraph on behalf of Parent or any MYT Entity.  The Releasing Parties, the Issuers and Subsidiary Guarantors, the Trustee and the Notes Collateral Agent will be bound by the provisions set forth under this Section 12.6 notwithstanding the nature of any Claim, Cause of Action, or litigation relating to the Recapitalization Transactions or any judgment or order entered on any such Claim, Cause of Action or litigation.

Notwithstanding anything to the contrary contained in this Indenture, (i) the immediately foregoing paragraph will only apply to the Stakeholder Releasing Parties in their capacities as Holders with respect to Notes that they hold, the Trustee in its capacity as Trustee, the Notes Collateral Agent in its capacity as Notes Collateral Agent and each of the Company Releasing Parties in their capacities as Issuers or Subsidiary Guarantors, and will not, for the avoidance of doubt, apply to any Releasing Party in its capacity as a provider of debtor in possession or any similar financing and

(ii) to the extent a Releasing Party receives consideration on account of a Claim secured by assets or property of any Company Party or its subsidiaries (other than, for the avoidance of doubt, the Specified Claims or any such assets or property contributed to or otherwise obtained by any Company Party or its subsidiaries on account of the Specified Claims), such consideration will not be subject to the immediately foregoing paragraph.

SECTION 12.7.            Definitions.  The capitalized terms below shall have the following meanings as used in this Article XII.

“Bankruptcy Code” means Title 11, United States Code, or any similar Federal or state law for the relief of debtors.

“Causes of Action” means any action, Claim, cause of action, controversy, demand, right, action, lien, indemnity, interest, guaranty, suit, obligation, liability, damage, judgment, account, defense, offset, power, privilege, and license of any kind or character whatsoever, whether known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on, or after the Effective Date, in contract or in tort, in law (whether local, state, or federal U.S. or non-U.S. law) or in equity, or pursuant to any other theory of local, state, or federal U.S. or non-U.S. law. For the avoidance of doubt, “Cause of Action” includes: (a) any right of setoff, counterclaim, or recoupment and any Claim for breach of contract or for breach of duties imposed by law or in equity; (b) any Claim based on or relating to, or in any manner arising from, in whole or in part, tort, breach of contract, breach of fiduciary duty, fraudulent transfer or fraudulent conveyance or voidable transaction law, violation of local, state, or federal or non-U.S. law or breach of any duty imposed by law or in equity, including securities laws, negligence, and gross negligence; (c) any Claim pursuant to section 362 or chapter 5 of the title 11 of the United States Code or similar local, state, or federal U.S. or non-U.S. law; (d) any Claim or defense including fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the title 11 of the United States Code; (e) any state or foreign law pertaining to actual or constructive fraudulent transfer, fraudulent conveyance, or similar Claim; and (f) any “lender liability” or equitable subordination claims or defenses.

“Claim” means any (a) right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured; or (b) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or  unsecured.

“Commitment Letter” means that certain Backstop Commitment Letter, dated March 25, 2019, by and among the Sponsors and the Ad Hoc Committee of Unsecured Noteholders.

“Company Releasing Party” means each of the Company Parties and, to the maximum extent permitted by law, each of the Company Parties on behalf of its Related Parties.

“Consenting Noteholders” means the holders of, nominees, investment managers, advisors or subadvisors to funds and/or accounts, or trustees of trusts, that hold certain of the Notes that agreed to be bound by the terms and conditions of the Transaction Support Agreement.

“Definitive Documents” means all of the definitive documents implementing the Recapitalization Transactions, including (i) the material documents governing the Notes (including this Indenture), (ii) the material documents governing the Third Lien Notes (including the Third Lien Notes Indentures), (iii) the material documents governing the MYT Holdco Series A Preferred Stock and the MYT Holdco Series B Preferred Stock (including the applicable Certificates of Designation and material organizational documents), and (iv) the Extended Term Loan Agreement, and (v) all other material customary documents delivered in connection with transactions of this type (including any and all material documents necessary to implement the Recapitalization Transactions).

“Effective Date” means the date of consummation of the Recapitalization Transactions (no later than 11:59 p.m. Eastern Standard Time).

“Entity” means any Person, individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Body or any agency or political subdivision of any Governmental Body, or any other entity, whether acting in an individual, fiduciary, or other capacity.

“Equity Security” means, collectively, the shares (or any class of shares), common stock, capital stock, treasury stock, preferred stock, limited liability company interests, and any other equity, ownership, or profits interests, and options, warrants, rights, or other securities or agreements to acquire, purchase, or subscribe for, or which are convertible into the shares (or any class of shares) of, common stock, capital stock, treasury stock, preferred stock, limited liability company interests, or other equity, ownership, or profits interests (in each case whether or not arising under or in connection with any employment agreement or whether or not vested).

“Governmental Body” means any U.S. or non-U.S. federal, state, municipal, or other government, or other department, commission, board, bureau, agency, public authority, or instrumentality thereof, or any other U.S. or non-U.S. court or arbitrator.

“Holder” means the Person in whose name a Note is registered; provided that it may include the “beneficial owner” of an interest in a Note.

“Nancy Transaction” means, collectively, (a) the formation of Nancy Holdings LLC, a Delaware limited liability company, (b) all designations prior to the

TSA Execution Date by any Company Party or any of its Related Parties of Nancy Holdings LLC as an “unrestricted” subsidiary under the Original Indenture, the Pre-Transactions Term Loan Agreement, or the ABL Credit Agreement (as in effect immediately prior to the Effective Date), (c) all contributions, investments, conveyances, or transfers of any real properties or any interests associated with such real properties by any Company Party or any of its Related Parties in or to Nancy Holdings LLC prior to the TSA Execution Date, (d) all leases of real properties or any interests associated with such real properties between Nancy Holdings LLC as lessor, and any Company Party as lessee, entered into prior to the TSA Execution Date, and (e) all acts or omissions taken prior to the Effective Date by any Company Party or any of its Related Parties in structuring, implementing, or effectuating the foregoing.

“Original Indenture” means, with respect to the 8.00% Third Lien Notes, the Indenture, dated as of October 21, 2013, as supplemented by the First Supplemental Indenture, dated October 25, 2013 (as amended, supplemented, waived or otherwise modified) governing the 8.000% Senior Cash Pay Notes due 2021 and, with respect to the 8.75% Third Lien Notes, the 8.750%/9.500% Senior PIK Toggle Notes Indenture, dated as of October 21, 2013 and the 8.000% Senior Cash Pay Notes Indenture, dated as of October 21, 2013, among Mariposa Merger Sub LLC and Borrower, Inc. as issuers, and U.S. Bank National Association, as trustee.

“Recapitalization Transactions” means the consensual recapitalization of certain of the Company Parties’ outstanding indebtedness and equity interests consisting of the entry into the Extended Term Loan Agreement, the consummation of the Exchange Offers, the issuance of the Notes and the Third Lien Notes and the issuance of the MYT Holdco Series A Preferred Stock and the MYT Holdco Series B Preferred Stock on terms and conditions consistent with the Transaction Support Agreement.

“Related Parties” means, with respect to any Entity, such Entity’s predecessors, successors, assigns, and present and former Affiliates (whether by operation of law or otherwise) and Subsidiaries, and each of their respective managed accounts or funds or investment vehicles, and each of their respective current and former equity holders, officers, directors, managers principals, shareholders, members, partners, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors, and other professionals, in each case acting in such capacity. For the avoidance of doubt, the MYT Entities are Related Parties of the Sponsors; provided, however, that any Related Party of a Holder is subject to and bound by the terms of the mutual releases set forth under this Indenture only to the extent that a Holder, acting in its capacity as a Holder, has the authority to bind such Related Party.

“Released Claim” means, with respect to any Releasing Party, any Claim, Cause of Action, or any other debt, obligation, right, suit, damage, judgment, action, remedy, or liability which is released by such Releasing Party described under Article XII.

“Released Party” means, collectively, (a) each of the Company Parties, (b) each of the Consenting Noteholders, (c) the Sponsors, (d) the Trustee, (e) the Notes Collateral Agent and (f) the Related Parties of each of the foregoing Persons in clauses (a), (b) and (c) of this definition.

“Releasing Party” means collectively, (a) the Stakeholder Releasing Parties and (b) the Company Releasing Parties.

“Sponsor” means, any of Ares Corporate Opportunities Fund III, L.P., Ares Corporate Opportunities Fund IV, L.P., the Canada Pension Plan Investment Board and any of their respective Affiliates and funds or partnerships managed or advised by any of them or any of their respective Affiliates, but not including any operating portfolio company of any of the foregoing.

“Stakeholder Releasing Party” means to the maximum extent permitted by law, (i) each Holder (in its capacity as a holder of Notes) and (ii) each of the Sponsors on behalf of their respective Related Parties.

“TSA Execution Date” means March 25, 2019, the date on which the Transaction Support Agreement was executed.

ARTICLE XIII

Miscellaneous

SECTION 13.1.            Notices.

Notices given to Holders by first-class mail, postage prepaid, will be deemed given five calendar days after mailing.  Notices from Holders given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing.  Notices from Holders personally delivered will be deemed given at the time delivered by hand.  Notices from Holders given by publication will be deemed given on the first day on which publication is made and notices from Holders given by facsimile will be deemed given when receipt is acknowledged.  Notices from Holders given by overnight air courier guaranteeing next day delivery will be deemed given the next Business Day after timely delivery to the courier.  Notices from the Issuer or Trustee or Notes Collateral Agent to Holders will be deemed given at the time delivered electronically in accordance with the Applicable Procedures of the Depositary.

Any notice or communication will be in writing and delivered in person, by facsimile or mailed by first-class mail addressed as follows:

if to the Issuers or any Subsidiary Guarantor:

Neiman Marcus Group LTD LLC
The Neiman Marcus Group LLC
Mariposa Borrower, Inc.
The NMG Subsidiary LLC

c/o Ares Management
2000 Avenue of the Stars, 12th Floor
Los Angeles, CA 90067
Facsimile: (310) 201-4170
Attention: Dennis Gies; Eric Waxman; Andrew Paik

Email: gies@aresmgmt.com; ewaxman@aresmgmt.com; apaik@aresmgmt.com

With copies to:

Neiman Marcus Group LTD LLC
One Marcus Square
1618 Main Street
Dallas, TX 75201
Facsimile: (214) 743-7611
Attention: Tracy M. Preston

Email: Tracy_Preston@neimanmarcus.com

Kirkland & Ellis
2029 Century Park East

Los Angeles, CA 90067

Facsimile: (310) 552-5900

Attention: Philippa Bond, P.C.; David M. Nemecek, P.C.

Email: pippa.bond@kirkland.com; david.nemecek@kirkland.com

if to the Trustee:

Ankura Trust Company, LLC
140 Sherman Street, Fourth Floor,

Fairfield, CT 06824

Facsimile: (475) 282-3450

Attention: Lisa Price

With copies to:

Hogan Lovells US LLP

390 Madison Avenue

New York, NY 10017

Attention: Robert A. Ripin

if to the Notes Collateral Agent:

Ankura Trust Company, LLC
140 Sherman Street, Fourth Floor,

Fairfield, CT 06824

Facsimile: (475) 282-3450

Attention: Lisa Price

With copies to:

Hogan Lovells US LLP

390 Madison Avenue

New York, NY 10017

Attention: Robert A. Ripin

The Issuers or the Trustee or the Notes Collateral Agent by notice to the other may designate additional or different addresses for subsequent notices or communications.

Any notice or communication mailed to a Holder will be mailed to the Holder at the Holder’s address as it appears on the registration books of the Registrar and will be sufficiently given if so mailed within the time prescribed.  Any notice or communication will also be so mailed or delivered to any Person described in TIA § 313(c), to the extent required by the TIA.

Failure to deliver a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.  If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

The Trustee and the Notes Collateral Agent agree to accept and act upon instructions or directions pursuant to this Indenture sent by unsecured e-mail, facsimile transmission or other similar unsecured electronic methods.  If the party elects to give the Trustee or the Notes Collateral Agent e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee or the Notes Collateral Agent in its discretion elects to act upon such instructions, the Trustee’s or the Notes Collateral Agent’s understanding of such instructions will be deemed controlling.  The Trustee and the Notes Collateral Agent will not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s or the Notes Collateral Agent’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction.  The party providing electronic instructions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee or the Notes Collateral Agent, including without limitation the risk of the Trustee or the Notes Collateral Agent acting on unauthorized instructions, and the risk or interception and misuse by third parties.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption or purchase) to a Holder of a Global Note (whether by mail or otherwise), such notice will be sufficiently given if delivered or caused to be delivered electronically in accordance with the Applicable Procedures of the Depositary.

SECTION 13.2.            Certificate and Opinion as to Conditions Precedent.  Upon any request or application by the Issuers to the Trustee to take or refrain from taking any action under this Indenture (except in connection with (x) the original issuance of Notes on the date hereof and (y), with respect to clause (b) below, the execution of any amendment or supplement adding a new Guarantor under this Indenture), the Issuers will furnish to the Trustee:

(a)           an Officer’s Certificate in form reasonably satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b)           an Opinion of Counsel in form reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

SECTION 13.3.            Statements Required in Certificate or Opinion.  Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) will comply with the provisions of TIA § 314(e) and also will include:

(a)           a statement that the individual making such certificate or opinion has read such covenant or condition;

(b)           a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)           a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d)           a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.

In giving such Opinion of Counsel, counsel may rely as to factual matters on an Officer’s Certificate or on certificates of public officials.

SECTION 13.4.            Rules by Trustee, Paying Agent and Registrar.  The Trustee may make reasonable rules for action by, or a meeting of, Holders.  The Registrar and the Paying Agent may make reasonable rules for their functions.

SECTION 13.5.            Days Other than Business Days.  If a payment date is not a Business Day, payment will be made on the next succeeding day that is a Business Day, and no interest will accrue for the intervening period.  If a regular Record Date is not a Business Day, the Record Date will not be affected.

SECTION 13.6.            Governing Law.  This Indenture, the Notes and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of laws principles of any jurisdiction.

SECTION 13.7.            Jurisdiction and Service.  In relation to any legal action or proceedings arising out of or in connection with this Indenture, the Notes or the Guarantees, each Subsidiary Guarantor that is organized under laws other than those of the United States or a state or territory thereof or the District of Columbia hereby (a) irrevocably submits to the jurisdiction of the federal and state courts in the Borough of Manhattan in the City, County and State of New York, United States (b) waives, to the fullest extent permitted by law, any objection to any suit, action or proceeding that may be brought in connection with this Indenture, the Notes or the Guarantees in such courts on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum, (c) designates and appoints Issuer as their authorized agent upon which process may be served in any such suit, action or proceeding that may be instituted in any such court, and (d) agrees that service of any process, summons, notice or document by U.S. registered mail addressed to the Issuer, with written notice of said service to such Person at the address of the Issuer set forth in Section 13.1, will be effective service of process for any such legal action or proceeding brought in any such court.

SECTION 13.8.            Waiver of Jury Trial.  EACH OF THE ISSUERS, THE SUBSIDIARY GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE NOTES DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

SECTION 13.9.            No Recourse Against Others.  No manager, managing director, incorporator, director, officer, employee or holder of any Equity Interests of the Issuer, Corporate Co-Issuer, any Subsidiary or any direct or indirect parent of the Issuer, as such, will have any liability for any obligations of the Issuers or any Subsidiary Guarantor under the Notes, the Subsidiary Guarantees or this Indenture or for any claim based on, in respect of or by reason of such obligations or their creation.  By accepting a Note, each Holder will waive and release all such liability.  The waiver and release will be part of the consideration for the issuance of the Notes.  This waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

SECTION 13.10.         Successors.  All agreements of the Issuers and each Subsidiary Guarantor in this Indenture and the Notes will bind their respective successors.  All agreements of the Trustee in this Indenture will bind its successors.

SECTION 13.11.         Multiple Originals.  The parties may sign any number of copies of this Indenture.  Each signed copy will be an original, but all of them together represent the same agreement.  Delivery of an executed counterpart of a signature page to this

Indenture by telecopier, facsimile or other electronic transmission (i.e. a “pdf” or “tif”) will be effective as delivery of a manually executed counterpart thereof.  One signed copy is enough to prove this Indenture.

SECTION 13.12.         Variable Provisions.  The Issuers initially appoint the Trustee as Paying Agent and Registrar.

SECTION 13.13.         Table of Contents; Headings.  The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and will not modify or restrict any of the terms or provisions hereof.

SECTION 13.14.         Force Majeure.  In no event will the Trustee or any Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee will use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

SECTION 13.15.         USA Patriot Act.  The parties hereto acknowledge that in accordance with Section 326 of the USA Patriot Act the Trustee, the Agents and the Trust Officers, like all financial institutions and in order to help fight the funding of terrorism and money laundering, are required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account.  The parties to this agreement agree that they will provide the Trustee, the Agents and the Trust Officers with such information as they may request in order to satisfy the requirements of the USA Patriot Act.

SECTION 13.16.         Communication by Holders with Other Holders.  Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes.  The Issuers, the Trustee, the Registrar and anyone else will have the protection of TIA § 312(c).

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the date first above written.

NEIMAN MARCUS GROUP LTD LLC,
as the Issuer

By:	/s/ Tracy M. Preston
	Name:	Tracy M. Preston
	Title:	Senior Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer

MARIPOSA BORROWER, INC.,
as Corporate Co-Issuer

By:	/s/ Tracy M. Preston
	Name:	Tracy M. Preston
	Title:	Vice President and Secretary

THE NMG SUBSIDIARY LLC,
as New Co-Issuer Subsidiary

By:	/s/ Tracy M. Preston
	Name:	Tracy M. Preston
	Title:	Vice President and Secretary

THE NEIMAN MARCUS GROUP LLC,
as LLC Co-Issuer

By:	/s/ Tracy M. Preston
	Name:	Tracy M. Preston
	Title:	Senior Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer

[Signature Page to Second Lien Notes Indenture]

GUARANTORS

BERGDORF GOODMAN INC.
BERGDORF GRAPHICS, INC.
BG PRODUCTIONS, INC.
NM BERMUDA, LLC
NM FINANCIAL SERVICES, INC.
NM NEVADA TRUST
NMGP, LLC
WORTH AVENUE LEASING COMPANY

By:	/s/ Tracy M. Preston
Name:	Tracy M. Preston
Title:	Vice President and Secretary

NMG GLOBAL MOBILITY, INC.

By:	/s/ Tracy M. Preston
Name:	Tracy M. Preston
Title:	Vice President, General Counsel and Secretary

NEMA BEVERAGE CORPORATION
NEMA BEVERAGE HOLDING
CORPORATION
NEMA BEVERAGE PARENT
CORPORATION

By:	/s/ Tracy M. Preston
Name:	Tracy M. Preston
Title:	President

[Signature Page to Second Lien Notes Indenture]

GUARANTORS

NMG CALIFORNIA SALON LLC
NMG FLORIDA SALON LLC
NMG SALONS LLC
NMG TEXAS SALON LLC

By:	/s/ Tracy M. Preston
Name:	Tracy M. Preston
Title:	Senior Vice President and General Counsel

NMG SALON HOLDINGS LLC

By:	/s/ Tracy M. Preston
Name:	Tracy M. Preston
Title:	Chief Executive Officer and President

[Signature Page to Second Lien Notes Indenture]

GUARANTORS

NMG TERM LOAN PROPCO LLC
NMG NOTES PROPCO LLC

By:	/s/ Tracy M. Preston
Name:	Tracy M. Preston
Title:	Vice President and Secretary

[Signature Page to Second Lien Notes Indenture]

NM ENTITIES

MYT PARENT CO.
MYT HOLDING CO.
MYT INTERMEDIATE HOLDING CO.

By:	/s/ Tracy M. Preston
Name:	Tracy M. Preston
Title:	Vice President and Secretary

[Signature Page to Second Lien Notes Indenture]

ANKURA TRUST COMPANY, LLC,
as Trustee and Notes Collateral Agent

By:	/s/ Lisa Price
	Name:	Lisa Price
	Title:	Managing Director

[Signature Page to Second Lien Notes Indenture]

EXHIBIT A

[FORM OF FACE OF NOTE]

Global Note Legend, if applicable

Guarantor Legend, if applicable
Private Placement Legend, if applicable
Temporary Regulation S Legend, if applicable

OID Legend, if applicable

No. [ ]	Principal Amount
$[ ],
as revised by the Schedule of Increases or Decreases in the Global Note attached hereto(2)

CUSIP NO. (3)
[ ](4)

Neiman Marcus Group LTD LLC
The Neiman Marcus Group LLC
Mariposa Borrower, INC.
The NMG Subsidiary LLC

14.0% Second Lien Notes due 2024

Neiman Marcus Group LTD LLC, a Delaware limited liability company, The Neiman Marcus Group LLC, a Delaware limited liability company, Mariposa Borrower, Inc., a Delaware corporation, and The NMG Subsidiary LLC, a Delaware limited liability company promise to pay to Cede & Co., or registered assigns, the initial principal amount set forth on the Schedule of Increases or Decreases in the Global Note attached hereto, as revised by the Schedule of Increases or Decreases in the Global Note attached hereto, on April 25, 2024.

Interest Payment Dates:  April 15 and October 15.

Record Dates:  April 1 and October 1.

Additional provisions of this Note are set forth on the other side of this Note.

(2)  Insert on Global Notes only

(3)  144A —
Reg S —

(4)  Once known, include net amount.

THE NEIMAN MARCUS GROUP LTD LLC, as the Issuer

By:
Name:
Title:

MARIPOSA BORROWER, INC., as Corporate Co-Issuer

By:
Name:
Title:

THE NMG SUBSIDIARY LLC, as New Co-Issuer Subsidiary

By:
Name:
Title:

THE NEIMAN MARCUS GROUP LLC, as LLC Co-Issuer

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF
AUTHENTICATION

ANKURA TRUST COMPANY, LLC

as Trustee, certifies that this is one of the
Notes referred to in the Indenture.

By:
Title: Authorized Signatory
Date:

[FORM OF REVERSE SIDE OF NOTE]
14.0%  Second Lien Notes due 2024

1.                                      Interest

Neiman Marcus Group LTD LLC, a Delaware limited liability company (the “Issuer”), and The Neiman Marcus Group LLC, a Delaware limited liability company (the “LLC Co-Issuer”), Mariposa Borrower, Inc., a Delaware corporation (the “Corporate Co-Issuer”), and The NMG Subsidiary LLC, a Delaware limited liability company (the “New Co-Issuer Subsidiary” and, together with the Corporate Co-Issuer and the LLC Co-Issuer and their successors and assigns under the Indenture hereinafter referred to, the “Co-Issuers” and, together with the Issuer, the “Issuers”) promise to pay interest on the principal amount of this Note at the rate per annum shown above.  The Issuers will pay interest semiannually on April 15 and October 15 of each year, with the first interest payment to be made on October 15, 2019.(5)  Interest on the Notes will accrue from the most recent date to which interest has been paid on the Notes or, if no interest has been paid, from June 7, 2019.(6)  Interest on the Notes will accrue at (1) an annual rate of 8.00 % payable in cash (“Cash Interest”), plus (2) an annual rate of 6.00% (the “PIK Interest”) payable by increasing the principal amount of the outstanding Notes represented by one or more book entry Notes or Global Notes or, with respect to Notes represented by individual certificates, if any, by issuing additional notes (each, a “PIK Interest Note”), in certificated form, in each case by rounding down to the nearest $1.00.  The Issuers will pay interest on overdue principal or premium, if any (plus interest on such interest to the extent lawful), at the rate borne by the Notes to the extent lawful.  Interest will be computed on the basis of a 360-day year of twelve 30-day months.  The Issuers will pay interest on overdue principal at 2.0% per annum in excess of the above rate and will pay interest on overdue installments of interest at such higher rate to the extent lawful.

2.                                      Method of Payment

By no later than 3:00 p.m. (New York City time) on the Business Day prior to the date on which any principal of, premium, if any, or interest on any Note is due and payable, the Issuers will irrevocably deposit with the Trustee or the Paying Agent money sufficient to pay such principal, premium, if any, and/or interest.  The Issuers will pay interest (except Defaulted Interest) to the Persons who are registered Holders at the close of business on the April 1 and October 1 next preceding the Interest Payment Date.  Holders must surrender Notes to a Paying Agent to collect principal payments.  The Issuers will pay principal, premium, if any, and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts.  Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) will be made by the Paying Agent by the transfer

(5)  With respect to the Initial Notes.

(6)  With respect to the Initial Notes.

of immediately available funds to the accounts specified by the Depositary.  Payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders, provided that payment by wire transfer of immediately available funds will be required with respect to principal of, interest and premium, if any, on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Paying Agent by no later than the record date for such payment.  The Issuers will make all payments in respect of a Definitive Note (including principal, premium, if any, and interest) through the Paying Agent by mailing a check to the registered address of each Holder thereof.

3.                                      Paying Agent and Registrar

Initially, Ankura Trust Company, LLC, duly organized and existing under the laws of the State of Delaware and having a Corporate Trust Office at 140 Sherman Street, Fourth Floor, Fairfield, CT 06824 (“Trustee”), will act as Paying Agent and Registrar.  The Issuers may appoint and change any Paying Agent, Registrar or co-registrar without notice to any Holder.  The Issuers or any of their Subsidiaries may act as Paying Agent, Registrar or co-registrar.

4.                                      Indenture

The Issuers issued the Notes under an Indenture dated as of June 7, 2019 (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Indenture”), among the Issuers and the Trustee.  The terms of the Notes include those stated in the Indenture.  Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture.  The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of those terms.  To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture will govern and be controlling.

The Notes are senior unsubordinated obligations of the Issuers.  This Note is one of the 14.0% Second Lien Notes due 2024 referred to in the Indenture.

5.                                      Guarantee

To guarantee the due and punctual payment of the principal, premium, if any, and interest (including post-filing or post-petition interest) on the Notes and all other Guaranteed Obligations when and as the same will be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, the Subsidiary Guarantors will unconditionally Guarantee, jointly and severally, such Guaranteed Obligations pursuant to and subject to the limitations described in Article X of the Indenture.

6.                                      Security

The Indenture Obligations of the Issuers and the Guarantors are secured by Liens on the Collateral pursuant to the terms of the Security Documents.  The actions of the Trustee, the Notes Collateral Agent and the Holders and the application of proceeds from the enforcement of any remedies with respect to such Collateral are limited pursuant to the terms of the Security Documents and the Intercreditor Agreements.

7.                                      Optional Redemption

(a)           On and after the First Call Date, the Issuers may redeem the Notes, at their option, in whole at any time or in part from time to time, upon notice as described in Section 5.4 of the Indenture, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to (but not including) the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on June 7(7) of the years set forth below:

Year	Percentage
2021	107.000%
2022 and thereafter	100.000%

(b)           In addition, prior to the First Call Date, the Issuers may redeem the Notes at their option, in whole at any time or in part from time to time, upon notice as described under Section 5.4 of the Indenture at a redemption price equal to 100.0% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to (but not including) the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

(c)           The Notes will be subject to the Call Right Redemption pursuant to Section 5.9 of the Indenture.

(d)           In connection with any redemption of Notes, any such redemption may, at the Issuers’ discretion, be subject to one or more conditions precedent as provided in Section 5.4 of the Indenture.

(d)           Unless the Issuers default in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable Redemption Date.

(e)           Any redemption pursuant to this paragraph 7 will be made pursuant to the provisions of Article V of the Indenture.

(7)  With respect to the Initial Notes.

8.                                      Change of Control; Asset Sales

(a)           If a Change of Control occurs, Holders of the Notes may have the right to cause the Company to offer to repurchase the Notes as provided in Section 3.9 of the Indenture.

(b)           In the event of an Asset Sale, Holders of the Notes may have the right to cause the Company to offer to repurchase the Notes as provided in Sections 3.7 and 5.8 of the Indenture.

9.                                      Intercreditor Agreements

By accepting a Note, each Holder is authorizing the Trustee and the Notes Collateral Agent to enter into the Junior Lien Intercreditor Agreement and the ABL Intercreditor Agreement on its behalf. Holders will be permitted to take enforcement action with respect to the Collateral only to the extent permitted under and in accordance with the Junior Lien Intercreditor Agreement and the ABL Intercreditor Agreement.

10.                               Denominations; Transfer; Exchange

The Notes will be issuable only in minimum denominations of $2,000.00 and integral multiples of $1.00 in excess thereof.  A Holder may transfer or exchange Notes in accordance with the Indenture.  The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture.  The Registrar need not register the transfer of or exchange any Notes for a period beginning on the Record Date immediately preceding an Interest Payment Date and ending on such Interest Payment Date.

11.                               Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of it for all purposes, provided that, notwithstanding anything to the contrary in this Note, solely for purposes of determining whether any notice, direction, action to be taken or consent to be given under the Indenture is authorized, provided or given (as the case may be) by a sufficient aggregate principal amount of Notes, an owner of a beneficial interest in a Global Note shall be treated as a Holder, and the Trustee shall accept reasonable evidence of such beneficial interest provided by such owner (which may be in the form of “screenshots” of such owner’s position).

12.                               Unclaimed Money

If money for the payment of the principal of or premium, if any, or interest remains unclaimed for two years, the Trustee or Paying Agent will pay the money back to the Issuers at their request unless an abandoned property law designates another person.  After any such payment, Holders entitled to the money must look only to the Issuers and not to the Trustee for payment.

13.                               Discharge and Defeasance

Subject to certain conditions set forth in the Indenture, the Issuers at any time may terminate some or all of their obligations under the Notes and the Indenture if the Issuers irrevocably deposit in trust with the Trustee money or U.S. Government Obligations (sufficient, without reinvestment, in the opinion of a nationally-recognized certified public accounting firm) for the payment of principal, premium (if any) and interest on the Notes to redemption or maturity, as the case may be.

14.                               Amendment, Waiver

The Indenture and the Notes may be amended or waived as set forth in Article IX of the Indenture.

15.                               Defaults and Remedies

Events of Default will be as set forth in Article VI of the Indenture.

Holders may only enforce the Indenture or the Notes as provided in the Indenture.

16.                               Trustee Dealings with the Issuers

Subject to certain limitations set forth in the Indenture, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Issuers or their Affiliates and may otherwise deal with the Issuers or their Affiliates with the same rights it would have if it were not Trustee.

17.                               No Recourse Against Others

No manager, managing director, director, officer, employee, incorporator or Holder of any Equity Interests in the Issuers, any Subsidiary or any Parent Entity, as such, will not have any liability for any obligations of the Issuers or any Subsidiary Guarantor under the Notes, the Indenture or the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation.  By accepting a Note, each Holder waives and releases all such liability.  The waiver and release will be part of the consideration for the issuance of the Notes.  This waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

18.                               Authentication

This Note will not be valid until an authorized signatory of the Trustee (or an authenticating agent acting on its behalf) manually signs the certificate of authentication on the other side of this Note.

19.                               Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entirety), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian) and U/G/M/A (=Uniform Gift to Minors Act).

20.                               CUSIP Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Note Identification Procedures the Issuers have caused CUSIP numbers to be printed on the Notes.  No representation is made as to the accuracy of such numbers as printed on the Notes and reliance may be placed only on the other identification numbers placed thereon.

21.                               Successor Entity

When a successor entity assumes, in accordance with the Indenture, all the obligations of its predecessor under the Notes and the Indenture, and immediately before and thereafter no Default or Event of Default exists and all other conditions of the Indenture are satisfied, the predecessor entity will be released from those obligations.

22.                               Governing Law

This Note will be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of laws principles of any jurisdiction that would indicate the applicability of the law of any other jurisdiction.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint                    agent to transfer this Note on the books of the Issuers.  The agent may substitute another to act for him.

Date:	Your Signature:

Signature Guarantee:
(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Note.

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to SEC Rule 17Ad-15.

[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The initial principal amount of the Note will be $ [                   ].  The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount in increase in Principal amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuers pursuant to Section 3.7 or 3.9 of the Indenture, check the box:

☐	☐
3.7	3.9

If you want to elect to have only part of this Note purchased by the Issuers pursuant to Section 3.7 or 3.9 of the Indenture, state the amount in principal amount (must be in denominations of $2,000.00 or integral multiples of $1.00 in excess thereof): $

Date:	Your Signature:
(Sign exactly as your name appears on the other side of the Note)

Signature Guarantee:
(Signature must be guaranteed)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to SEC Rule 17Ad-15.

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

Neiman Marcus Group LTD LLC
The Neiman Marcus Group LLC
Mariposa Borrower, Inc.
The NMG Subsidiary LLC
One Marcus Square
1618 Main Street
Dallas, TX 75201
Facsimile: [•]
Attention: [•]

Ankura Trust Company, LLC
140 Sherman Street, Fourth Floor

Fairfield, CT 06824
Facsimile: [•]
Attention:  Lisa Price

Re:                             % Second Lien Notes due 2024
(CUSIP                        )

Reference is hereby made to the Indenture, dated as of June 7, 2019, as amended or supplemented from time to time (this “Indenture”), among Neiman Marcus Group LTD LLC, a Delaware limited liability company (the “Issuer”), and The Neiman Marcus Group LLC, a Delaware limited liability company (the “LLC Co-Issuer”), Mariposa Borrower, Inc., a Delaware corporation (the “Corporate Co-Issuer”), and The NMG Subsidiary LLC, a Delaware limited liability company (the “New Co-Issuer Subsidiary” and, together with the Corporate Co-Issuer and the LLC Co-Issuer, the “Co-Issuers” and, together with the Issuer, the “Issuers”), and ANKURA TRUST COMPANY, LLC, as trustee (in such capacity, the “Trustee”) and as collateral agent (in such capacity, the “Notes Collateral Agent”).  Capitalized terms used but not defined herein will have the meanings given to them in the Indenture.

                                 (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $     in such Note[s] or interests (the “Transfer”), to             (the “Transferee”), as further specified in Annex A hereto.  In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1.                                      ☐                                    Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Definitive Note pursuant to Rule 144A.  The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the

“Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believed and believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States.  Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Definitive Note and in the Indenture and the Securities Act.

2.                                      ☐                                    Check if Transferee will take delivery of a beneficial interest in the Regulation S Global Note or a Definitive Note pursuant to Regulation S.  The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser).  Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and/or the Definitive Note and in the Indenture and the Securities Act.

3.                                      ☐                                    Check and complete if Transferee will take delivery of a beneficial interest in the Unrestricted Global Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S.  The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a)                                 ☐                                    such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b)                                 ☐                                    such Transfer is being effected to the Issuers or a subsidiary thereof;

or

(c)                                  ☐                                    such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act;

4.                                      ☐                                    Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.

(a)                                 ☐                                    Check if Transfer is pursuant to Rule 144.  (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act.  Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b)                                 ☐                                    Check if Transfer is pursuant to Regulation S.  (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act.  Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or

Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c)                                  ☐                                    Check if Transfer is pursuant to other exemption.  (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act.  Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1.                                      The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)                                 ☐                                    a beneficial interest in the:

(i)                                     ☐                                    144A Global Note (CUSIP [             ]), or

(ii)                                  ☐                                    Regulation S Global Note (CUSIP [             ]), or

(b)                                 ☐                                    a Restricted Definitive Note.

2.                                      After the Transfer the Transferee will hold:

[CHECK ONE]

(a)                                 ☐                                    a beneficial interest in the:

(i)                                     ☐                                    144A Global Note (CUSIP [             ]), or

(ii)                                  ☐                                    Regulation S Global Note (CUSIP [             ]), or

(iii)                               ☐                                    Unrestricted Global Note (CUSIP [             ]), or

(b)                                 ☐                                    a Restricted Definitive Note; or

(c)                                  ☐                                    an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

Neiman Marcus Group LTD LLC
The Neiman Marcus Group LLC
Mariposa Borrower, Inc.
The NMG Subsidiary LLC
One Marcus Square
1618 Main Street
Dallas, TX 75201
Facsimile: [•]
Attention: [•]

Ankura Trust Company, LLC140 Sherman Street, Fourth Floor

Fairfield, CT 06824

Re:                             %  Second Lien Notes due 2024

(CUSIP                        )

Reference is hereby made to the Indenture, dated as of June 7, 2019, as amended or supplemented from time to time (this “Indenture”), among Neiman Marcus Group LTD LLC, a Delaware limited liability company (the “Issuer”), and The Neiman Marcus Group LLC, a Delaware limited liability company (the “LLC Co-Issuer”), Mariposa Borrower, Inc., a Delaware corporation (the “Corporate Co-Issuer”), and The NMG Subsidiary LLC, a Delaware limited liability company (the “New Co-Issuer Subsidiary” and, together with the Corporate Co-Issuer and the LLC Co-Issuer, the “Co-Issuers” and, together with the Issuer, the “Issuers”), and ANKURA TRUST COMPANY, LLC, as trustee (in such capacity, the “Trustee”) and as collateral agent (in such capacity, the “Notes Collateral Agent”).  Capitalized terms used but not defined herein will have the meanings given to them in the Indenture.

                             (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $               in such Note[s] or interests (the “Exchange”).  In connection with the Exchange, the Owner hereby certifies that:

1.                                      Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note.

(a)                                 ☐                                    Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note.  In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b)                                 ☐                                    Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note.  In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c)                                  ☐                                    Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note.  In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(d)                                 ☐                                    Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note.  In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted

Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2.                                      Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes.

(a)                                 ☐                                    Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note.  In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer.  Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b)                                 ☐                                    Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note.  In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] _ 144A Global Note, _ Regulation S Global Note with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States.  Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

EXHIBIT D

Form of Supplemental Indenture

THIS [•] SUPPLEMENTAL INDENTURE, dated as of [•], 20[•] (this “Supplemental Indenture”), is by and among Neiman Marcus Group LTD LLC, a Delaware limited liability company (the “Issuer”), and The Neiman Marcus Group LLC, a Delaware limited liability company (the “LLC Co-Issuer”), Mariposa Borrower, Inc., a Delaware corporation (the “Corporate Co-Issuer”), and The NMG Subsidiary LLC, a Delaware limited liability company (the “New Co-Issuer Subsidiary” and, together with the Corporate Co-Issuer and the LLC Co-Issuer, the “Co-Issuers” and, together with the Issuer, the “Issuers”), and ANKURA TRUST COMPANY, LLC, as trustee (in such capacity, the “Trustee”) and as collateral agent (in such capacity, the “Notes Collateral Agent”).

W I T N E S S E T H

WHEREAS, the Issuers and the Trustee are parties to an indenture dated as of June 7, 2019 (the “Indenture”), providing for the issuance of the Issuers’     % Second Lien Notes due 2024 (the “Notes”);

WHEREAS, Section 3.11 (Additional Guarantors) of the Indenture provides that under certain circumstances the New Guarantors will execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantors will unconditionally guarantee all of the Issuers’ obligations under the Notes and the Indenture on the terms and conditions set forth herein; and

WHEREAS, pursuant to Section 9.1 (Amendments Without Consent of Holders) of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuers, the New Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of themselves and the Holders as follows:

1.                                      Capitalized Terms.  Capitalized terms used herein without definition will have the meanings assigned to them in the Indenture.

2.                                      Agreements to Become Guarantors.  Each of the New Guarantors hereby unconditionally guarantees the Issuers’ obligations for the due and punctual payment of the principal of, premium, if any, and interest on all the Notes, for all payment obligations under the Indenture and the performance and observance of each other obligation and covenant set forth in the Indenture to be performed or observed on the part of the Issuers, on the terms and subject to the conditions set forth in Article X (Guarantees) of the Indenture and agrees to be bound by all other provisions of the Indenture and the Notes applicable to a Subsidiary Guarantor therein.

3.                                      Ratification of Indenture; Supplemental Indenture Part of Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof will remain in full force and effect.  This Supplemental Indenture will form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered will be bound hereby.

4.                                      No Recourse Against Others.  No manager, managing director, director, officer, employee, incorporator or holder of any Equity Interests in the Issuers, any Subsidiary or any Parent Entity, as such, will have any liability for any obligations of the Issuers or the New Guarantors under the Notes, the Indenture, the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder, by accepting a Note, waives and releases all such liability.  This waiver and release are part of the consideration for issuance of the Notes.  This waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

5.                                      Notices.  For purposes of Section 13.1 (Notices) of the Indenture, the address for notices to each of the New Guarantors will be:

Neiman Marcus Group LTD LLC
One Marcus Square
1618 Main Street
Dallas, TX 75201
Facsimile: (214) 743-7611
Attention to: Tracy M. Preston

6.                                      Governing Law.  This Supplemental Indenture will be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of laws principles of any jurisdiction.

7.                                      Counterparts.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy will be an original, but all of them together will represent the same agreement.  Delivery of an executed counterpart of a signature page to this Supplemental Indenture by telecopier, facsimile or other electronic transmission (i.e. a “pdf” or “tif”) will be effective as delivery of a manually executed counterpart thereof.

8.                                      Effect of Headings.  The section headings herein are for convenience only and will not affect the construction hereof.

9.                                      The Trustee and Notes Collateral Agent.  Neither the Trustee nor the Notes Collateral Agent will  be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by each of the New Guarantors.

[remainder of page intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

THE NEIMAN MARCUS GROUP LTD LLC, as the Issuer

By:
Name: [ ]
Title: [ ]

MARIPOSA BORROWER, INC., as Corporate Co-Issuer

By:
Name: [ ]
Title: [ ]

THE NMG SUBSIDIARY LLC, as New Co-Issuer Subsidiary

By:
Name: [ ]
Title: [ ]

THE NEIMAN MARCUS GROUP LLC, as LLC Co-Issuer

By:
Name: [ ]
Title: [ ]

[•], as a New Guarantor

By:
Name: [ ]
Title: [ ]

ANKURA TRUST COMPANY, LLC, as Trustee and Notes Collateral Agent

By:
Name: [ ]
Title: [ ]

EXHIBIT E

FORM OF CALL NOTICE

Neiman Marcus Group LTD LLC
The Neiman Marcus Group LLC
Mariposa Borrower, Inc.
The NMG Subsidiary LLC
One Marcus Square
1618 Main Street
Dallas, TX 75201
Facsimile: [•]
Attention: [•]

Ankura Trust Company, LLC140 Sherman Street, Fourth Floor

Fairfield, CT 06824
Facsimile: [•]
Attention:  Lisa Price

Facsimile: [•]
Attention:  [•]

Re: Exercise of Call Right under the Second Lien Notes Indenture with respect to 14.0% Second Lien Notes due 2024

Reference is hereby made to (i) that certain Credit Agreement, dated as of October 25, 2013 (as amended by (a) that certain Refinancing Amendment, dated as of March 13, 2014 and (b) that certain Extension Amendment and Amendment No. 2 to the Credit Agreement, dated as of June 7, 2019, and as further amended, amended and restated, supplemented, extended, renewed or otherwise modified from time to time, the “Amended Credit Agreement”), by and among Mariposa Intermediate Holdings LLC, Neiman Marcus Group LTD LLC, the Lenders party thereto from time to time, and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent and Collateral Agent and (ii) that certain indenture, dated as of June 7, 2019, among Ankura Trust Company, LLC, the issuers party thereto and the guarantors party thereto from time to time (as amended, restated, supplemented or otherwise modified from time to time, the “Second Lien Notes Indenture”).  Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Amended Credit Agreement, the Amendment, and the Second Lien Notes Indenture, as applicable.

The undersigned 2019 Extending Term Lenders (the “Calling Lenders”) hereby exercise the Call Right pursuant to Section 2.18 of the Amended Credit Agreement and in accordance with Section 5.9 of the Second Lien Notes Indenture, which Call Right shall be consummated on                   , 20   or such other date as the Calling Lenders and the Borrowers may agree, subject to the terms of the Amended Credit Agreement and the Second Lien Notes Indenture (the “Call Date”).

E-1

[NAME OF LENDER](8)

By:
Name:
Title:

(8)  To be signed by Calling Lenders or a representative thereof.

E-2

EXHIBIT F

[FORM OF PROPCO GRANT]

SUBLEASE

THIS SUBLEASE (this “Sublease”) is made and entered into as of the      day of              , 2019, by and between [NMG NOTES PROPCO LLC](9)/[NMG TERM LOAN PROPCO LLC](10), a Delaware limited liability company (hereinafter called “Sublandlord”), and                       , a                       (hereinafter called “Subtenant”);

W I T N E S S E T H:

WHEREAS, Sublandlord is a wholly-owned subsidiary of Subtenant;

WHEREAS, Subtenant was party as tenant to that certain [lease, sublease or sub-sublease], dated [   ] with                   , a                as landlord (“Landlord”), as more particularly described on Exhibit A annexed hereto and made a part hereof  (hereinafter called the “Prime Lease”);

WHEREAS, Subtenant, as the prior tenant under the Prime Lease, leased the demised premises located at                 (the “Leased Premises”);

WHEREAS, Subtenant, as assignor, and Sublandlord, as assignee, entered into an Assignment and Assumption of Lease (the “Assignment”) pursuant to which Subtenant assigned to Sublandlord all of Subtenant’s right, title and interest in and to the leasehold interest in the Prime Lease; and

WHEREAS, Subtenant desires to sublease from Sublandlord, and Sublandlord desires to sublease to Subtenant, the Leased Premises, of which Subtenant is currently in possession and on which Subtenant is currently operating a [Neiman Marcus] [Bergdorf Goodman] store (hereinafter, the “Store”), all upon the terms and subject to the conditions and provisions hereinafter set forth;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, Sublandlord and Subtenant hereby agree as follows:

1.                                      Demise; Use.  Sublandlord hereby leases to Subtenant and Subtenant hereby leases from Sublandlord the Leased Premises for the term and rental and upon the other terms and conditions hereinafter set forth, to be used solely for the purposes permitted under the Prime Lease, including operating the Store in accordance with all operating covenants and requirements (including with respect to trade name) of the Prime Lease.

2.                                      Term.  The term (the “Term”) of this Sublease shall commence on                , 2019 (the “Commencement Date”) and, unless sooner terminated pursuant

(9)  Use for PropCo Assets

(10)  Use for New Term Loan Assets

to the provisions hereof, shall terminate on the earlier of the one-year anniversary of the Commencement Date (such date, and each applicable subsequent anniversary following an extension pursuant to the proviso to this sentence, the “Scheduled Expiry Date”) and the prior termination of the term of the Prime Lease for any reason whatsoever; provided, the Term shall automatically be extended by an additional year after the Scheduled Expiry Date (subject to prior termination of the Prime Lease) if neither party has delivered to the other written notice of its intent to terminate this Sublease at least ten (10) business days prior to the Scheduled Expiry Date.

3.                                      Base Rent.

(a)                                 Subtenant shall pay to Landlord directly on behalf of Sublandlord annual fixed rental (hereinafter called “Base Rent”) for the Leased Premises equal to the [Base Rent] (as defined in the Prime Lease) payable by Sublandlord to Landlord under the Prime Lease.  Base Rent shall be due and payable pursuant to the terms and provisions of the Prime Lease.

(b)                                 All Base Rent and Additional Rent (as defined below) shall be paid directly to Landlord at the address designated under the Prime Lease or by notice from Landlord or at such other place as Sublandlord may designate by notice to Subtenant.

4.                                      Additional Rent; Payments; Interest.

(a)                                 In addition to Base Rent, Subtenant shall also pay to Sublandlord all other charges, costs, expenses, fees and other amounts, including real property taxes and assessments, sewer rents, utilities, common area charges, and percentage or contingent rent, including late payments, interest, and costs and fees of collection, including attorney fees (collectively “Additional Rent”) payable by Sublandlord under the Prime Lease.  Without limiting the foregoing, Subtenant shall maintain and provide to Landlord all reports and accountings with respect to rent, issues and profits and percentage rent of Subtenant with respect to the Leased Premises required under the Prime Lease.

(b)                                 Each amount due pursuant to Subsection 4(a) above and each other amount payable by Subtenant hereunder, unless a date for payment of such amount is provided for elsewhere in this Sublease, shall be due and payable no later than the date on which any such amount is due and payable under the Prime Lease.

(c)                                  All amounts other than Base Rent payable to, or on behalf of, Sublandlord under this Sublease shall be deemed to be additional rent due under this Sublease.  All past due installments of Base Rent and additional rent shall bear interest from the date that is the earlier of the date provided in the Prime Lease for the applicable payment or five (5) business days following receipt of written notice thereof from Sublandlord until paid at the rate per annum equal to the greater of the rate provided in the Prime Lease or three percent (3%) in excess of the Prime Rate (as hereinafter defined) (the “Default Rate”) in effect from time to time, which rate shall change from time to time as of the effective date of each change in the Prime Rate, unless a lesser rate shall then be the maximum rate permissible by law with respect thereto, in which event said lesser rate shall be charged.  For the purposes of this Sublease, the term “Prime Rate” shall mean the base rate on corporate loans at large U.S. money centers or commercial banks as published from time to time by the Wall Street Journal.

(d)                                 As and to the extent provided in the Prime Lease or as Landlord and Subtenant may otherwise agree, Subtenant shall pay Landlord on the due dates as provided in the Prime Lease or as otherwise agreed by the parties, for all services requested by Subtenant which are billed by Landlord directly to Subtenant rather than Sublandlord, all of which shall constitute Additional Rent.

5.                                      Condition of Leased Premises.  Subtenant, as the present occupant and operator of the Leased Premises, acknowledges and agrees that it takes the Leased Premises “as is”, “where is” and “with all faults”, and that Sublandlord does not make any warranties, representations or promises with respect to the Leased Premises or the Prime Lease of any kind whatsoever, express or implied, including without limitation with respect to state of title, physical condition or environmental condition, or fitness for any particular use. Subtenant’s taking possession of the Leased Premises pursuant to this Sublease shall be conclusive evidence as against Subtenant that the Leased Premises were in good order and satisfactory condition when Subtenant took possession.  No promise of Sublandlord to alter, remodel or improve the Leased Premises, except as may be expressly provided herein, and no representation respecting the condition of the Leased Premises have been made by Sublandlord to Subtenant.  Upon the expiration of the term hereof, or upon any earlier termination of the term hereof or of Subtenant’s right to possession (including any rejection of this Sublease in bankruptcy), Subtenant shall surrender the Leased Premises in the condition required pursuant to the Prime Lease (including environmental matters).

6.                                      The Prime Lease.

(a)                                 This Sublease and all rights, privileges and interests of Subtenant hereunder and with respect to the Leased Premises are subject to all of the terms, conditions, covenants, warranties, representations and provisions of the Prime Lease.  Notwithstanding any provision to the contrary in the Assignment, as between Sublandlord and Subtenant, Subtenant hereby assumes and agrees to perform faithfully and be bound by, with respect to the Leased Premises, all of Sublandlord’s obligations, warranties, representations, covenants, agreements, provisions and liabilities under the Prime Lease and all terms, conditions, provisions and restrictions contained in the Prime Lease. Without limitation of the foregoing:

(i)                                     Subtenant shall not make any changes, alterations or additions in or to the Leased Premises except as otherwise expressly provided in the Prime Lease or herein;

(ii)                                  If Subtenant desires to take any other action and the Prime Lease would require that Sublandlord obtain the consent of Landlord before undertaking any action of the same kind, Subtenant shall not undertake the same without the prior written consent of Landlord and Sublandlord.  Sublandlord may condition its consent on the consent of Landlord being obtained and may require Subtenant to contact Landlord directly for such consent.  All such consents shall be at the sole cost and expense of Subtenant;

(iii)                               Sublandlord shall have the right during all normal business hours upon reasonable prior notice to Subtenant to enter upon and inspect the Leased Premises.  Without limiting the foregoing, all rights given to Landlord and its agents and representatives by the Prime Lease to enter and/or inspect the Leased Premises shall inure to the benefit of Sublandlord and their respective agents and representatives with respect to the Leased Premises;

(iv)                              Sublandlord shall also have all other rights, and all privileges, options, reservations and remedies, granted or allowed to, or held by, Landlord under the Prime Lease;

(v)                                 Subtenant shall maintain insurance of the kinds and in the amounts required to be maintained by Sublandlord under the Prime Lease; and

(vi)                              Subtenant shall not do anything or suffer or permit anything to be done which could result in a default or breach under the Prime Lease or permit the Prime Lease, with the passage of time or the service of notice or both, to be cancelled or terminated (or which could limit or prohibit Sublandlord from exercising any option or right of renewal, first negotiation, first refusal or right of expansion under the Prime Lease).

(b)                                 In addition to the other covenants and obligations under this Sublease and the Prime Lease as incorporated herein, and without limitation of the foregoing, Sublandlord agrees as follows, subject in each case to the due and punctual performance and observance of all covenants and obligations of Subtenant hereunder:

(i)                                     Sublandlord shall not do anything which could reasonably be expected to result in a default under the Prime Lease; provided, however, that Sublandlord shall not be in default of this covenant to the extent the default under the Prime Lease is caused or attributable (in whole or in part) by Subtenant, its shareholders, partners, members, directors, officers, employees, agents, customers or invitees.

(ii)                                  Sublandlord shall not amend, modify or terminate the Prime Lease, without the prior written consent of Subtenant, which may be withheld in its sole discretion to the extent the same could increase Subtenant’s liabilities or obligations under this Sublease.

(iii)                               If any action to be taken by Subtenant or any other matter would require the consent or approval of Sublandlord under this Sublease, but not Landlord under the Prime Lease, Sublandlord’s consent or approval shall not be unreasonably withheld, conditioned or delayed.  If any action to be taken by Subtenant or any other matter would require the consent or approval of Landlord under the Prime Lease, (i) Sublandlord shall be deemed to have consented to or approved such request if Landlord consents to or approves the same, and (ii) Sublandlord shall be deemed not to have consented to or approved such request if Landlord does not consent to or approve the same.

(iv)                              Sublandlord shall not assign, mortgage, pledge, hypothecate or otherwise transfer or permit the transfer of this Sublease or any interest in this Sublease, whether voluntarily, by operation of law or otherwise (including a merger or transfer of voting control in Sublandlord), in each case without the prior written consent of Subtenant, which may be withheld in its sole discretion.

(c)                                  Notwithstanding anything contained herein or in the Prime Lease which may appear to be to the contrary, Sublandlord and Subtenant hereby agree as follows:

(i)                                     Subtenant shall not assign, mortgage, pledge, hypothecate, or otherwise transfer or permit the transfer of this Sublease or any interest of Subtenant in this Sublease, directly or indirectly, by operation of law or otherwise, or permit the use of the Leased Premises or any part thereof by any persons other than Subtenant and Subtenant’s employees, or sublet the Leased Premises or any part thereof;

(ii)                                  in the event of any condemnation or casualty damage or destruction of the Leased Premises, Sublandlord shall have no obligation to restore the Leased Premises, all such obligations (if any) of Sublandlord as the tenant under the Prime Lease (if any) to be performed by Subtenant; provided that neither rental nor additional rent or other payments hereunder shall abate or be suspended by reason of any condemnation, damage to or destruction of the Leased Premises or any part thereof, unless, and then only to the extent that, rental and additional rent and such other payments actually abate under the Prime Lease with respect to the Leased Premises on account of such event;

(iii)                               Subtenant shall not have any right to any portion of the proceeds of any award for a condemnation or other taking, or a conveyance in lieu thereof, of all or any portion of the Leased Premises;

(iv)                              Subtenant shall not have any right to exercise or have Sublandlord exercise any option under the Prime Lease, including, without limitation, any option or right of first refusal, first negotiation or first offer to extend the term of the Prime Lease or lease additional space; and

(v)                                 In the event of any conflict between the terms, conditions and provisions of the Prime Lease and of this Sublease, the terms, conditions and provisions of the Prime Lease shall, in all instances, govern and control.

(d)                                 It is expressly understood and agreed that Sublandlord does not assume and shall not have any of the obligations or liabilities of Landlord under the Prime Lease and that Sublandlord is not making the representations or warranties, inducements, rent or other concessions or abatements, allowances, tenant improvements or landlord’s work, if any, made by Landlord in the Prime Lease.  With respect to work, services, repairs and restoration or the performance of other obligations required of Landlord under the Prime Lease, Sublandlord’s sole obligation with respect thereto shall be to request the same, upon written request from Subtenant, and to use reasonable efforts to obtain the same from

Landlord.  Sublandlord shall not be liable in any respect,  in damages or otherwise, nor shall rent abate hereunder, for or on account of any failure by Landlord to perform the obligations and duties imposed on it under the Prime Lease.

(e)                                  Nothing contained in this Sublease shall be construed to create privity of estate or contract between Subtenant and Landlord, unless Subtenant attorns to Landlord by written instrument.

(f)                                   Nothing contained in this Sublease shall be construed to release the Sublandlord of any of its obligations or liabilities owed to Landlord under the Prime Lease.

7.                                      Default by Subtenant.

(a)                                 Upon the happening of any of the following:

(i)                                     Subtenant fails to pay any Base Rent or Additional Rent within five (5) days after the date it is due;

(ii)                                  Subtenant fails to pay any other amount due from Subtenant hereunder and such failure continues for five (5) business days after notice thereof from Sublandlord to Subtenant;

(iii)                               Subtenant fails to perform or observe any other covenant, obligation or agreement set forth in this Sublease and such failure continues until the earlier of (1) ten (10) business days after notice thereof from Sublandlord to Subtenant or (2) any earlier date specified for default under the Prime Lease, any Superior Interest or any Ancillary Document, as the case may be; or

(iv)                              any other event occurs which involves Subtenant or the Leased Premises or any part thereof and which would constitute a default under the Prime Lease if it involved Sublandlord (or any agent. representative, officer, director, manager or shareholder of Subtenant) or the Leased Premises, subject to any notice and cure periods thereunder;

Subtenant shall be deemed to be in default hereunder, and Sublandlord may exercise, without any further demand or notice, and without limitation of any other rights and remedies available to it  hereunder or at law or in equity, all of which rights are hereby expressly reserved, any and all of the equivalent rights and remedies of Landlord set forth in the Prime Lease with respect to the Leased Premises in the event of a default by Sublandlord thereunder (including without limitation the right to terminate this Sublease and recover possession of the Leased Premises free of all rights and interests of Subtenant).

(b)                                 In the event Subtenant fails or refuses to make any payment or perform any covenant, obligation or agreement to be performed hereunder by Subtenant, Sublandlord may make such payment or undertake to perform such covenant, obligation or agreement (but shall not have any obligation to Subtenant to do so).  In such event, all amounts so paid and all amounts expended in undertaking such performance, together with all costs, expenses and reasonable attorneys’ fees incurred by Sublandlord or Landlord in connection therewith, together with interest at the Default Rate, shall be additional rent hereunder.

8.                                      Nonwaiver.  Failure of Sublandlord to declare any default or delay in taking any action, or partial exercise of any rights or remedies, in connection therewith shall not waive such default.  No receipt of moneys or performance of obligations by Sublandlord from Subtenant after the termination in any way of the term or of Subtenant’s right of possession hereunder or after the giving of any notice of termination or eviction shall reinstate, continue or extend the term or Subtenant’s right of occupancy or possession or affect any notice given to Subtenant or any suit commenced or judgment entered prior to receipt of such moneys or performance of obligations.

9.                                      Cumulative Rights and Remedies.  All rights and remedies of Sublandlord under this Sublease shall be cumulative and none shall exclude any other rights or remedies allowed by law.

10.                               Waiver of Claims and Indemnity.

(a)                                 Subtenant hereby releases and waives any and all claims against Landlord and Sublandlord and each of their respective officers, directors, partners, agents and employees for injury or damage to person, property or business sustained in or about the Leased Premises by Subtenant other than by reason of gross negligence or willful misconduct and except in any case which would render this release and waiver void under applicable law.

(b)                                 Subtenant agrees to indemnify, defend and hold harmless Landlord and its beneficiaries, Sublandlord and each of their respective officers, directors, partners, agents and employees, from and against any and all claims, demands, liabilities, costs and expenses of every kind and nature, including reasonable attorneys’ fees and litigation expenses, arising out of or with respect to or from Subtenant’s use, possession or occupancy (or rights thereto) of the Leased Premises (including such use, possession or occupancy by Subtenant prior to the commencement of the Term in its capacity as prior tenant under the Prime Lease), or any events or occurrences on, under, or about the Leased Premises, Subtenant’s construction or authorization of any work or leasehold improvements in the Leased Premises or from any breach or default on the part of Subtenant in the performance of any agreement, covenant, obligation, warranty or representation of Subtenant to be performed or performed under this Sublease or pursuant to the terms of this Sublease, or from any act or neglect of Subtenant or its agents, officers, employees, guests, servants, invitees or customers in or about the Leased Premises, other than by reason of gross negligence or willful misconduct on the part of any of the foregoing indemnitees.  In case any action or  proceeding is brought against any of said indemnified parties, Subtenant covenants, if requested by Sublandlord, to defend such proceeding at its sole cost and expense by legal counsel reasonably satisfactory to Sublandlord (and, if provided in the Prime Lease, by Landlord).

(c)                                  Subtenant acknowledges that prior to the assignment to, and assumption by, Sublandlord of the Prime Lease, Subtenant was the tenant under the Prime Lease, and agrees that all of Subtenant’s liabilities and obligations under this Sublease, including, without limitation, Subtenant’s indemnification obligations under Section 10(b), shall apply to the extent such liabilities or obligations arise from any matter first arising or accruing during Subtenant’s tenancy and occupancy of the Leased Premises under the Prime Lease (the “Subtenant Occupancy Period”).  Sublandlord acknowledges and agrees that such obligations of Subtenant shall not apply to any matter first arising or accruing during the period of time (i) prior to the Subtenant Occupancy Period, or (ii) after the expiration or earlier termination of the Term of this Sublease, except to the extent such liabilities or obligations expressly survive such expiration or termination.

11.                               Waiver of Subrogation.  Anything in this Sublease to the contrary notwithstanding, Sublandlord and Subtenant each hereby waive any and all rights of recovery, claims, actions or causes of action against the other and the officers, directors, partners, agents and employees of each of them, and Subtenant hereby waives any and all rights of recovery, claims, actions or causes of action against Landlord and its agents and employees for any loss or damage that may occur to the Leased Premises, or any improvements thereto, or any personal property of any person therein, by reason of fire, the elements or any other cause insured against under valid and collectible fire and extended coverage insurance policies, regardless of cause or origin, including negligence, except in any case which would render this waiver void under law, to the extent that such loss or damage is actually recovered under said insurance policies.

12.                               Successors and Assigns.  This Sublease shall be binding upon and inure to the benefit of the successors and assigns of Sublandlord and shall be binding upon and inure to the benefit of the successors of Subtenant and, to the extent any such assignment may be approved, Subtenant’s assigns.  The provisions of Subsection 6(e) and Sections 10 and 11 hereof shall inure to the benefit of the successors and assigns of Landlord.

13.                               Entire Agreement.  This Sublease contains all the terms, covenants, conditions and agreements between Sublandlord and Subtenant relating in any manner to the rental, use and occupancy of the Leased Premises.  No prior agreement or understanding pertaining to the same shall be valid or of any force or effect.  The terms, covenants and conditions of this Sublease cannot be altered, changed, modified or added to except by a written instrument signed by Sublandlord and Subtenant.

14.                               Notices.

(a)                                 In the event any notice from the Landlord or otherwise relating to the Prime Lease is delivered to the Leased Premises or is otherwise received by Subtenant, Subtenant shall, as soon thereafter as possible deliver such notice to Sublandlord if such notice is written or advise Sublandlord thereof by telephone if such notice is oral.

(b)                                 Notices and demands required or permitted to be given by either party to the other with respect hereto or to the Leased Premises shall be in writing and shall not be effective for any purpose unless the same shall be served either by personal delivery with a receipt requested, by overnight air courier service or by United States certified or registered mail, return receipt requested, postage prepaid; provided, however, that all notices of default shall be served either by personal delivery with a receipt requested or by overnight air courier service, addressed as follows:

if to Sublandlord:                                                 [                               ]

One Marcus Square

1618 Main Street

Dallas, Texas 75201

Attention: Tracy M. Preston, Esq.

Facsimile: (214) 743-7611

if to Subtenant:                                                           [                               ]

One Marcus Square

1618 Main Street

Dallas, Texas 75201

Attention: Tracy M. Preston, Esq.

Facsimile: (214) 743-7611

Notices and demands shall be deemed to have been given two (2) days after mailing, if mailed, or, if made by personal delivery or by overnight air courier service, then upon such delivery.  Either party may change its address for receipt of notices by giving notice to the other party.

15.                               Electronic Transmission; Counterparts.  Sublandlord and Subtenant may deliver executed signature page(s) to this Sublease by electronic transmission to the other party, which electronic copy shall be deemed to be an original executed signature page.  This Sublease may be executed in any number of counterparts, each of which shall be deemed an original and all of which counterparts together shall constitute one agreement with the same effect as if the parties had signed the same signature page.

16.                               Superior Interests; Ancillary Documents.  Except as expressly provided herein to the contrary, Subtenant acknowledges and agrees that this Sublease is expressly subject and subordinate to, and Subtenant shall observe and perform, Sublandlord’s obligations with respect to, (a) all  superior fee, leasehold and mortgage or security interests affecting the Leased Premises (collectively, “Superior Interests”) existing as of the date hereof until such time as such Superior Interests are terminated or released, (b) all future Superior Interests to the extent expressly provided in Superior Interests existing as of the date hereof until such time such future Superior Interests are terminated or released, and (c) all ancillary agreements and documents (including, without limitation, reciprocal easement and/or operating agreements affecting the Lease Premises as of the date hereof (including any of the same identified on Exhibit A, collectively, the “Ancillary Documents”)), as all such Superior Interests and Ancillary Documents may hereinafter be amended or supplemented from time to time.

[Signature Pages Follow]

IN WITNESS WHEREOF, Sublandlord and Subtenant have executed this Sublease as of the date aforesaid.

SUBLANDLORD:	SUBTENANT:

[NMG NOTES PROPCO LLC] /[NMG TERM LOAN PROPCO LLC]

By:
By:
Its:
Its:

Exhibit A

Ancillary Documents